As filed with the Securities and Exchange Commission on June 11, 2021
Registration No. 333-[*]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BANK OF MARIN BANCORP
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	20-8859754 (I.R.S. Employer Identification No.)
504 Redwood Blvd., Suite 100
Novato, California 94947
(415) 763-4520
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Russell A. Colombo
Bank of Marin Bancorp
Chief Executive Officer
504 Redwood Blvd., Suite 100
Novato, California 94947
(415) 763-4520
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Kenneth E. Moore, Esq. Michael K. Staub, Esq. Stuart | Moore | Staub 641 Higuera Street, Suite 302 San Luis Obispo, CA 93401 (805) 545-8590	Gordon M. Bava, Esq. Craig D. Miller, Esq. Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor San Francisco, CA 94111 (415) 291-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	3,451,000	N/A	$117,161,450	$12,783

(1)
Represents the maximum number of shares of Bank of Marin Bancorp common stock which could be issued in the merger with American River Bankshares, based upon the fixed exchange ratio set forth in the Agreement to Merge and Plan of Reorganization dated as of April 16, 2021.

(2)
Estimated solely for the purposes of calculating the registration fee and computed pursuant to Rule 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price is equal to the product of (a) $33.95 (Bank of Marin Bancorp’s closing stock price on June 8, 2021), and (b) the maximum number of shares of Bank of Marin Bancorp common stock to be issued pursuant to the merger agreement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 11, 2021
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

Proxy Statement of American River Bankshares	Prospectus of Bank of Marin Bancorp Proxy Statement of Bank of Marin Bancorp
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of American River Bankshares (“AMRB”) and Bank of Marin Bancorp (“BMRC”):
AMRB will hold its special meeting of shareholders on [*], 2021, at [3:00 p.m.] (local time), at the Homewood Suites by Hilton, 10700 White Rock Road, Rancho Cordova, CA 95670. At the special meeting, you will be asked to consider and to vote upon the following matters:
•
The approval of the merger of, and merger agreement providing for, the merger of AMRB with and into BMRC, as described in more detail herein;

•
A proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement; and

•
The approval, on an advisory (non-binding) basis, of the compensation to be paid to the named executive officers (NEO’s) of AMRB in connection with the merger.

BMRC will hold its special meeting of shareholders on [*], 2021, at [*] (local time), at the BMRC headquarters at 504 Redwood Blvd., Suite 100, Novato, CA 94947. At the special meeting, you will be asked to consider and to vote upon the following matters:
•
The approval of the merger of, and merger agreement providing for, the merger of AMRB with and into BMRC, as described in more detail herein; and

•
A proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement.

On April 16, 2021, AMRB entered into an Agreement to Merge and Plan of Reorganization (the “merger agreement”) with BMRC. If approved by AMRB and BMRC shareholders, under the merger agreement AMRB will merge with and into BMRC (the “merger”), followed immediately thereafter by the merger of AMRB’s wholly owned subsidiary American River Bank with and into BMRC’s wholly owned subsidiary Bank of Marin, with Bank of Marin surviving (the “bank merger”).
If the merger is approved and consummated, holders of AMRB common stock will, subject to receiving cash in lieu of fractional shares, be entitled to receive, in exchange for each share of AMRB common stock, 0.575 shares of BMRC common stock.
The value of BMRC common stock to be received by an AMRB shareholder will fluctuate with the market price of BMRC common stock and will not be known at the time AMRB and BMRC shareholders vote on the merger. Based on the $[*] per share closing price of BMRC’s common stock on The Nasdaq Stock Market (“Nasdaq”) on [*], 2021, the last practicable date before the date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to holders of AMRB common stock was approximately $[*]. We urge you to obtain current market quotations for BMRC common stock (Nasdaq trading symbol “BMRC”) because the value of the BMRC common stock AMRB shareholders will receive as a result of the merger will fluctuate.
As of [*], 2021 the record date for the special meetings of shareholders, there were [*] shares of AMRB common stock outstanding and entitled to vote and there were [*] shares of BMRC common stock outstanding and entitled to vote.
Based on the [*] shares of AMRB common stock outstanding (and assuming holders of outstanding vested options to purchase AMRB common stock exercise their options prior to consummation of the merger), BMRC will issue a maximum of [*] shares of common stock to holders of AMRB common stock before taking into account any fractional shares; provided, however, holders of AMRB common stock entitled to receive fractional interests of BMRC common stock will be paid cash, without interest, determined by multiplying such fractional interest by the fifteen (15) day volume weighted average price of BMRC common stock calculated prior to closing of the merger as provided in the merger agreement.
This document, which serves as a proxy statement for AMRB’s and BMRC’s special meetings of shareholders and as a prospectus with respect to the offering and issuance of the BMRC common stock to be issued in the merger to the holders of AMRB common stock, describes the AMRB and BMRC special meetings and includes important information about the proposed merger, the companies participating in the merger, and the merger agreement pursuant to which the merger will be consummated, if approved. We encourage you to read the entire document carefully, including the “Risk Factors” section beginning on page 17, for a discussion of the risks related to the proposed merger.
AMRB’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of AMRB and its shareholders, has unanimously approved the merger agreement and the transactions contemplated thereby, and recommends that AMRB shareholders vote “FOR” the proposals described in this joint proxy statement/prospectus.
Similarly, BMRC’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of BMRC and its shareholders, has unanimously approved the merger agreement and the transactions contemplated thereby, and recommends that BMRC shareholders vote “FOR” the proposals described in this joint proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of BMRC are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of these materials is [*], 2021, and they are expected to be first mailed to shareholders on or about [*], 2021.

AMERICAN RIVER BANKSHARES
3100 Zinfandel Drive, Suite 450
Rancho Cordova, CA 95670
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on [*], 2021
TO THE SHAREHOLDERS OF AMERICAN RIVER BANKSHARES:
The special meeting of shareholders of American River Bankshares (“AMRB”) will be held on [*], 2021, at 3:00 p.m. (local time), at the Homewood Suites by Hilton, 10700 White Rock Road, Rancho Cordova, CA 95670, for the following purposes:
1.
Approval of Merger and Merger Agreement.   To consider and vote on a merger, and the Agreement to Merge and Plan of Reorganization dated as of April 16, 2021(the “merger agreement”) with Bank of Marin Bancorp (“BMRC”), under which AMRB will merge with and into BMRC, with BMRC surviving (the “merger”), followed immediately thereafter by the merger of AMRB’s wholly-owned subsidiary American River Bank with and into BMRC’s wholly owned subsidiary Bank of Marin, with Bank of Marin surviving (the “bank merger”), as more particularly described in the following materials;

2.
Adjournment.   To approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement; and

3.
Named Executive Officer (NEO) Compensation Proposal.   To approve, on an advisory (non-binding) basis, the compensation to be paid to the named executive officers (“NEOs”) of AMRB in connection with the merger.

No other business may be conducted at the special meeting.
This joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the following materials, including the merger agreement and all other appendices, and any documents incorporated by reference, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read this entire document carefully before voting. In particular, see the section entitled “Risk Factors” beginning on page 17.
The board of directors has fixed the close of business on [*], 2021, as the record date for determination of shareholders entitled to notice of, and the right to vote at the special meeting. Therefore, if you were a shareholder of record at the close of business on [*], 2021, you may vote at the special meeting.
The board of directors has determined that the merger is advisable and in the best interests of AMRB shareholders based upon its analysis, investigation and deliberation, and unanimously recommends that its shareholders vote “FOR” approval of the merger and merger agreement.
The board of directors also recommends that shareholders vote to approve the NEO Compensation proposal and to approve the proposal to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement.
YOUR VOTE IS VERY IMPORTANT.   The enclosed proxy card is solicited by the board of directors. Whether or not you plan to attend the special meeting, we urge you to promptly complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided for that purpose or submit your proxy by telephone or through the Internet. You may revoke your proxy at any time before it is voted at the special meeting by giving written notice of revocation to the Corporate Secretary of AMRB, by submitting a properly executed proxy bearing a later date, or by being present at the special meeting and electing to vote in person by advising the Chairman of the special meeting of your election.
Please indicate on the proxy card whether or not you expect to attend the special meeting so that arrangements for adequate accommodations can be made.
If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must also obtain a proxy issued in your name from that nominee.
BY ORDER OF THE BOARD OF DIRECTORS

Kimberly A. Box
Corporate Secretary
[*], 2021
Rancho Cordova, California

BANK OF MARIN BANCORP
504 Redwood Blvd., Suite 100
Novato, CA 94947
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on [*], 2021
TO THE SHAREHOLDERS OF BANK OF MARIN BANCORP:
The special meeting of shareholders of Bank of Marin Bancorp (“BMRC”) will be held on [*], 2021, at [*] (local time), at the BMRC headquarters at 504 Redwood Blvd., Suite 100, Novato, CA 94947, for the following purposes:
1.
Approval of Merger and Merger Agreement.   To consider and vote on a merger, and the Agreement to Merge and Plan of Reorganization dated as of April 16, 2021 (the “merger agreement”) with American River Bankshares (“AMRB”), under which AMRB will merge with and into BMRC, with BMRC surviving (the “merger”), followed immediately thereafter by the merger of AMRB’s wholly-owned subsidiary American River Bank with and into BMRC’s wholly owned subsidiary Bank of Marin, with Bank of Marin surviving (the “bank merger”), as more particularly described in the following materials; and

2.
Adjournment.   To approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement.

No other business may be conducted at the special meeting.
This joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the following materials, including the merger agreement and all other appendices, and any documents incorporated by reference, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read this entire document carefully before voting. In particular, see the section entitled “Risk Factors” beginning on page 17.
The board of directors has fixed the close of business on [*], 2021, as the record date for determination of shareholders entitled to notice of, and the right to vote at the special meeting. Therefore, if you were a shareholder of record at the close of business on [*], 2021, you may vote at the special meeting.
The board of directors has determined that the merger is advisable and in the best interests of BMRC shareholders based upon its analysis, investigation and deliberation, and unanimously recommends that its shareholders vote “FOR” approval of the merger and merger agreement.
The board of directors also recommends that shareholders vote to approve the proposal to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement.
YOUR VOTE IS VERY IMPORTANT.   The enclosed proxy card is solicited by the board of directors. Whether or not you plan to attend the special meeting, we urge you to promptly complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided for that purpose or submit your proxy by telephone or through the Internet. You may revoke your proxy at any time before it is voted at the special meeting by giving written notice of revocation to the Corporate Secretary of BMRC, by submitting a properly executed proxy bearing a later date, or by being present at the special meeting and electing to vote in person by advising the Chairman of the special meeting of your election.
Please indicate on the proxy card whether or not you expect to attend the special meeting so that arrangements for adequate accommodations can be made.

If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must also obtain a proxy issued in your name from that nominee.
BY ORDER OF THE BOARD OF DIRECTORS

Nancy Rinaldi Boatright
Corporate Secretary
[*], 2021
Novato, California

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about BMRC from documents that are not included in or delivered with this document. BMRC and AMRB shareholders can obtain these documents through the website of the Securities and Exchange Commission (“Commission”), at http://www.sec.gov, or by requesting them in writing or by telephone from BMRC as follows:
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, California 94947
(415) 763-4523
Attention: Nancy Rinaldi Boatright
If any BMRC shareholder would like to request documents, please do so by [*], 2021 in order to receive them before the BMRC special meeting.
Or, in the case of information relating to AMRB, from AMRB as follows:
American River Bankshares
3100 Zinfandel Drive, Suite 450
Rancho Cordova, CA 95670
(916) 851-0123
Attention: Kimberly A. Box
If any AMRB shareholder would like to request documents, please do so by [*], 2021 in order to receive them before the AMRB special meeting.
AMRB SHAREHOLDERS
If you are an AMRB shareholder and have questions about the merger, the merger agreement or the AMRB special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the AMRB proxy solicitation, you may contact Mr. David E. Ritchie, Jr., AMRB’s President and Chief Executive Officer, at the following address:
American River Bankshares
3100 Zinfandel Drive, Suite 450
Rancho Cordova, CA 95670
or at the following telephone number:
(916) 851-0123
You may also call AMRB’s proxy solicitor, Georgeson, toll-free at (888) 219-8320.
BMRC SHAREHOLDERS
If you are a BMRC shareholder and have questions about the merger, the merger agreement or the BMRC special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the BMRC proxy solicitation, you may contact Mr. Russell A. Colombo, BMRC’s Chief Executive Officer, at the following address:
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, California 94947
or at the following telephone number:
(415) 763-4520
You may also call BMRC’s proxy solicitor, Morrow Sodali, toll-free at (800) 662-5200 or by written request to bmrc@investor.morrowsodali.com.
For additional information, please see “Where You Can Find More Information” beginning on page 114.

i

ii

LIST OF APPENDICES
Agreement to Merge and Plan of Reorganization	APPENDIX A
Opinion of Keefe, Bruyette & Woods, Inc.	APPENDIX B
Opinion of Piper Sandler & Co.	APPENDIX C

iii

QUESTIONS AND ANSWERS
ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following are some questions that you may have regarding the merger, the merger agreement and the other matters being considered at the special meetings and the answers to those questions. BMRC and AMRB urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to this joint proxy statement/prospectus and in the documents incorporated herein by reference.
Questions and Answers about the Special Meetings
Q:
Why have I received these materials?

A:   BMRC and AMRB are sending these materials to their respective shareholders to help them decide how to vote their shares of common stock with respect to the proposed merger at the special meetings.
This document constitutes both a proxy statement of BMRC and AMRB and a prospectus of BMRC. It is a proxy statement because the BMRC and AMRB boards of directors are soliciting proxies from their shareholders. It is a prospectus of BMRC because BMRC will use it in connection with the issuance of shares of BMRC common stock in exchange for shares of AMRB common stock in connection with the merger.
In order to complete the merger, the shareholders of each of BMRC and AMRB must both vote to approve the merger and merger agreement (which sets forth the terms of the merger). The enclosed proxy card and voting materials allow you to vote your shares without actually attending the special meeting.
Q:
When and where will the AMRB special meeting be held?

A:   The AMRB special meeting will be held at the Homewood Suites by Hilton, 10700 White Rock Road, Rancho Cordova, CA 95670, on [*], 2021, at 3:00 p.m. (local time).
Q:
When and where will the BMRC special meeting be held?

A:   The BMRC special meeting will be held at BMRC’s headquarters at 504 Redwood Blvd., Suite 100, Novato, CA 94947, on [*], 2021, at [*] (local time).
Q:
Who is entitled to vote at the special meetings?

A:   Shareholders of record as of the close of business on [*], 2021 (referred to as the “record date”) will be entitled to vote at the special meetings.
Q:
What are the shareholders being asked to vote on?

A:   If you hold shares of AMRB or BMRC common stock as of the record date for the special meeting you are being asked to vote to:
•
approve the merger and merger agreement; and

•
approve any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.

In addition, if you are a shareholder of AMRB you are being asked to approve, on an advisory basis, the compensation of the AMRB NEO’s in connection with the merger.
Q:
What vote is required to approve each proposal?

A:   The proposal to approve the merger and merger agreement requires the affirmative votes of the holders of a majority of the issued and outstanding shares of AMRB and BMRC common stock based upon the number of shares issued and outstanding as of the record date. There were [*] shares of AMRB common stock issued and outstanding on the record date. Therefore, the AMRB approval of the merger and merger agreement will require the favorable vote of at least [*] shares. There were [*] shares of BMRC common stock issued and outstanding on the record date. Therefore, the BMRC approval of the merger and merger agreement will require the favorable vote of at least [*] shares.
The proposal of AMRB to approve (on an advisory basis) the compensation of the AMRB NEO’s in connection with the merger and the proposal of each of AMRB and BMRC to adjourn the special meeting, if necessary, requires the affirmative vote of at least a majority of the shares of common stock present in person or represented by proxy and voting at the special meeting at which a quorum is present (which shares voting affirmatively constitute at least a majority of the required quorum).
All of AMRB’s and BMRC’s directors at the date of the merger agreement agreed, in writing, to vote their shares “FOR” the merger and merger agreement. See “Joint Proposal 1 — The Merger — Shareholder Agreements” beginning on page 84 for more information. AMRB’s directors collectively hold, as of the record date for the AMRB special meeting: [*] shares of AMRB common stock, representing [*]% of AMRB’s issued and outstanding shares of common stock. BMRC’s directors collectively hold, as of the record date for the BMRC special meeting: [*] shares of BMRC common stock, representing [*]% of BMRC’s issued and outstanding shares of common stock.
Q:
How does the AMRB board of directors recommend that I vote on each proposal?

A:   The AMRB board of directors unanimously recommends that you vote as follows:
•
“FOR” the merger and merger agreement;

•
“FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement; and

•
“FOR” the advisory vote on the NEO compensation relating to the merger.

Q:
How does the BMRC board of directors recommend that I vote on each proposal?

A:   The BMRC board of directors unanimously recommends that you vote as follows:
•
“FOR” the merger and merger agreement; and

•
“FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.

Q:
How many votes do I have and how do I vote at the special meeting?

A:   You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to any of the proposals presented at the special meeting. You are entitled to one vote for each share that you owned as of the record date for the special meeting. See “The Special Meetings — Number of Votes” beginning on page 29 for a discussion of voting with respect to the proposals at the special meetings.
If you are a shareholder of record, you may vote in person at the special meeting, or you may vote by proxy using the enclosed proxy card or by phone or internet using the instructions on the proxy card.
Whether or not you plan to attend the special meeting, you are urged to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or follow the instructions to vote via the Internet or by telephone indicated on the proxy card. If you return your signed proxy card before the special meeting or vote as indicated via the Internet or by telephone, your shares will be voted as you direct.
If you do not want to vote by proxy and prefer to vote in person, simply attend the special meeting and you will be given a ballot when you arrive.
Q:
Are AMRB shareholders entitled to dissenters’ rights?

A:   Under the California General Corporation Law, AMRB shareholders are not entitled to dissenters’ rights.

Q:
What if my shares are held in street name by my broker or other nominee?

A:   If you are a beneficial owner of shares registered in the name of your broker or other nominee, you should have received a proxy card and voting instructions with these proxy materials directly from that organization. Your broker or nominee cannot vote your shares in favor of the merger agreement and merger unless you provide instructions on how to vote them. If you fail to provide such instructions, your broker will lodge a broker non-vote, which has the same effect as a vote against the merger and merger agreement. To vote your shares, follow the voting instructions your broker or nominee provides when forwarding these proxy materials to you and complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or nominee. To vote in person at the special meeting, you must obtain a valid proxy from your broker or nominee. If you do not provide voting instructions to your broker, bank or agent, this will have the same effect as a vote “AGAINST” the merger and merger agreement. Your failure to provide voting instructions will have no effect on the outcome of, in the case of AMRB shareholders, the proposal to approve on an advisory basis the compensation of the NEO’s relating to the merger, or, in the case of both AMRB and BMRC shareholders, the proposal to adjourn their respective shareholder meeting to solicit additional votes on the merger agreement (unless the votes FOR such proposals do not constitute at least a majority of the required quorum), if any. See “The Special Meetings — Abstentions and Broker Non-Votes” beginning on page 30.
Q:
What is the effect of an abstention?

A:   Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast “FOR” or “AGAINST” any proposal. However, because the proposal to approve the merger and merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of common stock, an abstention will have the same effect as a vote “AGAINST” the proposal.
Q:
May I revoke or change my vote after I have provided proxy instructions?

A:   Yes. If you hold shares in certificate form or book-entry, you may revoke or change your proxy at any time before the time your proxy is voted at the special meeting by: (i) filing with the respective Corporate Secretary at the applicable address listed below an instrument revoking it or a duly executed proxy bearing a later date; or (ii) appearing and voting in person at the special meeting.
Your attendance alone at the special meeting will not revoke your proxy. If you wish to revoke your vote by providing written notice, such notice must be sent so that notice is received before the vote is taken at the special meeting and should be addressed as follows:
For AMRB Shareholders:	For BMRC Shareholders:
American River Bankshares	Bank of Marin Bancorp
3100 Zinfandel Drive, Suite 450	504 Redwood Blvd., Suite 100
Rancho Cordova, CA 95670	Novato, California 94947
Attention: Kimberly A. Box	Attention: Nancy Rinaldi Boatright
If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.
Q:
What will happen if I do not return my proxy card or otherwise vote?

A:   If you fail to execute and return your proxy card or otherwise do not vote in person at the special meeting, it will have the same effect as voting “AGAINST” the merger and merger agreement. The failure to execute and return your proxy card or the failure to vote in person will have no effect on the other proposals to which you are entitled to vote at the special meeting (unless the votes in favor of such proposal(s) do not constitute at least a majority of the required quorum).
Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:   If you sign and return your proxy card without indicating how to vote on any particular proposal, the proxy holder designated in your proxy card will vote your proxy as recommended by the respective company’s board of directors, including voting “FOR” approval of the merger and merger agreement.

Q:
What constitutes a quorum for purposes of the special meetings?

A:   A quorum of shareholders is necessary to hold a valid meeting. A majority of the shares of common stock issued and outstanding and voting on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at that special meeting may adjourn the meeting to another date.
Questions and Answers Specific to the Merger and Merger Agreement
Q:   What will happen if the AMRB and BMRC shareholders approve the merger and merger agreement, and what will I receive if the merger is completed?
A:   Subject to the satisfaction or waiver of all other conditions in the merger agreement, including regulatory approvals, if the AMRB and BMRC shareholders approve the merger and merger agreement: (i) BMRC will acquire AMRB by merging AMRB with and into BMRC, with BMRC surviving, followed immediately thereafter by the merger of American River Bank with and into Bank of Marin, with Bank of Marin surviving and continuing commercial bank operations of the combined bank following the merger; and (ii) BMRC will issue shares of its common stock in exchange for shares of AMRB common stock pursuant to the terms of the merger agreement.
Please read the sections entitled “Joint Proposal 1 — The Merger — Structure of the Merger” and “Joint Proposal 1 — The Merger — The Merger Consideration” beginning on pages 32 and 60, respectively, for additional information.
Q:   Is the exchange ratio subject to adjustment based on changes in the price of BMRC common stock or AMRB common stock?
A:   No. The exchange ratio of 0.575 shares of BMRC common stock for each share of AMRB common stock is fixed and no adjustments to the exchange ratio will be made based upon changes in the price of either BMRC common stock or AMRB common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the shares of BMRC common stock that an AMRB shareholder is entitled to receive at the time that the merger is completed could vary significantly higher and lower from the value of such shares on the date of this joint proxy statement/prospectus, the date of the special meetings or the date on which such AMRB shareholder actually receives shares of BMRC common stock in the merger.
Q:
Why has AMRB’s Board of Directors approved the merger?

A:   The board of directors of AMRB believe the merger with BMRC is in the best interests of AMRB and the AMRB shareholders. Please read the section entitled “Joint Proposal 1 — The Merger — Background of the Merger and AMRB’s Reasons for the Merger and Recommendation of the AMRB Board of Directors and Opinion of AMRB’s Financial Advisor” beginning on page 32.
Q:
Why has BMRC’s Board of Directors approved the merger?

A:   The board of directors of BMRC believes the merger with AMRB is in the best interests of BMRC and the BMRC shareholders. Please read the section entitled “Joint Proposal 1 — The Merger — Background of the Merger and BMRC’s Reasons for the Merger and Recommendation of the BMRC Board of Directors and Opinion of BMRC’s Financial Advisor” beginning on page 32.
Q:
When do you expect the merger to be completed?

A:   AMRB and BMRC are working to complete the merger as soon as possible and expect to complete the merger in the third quarter of 2021. However, the merger is subject to various conditions, including shareholder and regulatory approvals. Subject to the various conditions and due to possible factors outside AMRB’s and BMRC’s control, it is possible that the merger will not be completed until a later time, or not at all. Therefore, there may be a substantial amount of time between the date of the special meeting and the completion of the merger.

Q:
What are the U.S. federal income tax consequences of the merger?

A:   Crowe LLP has issued a tax opinion to BMRC, and Manatt, Phillips & Phelps LLP has issued a tax opinion to AMRB, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that BMRC and AMRB each will be a party to that reorganization within the meaning of Section 368(b) of the Code. As a “reorganization,” AMRB shareholders receiving BMRC common stock will not recognize gain or loss on the exchange of their AMRB common stock for BMRC common stock for U.S. federal income tax purposes, except with respect to any cash received in exchange for fractional shares. See “Joint Proposal 1 — Material U.S. Federal Income Tax Consequences — Tax Consequences of the Merger” beginning on page 80.
Q:
What happens if I sell my shares after the record date for the special meeting, but before the special meeting?

A:   If you transfer your shares after the record date for the special meeting but before the date of the special meeting, you will retain your right to vote at the special meeting. However, if you are an AMRB shareholder you will not have the right to receive any shares of BMRC common stock in exchange for your former shares of AMRB common stock if and when the merger is completed. In order to receive shares of BMRC common stock in exchange for your shares of AMRB common stock, you must hold your AMRB common stock through the completion of the merger.
Q:
Should I send in my AMRB certificates now?

A:   No. You should NOT send in your AMRB stock certificates in the envelope provided for use in returning your proxy card. You will be sent written instructions for exchanging your stock certificates only if the merger and merger agreement and the transactions contemplated therein are approved and completed.
Q:
What should I do now?

A:   You should do two things now:
First, after reading this joint proxy statement/prospectus, you should vote on the proposals. Simply indicate on your proxy card how you want to vote, then sign and mail your proxy card in the enclosed return envelope in time to be represented at the special meeting. Alternatively, you may vote by phone or Internet by following the instructions on your proxy card. If you hold your shares in street name, you should follow your broker’s instructions to vote your shares.
Second, if you are an AMRB shareholder and do not own your shares through a brokerage firm which holds your shares in street name, you should immediately locate and make sure you have possession of the certificates evidencing your AMRB common stock, if any.
As soon as reasonably practicable after the effective time of the merger, the exchange agent for the merger, Computershare, Inc. (“Computershare”), will mail to each holder of record of an AMRB common stock certificate a letter of transmittal and instructions for the surrender of the certificate(s) in exchange for BMRC common stock. If you hold your AMRB shares in book entry, your AMRB shares will be exchanged for BMRC common stock without further action on your part.
Q:
What if I lost my share certificates?

A:   IF YOUR CERTIFICATE(S) FOR AMRB COMMON STOCK IS/ARE LOST, STOLEN, OR DESTROYED, YOU ARE URGED TO IMMEDIATELY NOTIFY COMPUTERSHARE, AMRB’S TRANSFER AGENT AT (800) 962-4284, SO THAT A “STOP TRANSFER” INSTRUCTION CAN BE PLACED ON YOUR LOST CERTIFICATE(S) TO PREVENT TRANSFER OF OWNERSHIP TO ANOTHER PERSON. COMPUTERSHARE WILL SEND YOU THE FORMS TO PERMIT THE ISSUANCE OF A REPLACEMENT CERTIFICATE(S).
Q:
Who can help answer my other questions?

A:   If you are an AMRB shareholder and have any additional questions about the merger or the merger agreement you may direct your questions to Mr. David E. Ritchie, Jr., President and Chief Executive Officer,

American River Bankshares, 3100 Zinfandel Drive, Suite 450, Rancho Cordova, CA 95670; phone: (916) 851-0123. AMRB shareholders may also call AMRB’s proxy solicitor, Georgeson, toll-free at (888) 219-8320.
If you are a BMRC shareholder and have any additional questions about the merger or the merger agreement you may direct your questions to Mr. Russell A. Colombo, Chief Executive Officer, Bank of Marin Bancorp, 504 Redwood Blvd., Suite 100 Novato, CA 94947; phone: (415) 763-4520. BMRC shareholders may also call BMRC’s proxy solicitor, Morrow Sodali, toll-free at (800) 662-5200 or by written request to BMRC@investor.morrowsodali.com.

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to the shareholders of Bank of Marin Bancorp or American River Bankshares. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 114. Page references are included in this summary to direct the reader to a more complete description of the topics.
Throughout this joint proxy statement/prospectus, “BMRC” refers to Bank of Marin Bancorp,” and “AMRB” refers to American River Bankshares. Also, throughout this joint proxy statement/prospectus, the Agreement to Merge and Plan of Reorganization, dated as of April 16, 2021 by and between BMRC and AMRB, is referred to as the “merger agreement.” The merger of AMRB with and into BMRC is referred to as the “merger” and the merger of American River Bank with and into Bank of Marin is referred to as the “bank merger”.
Parties to the Proposed Merger Pages (85 and 86)
Bank of Marin Bancorp and Bank of Marin
Bank of Marin Bancorp, is a Northern California-based bank holding company for Bank of Marin. Bank of Marin is a California chartered non-member bank. Bank of Marin has 21 full service branches and 7 commercial banking offices serving the counties of Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, and Sonoma, and has a strong focus on supporting these local communities. Bank of Marin’s customer base is made up of business and personal banking relationships from the communities near its branch office locations. Its business banking focus is on small to medium-sized businesses, professionals and not-for-profit organizations. Bank of Marin offers a broad range of commercial and retail deposit and lending programs designed to meet the needs of its target markets. Loan products include commercial real estate loans, commercial and industrial loans and lines of credit, construction financing, consumer loans, and home equity lines of credit. Specializing in providing service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists” by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal.
Bank of Marin commenced operations in January 1990 as a California state chartered bank with its deposits insured by the Federal Deposit Insurance Corporation (“FDIC”), up to the applicable limits. Bank of Marin is subject to primary supervision, examination and regulation by the California Department of Financial Protection and Innovation, Division of Financial Institutions (“DFPI”), and the FDIC.
On July 1, 2007, a bank holding company reorganization was completed whereby BMRC became the parent holding company for Bank of Marin. On such date, each outstanding share of Bank of Marin common stock was converted into one share of BMRC common stock. Upon its formation, BMRC became subject to regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve”) under the Bank Holding Company Act of 1956, as amended, including reporting and examinations.
In February 2011, Bank of Marin expanded its community banking footprint to Napa County through an FDIC-assisted acquisition of $107.8 million of assets and assumption of $107.7 million of liabilities of the former Charter Oak Bank. No new capital was raised to complete this transaction which was supported through BMRC’s accumulation of earnings.
On November 29, 2013, BMRC completed its acquisition of Alameda-based NorCal Community Bancorp and its four-branch Bank of Alameda subsidiary. The transaction added approximately $241.0 million in deposits and $173.8 million in loans to Bank of Marin, and increased Bank of Marin’s assets to over $1.7 billion.
On November 21, 2017, BMRC completed its acquisition of Bank of Napa. The transaction added approximately $249.9 million in deposits and $134.7 million in loans to Bank of Marin and increased BMRC’s assets to over $2.4 billion.

At March 31, 2021, BMRC had total assets of $3.0 billion, total deposits of $2.7 billion and stockholders’ equity of $350.3 million.
BMRC’s common stock trades on Nasdaq under the symbol “BMRC.”
Additional information about BMRC, including consolidated financial statements and management’s discussion and analysis thereof, are included in its Form 10-K for the year ended December 31, 2020, in its Form 10-Q for the quarter ended March 31, 2021 and other reports filed by BMRC with the Securities and Exchange Commission since December 31, 2020. These reports are incorporated by reference into this joint proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning BMRC, please see “Where You Can Find More Information” on page 114.
BMRC’s principal executive offices are located at 504 Redwood Blvd., Suite 100, Novato, California 94947 and its telephone number is (415) 763-4520. Its website, which is not part of this joint proxy statement/prospectus, is located at www.bankofmarin.com
American River Bankshares and American River Bank
American River Bank was incorporated and commenced business in Fair Oaks, California, in 1983 and thereafter moved its headquarters to Sacramento, California in 1985. American River Bank operates four full service offices in Sacramento County including the main office located at 1545 River Park Drive, Suite 107, Sacramento and branch offices in Sacramento and Gold River; one full service office in Placer County, located in Roseville; two full service offices in Sonoma County in Healdsburg and Santa Rosa; and three full service offices in Amador County in Jackson, Pioneer, and Ione. American River Bank’s primary business is serving the commercial banking needs of small to mid-sized businesses within those counties listed above. American River Bank accepts checking and savings deposits, offers money market deposit accounts and certificates of deposit, makes secured and unsecured commercial, secured real estate, and other installment and term loans and offers other customary banking services.
AMRB became the holding company for American River Bank in 1995. American River Bank is subject to primary supervision, examination and regulation by the DFPI and the FDIC.
AMRB’s principal office is located at 3100 Zinfandel Drive, Suite 450, Rancho Cordova, California 95670 and its telephone number is (916) 851-0123. Its website, which is not part of this joint proxy statement/prospectus, is located at www.americanriverbank.com.
At March 31, 2021, AMRB had total assets of $916.1 million, total deposits of $788.6 million and stockholders’ equity of $92.9 million.
AMRB’s common stock trades on Nasdaq under the symbol “AMRB”.
Additional information about AMRB, including consolidated financial statements and management’s discussion and analysis thereof, are included in its Form 10-K for the year ended December 31, 2020, in its Form 10-Q for the quarter ended March 31, 2021 and other reports filed by AMRB with the Securities and Exchange Commission since December 31, 2021. These reports are incorporated by reference into this joint proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning AMRB, please see “Where You Can Find More Information” on page 114.
Date, Time and Location of the BMRC Special Meeting (Page 24)
The BMRC special meeting will be held on [*], 2021, at [*] (local time), at the BMRC headquarters at 504 Redwood Blvd., Suite 100, Novato, California. At the special meeting, BMRC shareholders will be asked to:
•
consider and vote on a merger, and the merger agreement with AMRB, under which AMRB will merge with and into BMRC, with BMRC surviving, followed immediately thereafter by the merger of AMRB’s wholly owned subsidiary American River Bank with and into BMRC’s wholly owned subsidiary Bank of Marin, with Bank of Marin surviving; and

•
approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement.

Record Date and Voting Rights for the BMRC Special Meeting (Page 24)
Each BMRC common shareholder is entitled to vote at the special meeting if he or she owned shares of BMRC common stock as of the close of business on [*], 2021, the record date for the BMRC special meeting. Each BMRC common shareholder will have one vote at the special meeting for each share of BMRC common stock that he or she owned on that date.
BMRC shareholders of record may vote by internet, phone, mail or by attending the BMRC special meeting and voting in person. Each proxy returned to BMRC by a holder of BMRC common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed BMRC proxy that is returned, such proxy will be voted “FOR” the approval of the merger and merger agreement and “FOR” the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.
Date, Time and Location of the AMRB Special Meeting (Page 28)
The AMRB special meeting will be held on [*], at 3:00 p.m. (local time), at the Homewood Suites by Hilton, 10700 White Rock Road, Rancho Cordova, CA 95670. At the special meeting, AMRB shareholders will be asked to:
•
consider and vote on a merger, and the merger agreement with BMRC, under which AMRB will merge with and into BMRC, with BMRC surviving, followed immediately thereafter by the merger of AMRB’s wholly-owned subsidiary American River Bank with and into BMRC’s wholly owned subsidiary Bank of Marin, with Bank of Marin surviving;

•
approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement; and

•
approve, on an advisory (non-binding) basis, the compensation to be paid to the named executive officers (NEO’s) of AMRB in connection with the merger.

Record Date and Voting Rights for the AMRB Special Meeting (Page 28)
Each AMRB common shareholder is entitled to vote at the special meeting if he or she owned shares of AMRB common stock as of the close of business on [*], 2021, the record date for the AMRB special meeting. Each AMRB common shareholder will have one vote at the special meeting for each share of AMRB common stock that he or she owned on that date.
AMRB shareholders of record may vote by internet, phone, mail or by attending the AMRB special meeting and voting in person. Each proxy returned to AMRB by a holder of AMRB common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed AMRB proxy that is returned, such proxy will be voted “FOR” the approval of the merger and merger agreement, “FOR” approval on an advisory basis of the compensation of the AMRB named executive officers in connection with the merger, and “FOR” the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.
The Merger (Page 32)
The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference herein. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, AMRB will be acquired by BMRC in a transaction in which AMRB will merge with and into BMRC, with BMRC as the surviving institution, and immediately thereafter American River Bank will merge with and into Bank of Marin, with Bank of Marin as the surviving institution. The parties expect to complete the merger in the third quarter of 2021. BMRC believes the transaction will be immediately accretive to BMRC’s earnings (excluding one-time transaction costs and expenses), and upon closing BMRC will have approximately $4.0 billion in assets and operate thirty-one branches in ten (10) counties, including Alameda, Amador, Contra Costa, Marin, Napa, Placer, Sacramento, San Francisco, San Mateo, and Sonoma.

BMRC’s Reasons for Merger and Factors Considered by BMRC’s Board of Directors (Page 36)
Based on BMRC’s reasons for the merger described in this joint proxy statement/prospectus, the BMRC board of directors believes that the exchange ratio in the merger is fair to BMRC from a financial point of view and the merger is in the best interests of BMRC shareholders, and unanimously recommends that BMRC shareholders vote “FOR” approval of the merger and merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by BMRC’s board of directors in approving the merger agreement, see “Joint Proposal 1 — The Merger — BMRC’s Reasons for the Merger and Recommendation of the BMRC Board of Directors” beginning on page 36.
AMRB’s Reasons for Merger and Factors Considered by AMRB’s Board of Directors (Page 37)
Based on AMRB’s reasons for the merger described in this joint proxy statement/prospectus, the AMRB board of directors believes that the exchange ratio is fair to AMRB shareholders from a financial point of view and in their best interests, and unanimously recommends that AMRB shareholders vote “FOR” approval of the merger and merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by AMRB’s board of directors in approving the merger agreement, see “Joint Proposal 1 — The Merger — AMRB’s Reasons for the Merger and Recommendation of the AMRB Board of Directors” beginning on page 37.
Opinion of BMRC’s Financial Advisor (Page 39 and Appendix B)
Keefe, Bruyette & Woods, Inc. (“KBW”) delivered its written opinion to BMRC’s board of directors on April 16, 2021, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to BMRC.
The full text of the written opinion of KBW, dated April 16, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken is attached as Appendix B to this joint proxy statement/prospectus. BMRC’s shareholders should read the opinion carefully in its entirety.
KBW’s opinion speaks only as of the date of the opinion. KBW provided its opinion for the information and assistance of BMRC’s board of directors in connection with its consideration of the transaction and is directed only to the fairness, from a financial point of view, of the exchange ratio in the merger to BMRC. KBW’s opinion does not constitute a recommendation as to how any holder of BMRC common stock should vote on matters to be considered at the BMRC special meeting. KBW’s opinion does not address the underlying business decision of BMRC to engage in the merger or enter into the merger agreement, the form or structure of the merger or any such related transaction, the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by BMRC or the BMRC board.
Opinion of AMRB’s Financial Advisor (Page 49 and Appendix C)
Piper Sandler & Co. (“Piper Sandler”) delivered its written opinion to AMRB’s board of directors on April 16, 2021, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken by Piper Sandler as set forth in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of AMRB common stock.
The full text of the written opinion of Piper Sandler, dated April 16, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken is attached as Appendix C to this joint proxy statement/prospectus. AMRB’s shareholders should read the opinion carefully in its entirety.
Piper Sandler’s opinion speaks only as of the date of the opinion. Piper Sandler provided its opinion for the information and assistance of AMRB’s board of directors in connection with its consideration of the transaction and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of AMRB common stock. Piper Sandler’s opinion does not constitute a recommendation as to how any holder of AMRB common stock should vote on matters to be considered at the AMRB special meeting. Piper Sandler’s opinion does not address the underlying business decision of AMRB to proceed with the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for AMRB or the effect of any other transaction in which AMRB might engage.
Risk Factors (Page 17)
An investment in BMRC’s common stock by shareholders of AMRB includes substantial risks. See the section entitled “Risk Factors” beginning on page 17 for a discussion of risks associated with the merger and an investment in BMRC’s common stock. Other risk factors are discussed in BMRC’s filings with the SEC which are incorporated herein by reference.
AMRB Common Shareholders Will Receive Shares of BMRC Common Stock for Each Share of AMRB Common Stock Exchanged in the Merger, except to the Extent that Cash Is Received in lieu of Fractional Shares (Page 60)
At the effective time of the merger, each issued and outstanding share of AMRB common stock (subject to certain exceptions) will, by virtue of the merger and without any action on the part of an AMRB shareholder, be converted into the right to receive 0.575 shares of BMRC common stock. Cash will be paid in lieu of any fractional share interest.
Exchange Ratio
The common stock exchange ratio is a fixed exchange ratio of 0.575 shares of BMRC common stock for each share of AMRB common stock, as described below under “Joint Proposal 1 — The Merger — The Merger Consideration” at page 60. The value of the stock to be received in the merger by the AMRB shareholders will not be known at the time the AMRB common shareholders vote on the merger and merger agreement.
Fractional Shares
No fractional shares of BMRC common stock will be issued and, in lieu thereof, each holder of BMRC common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the fifteen (15) day volume weighted average price of BMRC common stock calculated prior to closing of the merger as provided in the merger agreement, as described below under “Joint Proposal 1 — The Merger — The Merger Consideration” at page 60.
Procedures for Exchanging AMRB Common Stock Certificates (Page 61)
Within three business days of the closing of the merger, BMRC’s transfer agent, Computershare, will send to common shareholders of AMRB an approved form of transmittal materials. These materials will contain detailed instructions on how to exchange a shareholder’s AMRB shares along with materials to be completed and signed. After BMRC’s transfer agent receives a completed transmittal letter and corresponding stock certificate(s) from an AMRB shareholder, BMRC’s transfer agent will issue to the former AMRB shareholder the BMRC common stock and cash in lieu of fractional shares to which he or she is entitled. If an AMRB shareholder holds shares in street name, he or she will instead receive information from his or her bank, broker or other nominee advising such AMRB shareholder of the process for receiving the BMRC common stock and cash in lieu of fractional shares to which he or she is entitled.
Each AMRB shareholder will need to surrender his or her AMRB common stock certificates to receive the shares of BMRC common stock and cash in lieu of fractional shares to which they are entitled. However, AMRB shareholders should not send any certificates now.
Material U.S. Federal Income Tax Consequences of the Merger (Page 80)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code, and it is a condition to completion of the merger that BMRC and AMRB each receive an opinion to that effect.
Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in “Joint Proposal 1 — The Merger — Material U.S. Federal Income Tax Consequences” of this joint proxy statement/prospectus, an AMRB common shareholder that is a U.S. holder generally will not recognize gain or loss on such exchange, other than with respect to cash received in lieu of fractional shares of BMRC common stock, the tax consequences of which are discussed at the portion of this joint proxy statement/prospectus referenced above.
Tax matters are complicated, and the tax consequences of the merger to a particular AMRB shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each AMRB shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.
Differences in Rights as a Shareholder (Page 100)
As an AMRB shareholder, your rights are currently governed by AMRB’s articles of incorporation and bylaws. If you receive BMRC common stock in exchange for your AMRB common stock, you will become a shareholder of BMRC and your rights will be governed by its articles of incorporation and bylaws. You can review the provisions of BMRC common stock and comparison in the rights of shareholders between the two companies starting on page 100.
Approval of the Merger and Merger Agreement Requires the Affirmative Vote of Holders of a Majority of the Issued and Outstanding Shares of BMRC and AMRB Common Stock (Pages 25 and 29)
The affirmative vote of the holders of a majority of the issued and outstanding shares of each of BMRC and AMRB common stock is necessary to approve the merger and merger agreement on behalf of BMRC and AMRB, respectively. At the close of business on the record date, there were [*] shares of BMRC common stock issued and outstanding held by [*] holders of record, and [*] shares of AMRB common stock issued and outstanding held by [*] holders of record. If a BMRC or AMRB shareholder does not vote, it will have the same effect as a vote “AGAINST” the merger and merger agreement.
The Board of Directors of BMRC Owns Shares Which May Be Voted at the BMRC Special Meeting (Page 84)
As of the record date, the directors of BMRC, as a group, held [*] shares of BMRC common stock, or approximately [*]% of the issued and outstanding BMRC common stock. These directors have each entered into shareholder agreements with AMRB pursuant to which they have agreed, among other things, in their capacity as shareholders of BMRC, to vote their shares of BMRC common stock in favor of the merger and merger agreement. The form of shareholder agreement is attached as Exhibit A-2 to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.
The Board of Directors of AMRB Owns Shares Which May Be Voted at the AMRB Special Meeting (Page 84)
As of the record date, the directors of AMRB, as a group, held [*] shares of AMRB common stock, or approximately [*]% of the issued and outstanding AMRB common stock. These directors have each entered into shareholder agreements with BMRC pursuant to which they have agreed, among other things, in their capacity as shareholders of AMRB, to vote their shares of AMRB common stock in favor of the merger and merger agreement. The form of shareholder agreement is attached as Exhibit A-1 to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.
AMRB is Prohibited from Soliciting Other Offers (Page 69)
AMRB has agreed that, while the merger is pending, it will not solicit, initiate, encourage or, subject to some limited exceptions, engage in discussions with any third party other than BMRC regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

BMRC and AMRB Must Meet Several Conditions to Complete the Merger (Page 62)
Completion of the merger depends on meeting a number of conditions, including the following:
•
a majority of the common shareholders of each of BMRC and AMRB must approve the merger and merger agreement;

•
BMRC, Bank of Marin, AMRB and American River Bank must receive all required regulatory approvals for the merger, no such approval may contain any condition that would reasonably be likely to have a material adverse effect on BMRC and its subsidiaries taken as a whole after giving effect to the merger;

•
there must be no law, injunction or order enacted or issued preventing completion of the merger;

•
the representations and warranties of each of BMRC and AMRB in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

•
BMRC and AMRB must have complied in all material respects with their respective obligations in the merger agreement;

•
neither BMRC nor AMRB must have suffered any event which has had or could reasonably be expected to result in a material adverse effect;

•
BMRC shall have received shareholder agreements executed and delivered by each of the AMRB directors and (which BMRC received on the date that the merger agreement was signed) each of the directors who signed the shareholder agreements shall have performed in all material respects all obligations under such agreements. The form of the shareholder agreement is attached as Exhibit A-1 to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus;

•
as of the last business day of the month prior to the closing of the merger, AMRB’s adjusted stockholders’ equity shall not be less than $93.1 million, subject to certain adjustments;

•
BMRC and AMRB each shall have received a tax opinion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and that BMRC and AMRB each will be a party to that reorganization within the meaning of Section 368(b) of the Code;

•
BMRC shall have received executed non-solicitation agreements from each of the directors of AMRB and from AMRB’s senior executive offices (which BMRC received on the date that the merger agreement was signed), each of which shall remain in full force and effect;

•
AMRB shall have paid all transaction expenses incurred in connection with the merger prior to the closing of the merger and shall have provided BMRC with written evidence thereof; provided, BMRC shall have been given an opportunity to review all invoices, bills and estimates relating to AMRB’s professional fees related to the merger; and

•
BMRC shall have received the written resignation of each director of AMRB.

Unless prohibited by law, the party benefitted by a condition could elect to waive such condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.
BMRC, Bank of Marin, AMRB and American River Bank Have Filed Regulatory Applications to Seek Regulatory Approvals to Complete the Merger (Page 64)
To complete the merger, the parties need the prior approval from (i) the Federal Reserve, (ii) the FDIC, and (iii) the DFPI. The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. BMRC, Bank of Marin, AMRB and American River Bank have filed all necessary applications with the FDIC and the DFPI and have filed a request with the Federal Reserve for confirmation that no application is necessary in accordance with its regulations. [The Federal Reserve confirmed no application was necessary by letter dated [*], 2021]. BMRC and AMRB cannot predict whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to BMRC following completion of the merger.

Termination of the Merger Agreement (Page 71)
The merger agreement may be terminated prior to the effective time of the merger for a variety of reasons, including that:
•
BMRC and AMRB can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of BMRC or AMRB have already voted to approve it;

•
by any party if the merger is not consummated by December 31, 2021, except to the extent that the failure to consummate the merger by that date is due to (i) the terminating party’s failure to perform or observe its covenants and agreements in the merger agreement, or (ii) the failure of any of the AMRB shareholders (if AMRB is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement;

•
by any party if any required governmental approval of the merger has been denied by final non-appealable action or an application for approval of the merger has been permanently withdrawn at the request of a governmental authority;

•
by any party if the AMRB shareholders or the BMRC shareholders do not approve the merger;

•
by BMRC, on the one hand, or by AMRB, on the other, if the other party or parties breach any of its or their representations, warranties, covenants or agreements under the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party or parties not to consummate the merger, or if the shareholders of BMRC or AMRB do not approve the merger and merger agreement; or

•
by AMRB, subject to certain conditions, in the event that it enters into a “superior” acquisition proposal with a third party, in which case AMRB would become obligated to pay a termination fee to BMRC.

In addition, BMRC may terminate the merger agreement at any time prior to the AMRB shareholders approving the merger if the board of directors of AMRB withdraws or modifies its recommendation to the AMRB shareholders that the merger and merger agreement be approved in any way which is adverse to BMRC, or breaches its covenants prohibiting the solicitation of other offers, or AMRB fails to reaffirm its approval or recommendation of the merger and merger agreement after receipt of an acquisition proposal. BMRC also may terminate the merger agreement if a third party commences a tender offer or exchange offer for the issued and outstanding AMRB common stock and the board of directors of AMRB recommends that AMRB shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period. If the merger agreement is terminated for any of these reasons, AMRB would become obligated to pay a termination fee to BMRC.
Termination Fee (Page 72)
AMRB is obligated to make a $5.38 million cash payment to BMRC in the event the merger agreement is terminated for certain reasons.
BMRC and AMRB May Amend the Merger Agreement (Page 71)
The parties may amend or supplement the merger agreement by written agreement at any time before the merger actually takes place; provided, however, no amendment may be made after the AMRB special meeting which would reduce the aggregate value of the consideration to be received by the AMRB shareholders, or which by applicable law would require further approval by the AMRB shareholders without obtaining such approval.
AMRB’s Directors and Officers Have Some Interests in the Merger that Are in Addition to or Different than the Interests of AMRB Shareholders (Page 73)
AMRB directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of AMRB, which include, but are not limited to:

•
the agreement of BMRC to honor indemnification obligations of AMRB, as well as to purchase liability insurance for AMRB’s directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

•
AMRB executive officers David E. Ritchie, Jr., Kevin B. Bender, Mitchell A. Derenzo and Dan C. McGregor each have employment agreements with change in control provisions which would be triggered by this transaction following such officer’s termination for total aggregate consideration of approximately $2.3 million, under the merger agreement by BMRC;

•
Nicolas C. Anderson and Charles D. Fite, each of whom is a director of AMRB, will be appointed to the board of directors of BMRC and Bank of Marin following the merger;

•
certain of the senior executive officers of AMRB may continue their employment for some period of time with BMRC to assist with post-merger integration; and

•
the merger agreement provides that all unvested restricted stock, including restricted stock held by directors and officers, shall accelerate on the merger and BMRC shall cash out all AMRB stock options, which will include cash payments to certain AMRB officers who hold outstanding AMRB stock options at closing.

These and other interests of AMRB directors and officers are described in more detail in the section entitled “Joint Proposal I — The Merger — Interests of Certain AMRB Officers and Directors in the Merger.” The boards of directors of BMRC and AMRB were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.
Accounting Treatment of the Merger (Page 83)
The merger will be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles (“GAAP”).

UNAUDITED COMPARABLE PER SHARE DATA
The following table sets forth the book value per share, cash dividends per share, and basic and diluted earnings per common share data for each of BMRC and AMRB on a historical basis, for BMRC on a pro forma combined basis, and on a pro forma combined basis per AMRB equivalent share.
The unaudited pro forma data gives effect to: (i) the acquisition by BMRC of AMRB through the merger of AMRB into BMRC; and (ii) the issuance of a number of shares of BMRC common stock to the shareholders of AMRB in connection with the merger. For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that the AMRB acquisition and the merger of AMRB with and into BMRC were effective on January 1, 2020 or March 31, 2021, as applicable. The data in the column “Pro Forma Equivalent Per AMRB Share” shows the effect of the merger from the perspective of an owner of AMRB common stock, and was obtained by multiplying the Combined Pro Forma Amounts for BMRC by the exchange ratio of 0.575. The unaudited pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements, or other possible financial benefits of the merger to the combined company, and does not attempt to suggest or predict future results.
This information does not purport to reflect what the historical results of the combined company would have been had BMRC and AMRB been combined during these periods.
	BMRC Historical	AMRB Historical	Combined Pro Forma Amounts for BMRC(1)		Pro Forma Equivalent Per AMRB Share(2)
Book value per share:
at March 31, 2021	$26.29	$15.58		$27.29		$15.69
at December 31, 2020	$26.54	$15.68	$	N/A	$	N/A
Cash dividends per share(3):
Three months ended March 31, 2021	$0.23	$0.07		$0.23		$0.13
Year ended December 31, 2020	$0.92	$0.28		$0.92		$0.53
Basic earnings per share:
Three months ended March 31, 2021	$0.67	$0.45		$0.67		$0.39
Year ended December 31, 2020	$2.24	$1.20		$1.54		$0.89
Diluted earnings per share:
Three months ended March 31, 2021	$0.66	$0.45		$0.66		$0.38
Year ended December 31, 2020	$2.22	$1.20		$1.53		$0.88

(1)
Pro forma adjustment assumes BMRC stock price of $33.99 as of June 4, 2021. For purposes of presenting pro forma basic and diluted earnings per share and cash dividends per share, the combined pro forma data assumes that the AMRB acquisition and the merger of AMRB with and into BMRC were effective January 1, 2020. The combined pro forma book value per share data assumes that the AMRB acquisition and the merger of AMRB with and into BMRC were effective on March 31, 2021.

(2)
Pro forma equivalents per AMRB share were calculated by multiplying the combined pro forma amounts by the fixed exchange ratio of 0.575 shares.

(3)
Pro forma combined cash dividends are based on BMRC’s historical amounts.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, BMRC and AMRB before deciding whether to vote for the approval of the merger and merger agreement and the other transactions contemplated by the merger and the approval of the adjournment of the special meetings, if necessary, to solicit additional proxies in favor of the proposal to approve the merger and merger agreement and the other transactions contemplated by the merger agreement. You should also consider the risks relating to the businesses of BMRC and ownership of BMRC common stock contained in Part I, Item 1A of BMRC’s Annual Report on Form 10-K for the year ended December 31, 2020 that has been filed with the Commission, as well as any subsequent documents filed by BMRC with the Commission, which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information.”
Risk Factors Related to the Merger
Because the market price of BMRC common stock may fluctuate, AMRB shareholders cannot be sure of the market value of the BMRC common stock that they will receive in the merger.
Under the terms of the merger agreement, the exchange ratio for the merger consideration to be issued by BMRC to AMRB shareholders is fixed at 0.575 shares of BMRC common stock for each share of AMRB common stock. The closing price of BMRC’s common stock as quoted on Nasdaq was $39.06 on April 16, 2021, the trading date immediately preceding the day on which the merger was publicly announced. As of [*], 2021, the closing price of BMRC common stock as reported on Nasdaq was $[*]. The market price of BMRC common stock will vary from these prices, and will also vary from the price on the date that this document is mailed to AMRB shareholders or on the date of AMRB’s special meeting of shareholders. The market price of BMRC common stock changes as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of BMRC. As a result of the fixed 0.575 exchange ratio, the market value of shares of BMRC common stock that an AMRB shareholder receives in the merger will both increase and decline correspondingly with increases and declines in the market price of BMRC common stock. Because the date that the merger will be completed will be later than the date of the AMRB special meeting, at the time of the AMRB special meeting you will not know the exact market value of the BMRC common stock that AMRB shareholders will receive for shares of AMRB common stock upon completion of the merger.
Directors and officers of AMRB have interests in the merger that are in addition to or different than the interests of AMRB shareholders.
AMRB directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of AMRB, which include, but are not limited to:
•
the agreement of BMRC to honor indemnification obligations of AMRB, as well as to purchase liability insurance for AMRB’s directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

•
AMRB executive officers David E. Ritchie, Jr., Kevin B. Bender, Mitchell A. Derenzo and Dan C. McGregor each have change in control provisions in their employment agreements which would be triggered by this transaction and are to be paid, for total aggregate consideration of approximately $2.3 million, if they are terminated in connection with the merger;

•
Nicolas C. Anderson and Charles D. Fite, who are currently directors of AMRB, will be appointed to the Board of Directors of BMRC and Bank of Marin following the merger;

•
certain of the senior executive officers of AMRB may continue their employment for some period of time with BMRC to assist with post-merger integration; and

•
the merger agreement provides that all unvested restricted stock, including restricted stock held by directors and officers, shall accelerate on the merger and that BMRC shall cash out all AMRB stock options (all of which are currently vested), which will include cash payments to certain AMRB officers who hold outstanding AMRB stock options at closing.

You should consider these interests in conjunction with the recommendation of the board of directors of AMRB with respect to approval of the merger. For a more detailed discussion of these interests, see the section entitled “Joint Proposal 1 — The Merger — Interests of Certain AMRB Officers and Directors in the Merger.”
The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire AMRB.
Until the closing of the merger, with some limited exceptions, AMRB is prohibited from soliciting, initiating, encouraging or participating in any discussion of, or otherwise considering any inquiries or proposals that may lead to, an acquisition proposal, such as a merger or other business combination transaction, with any person other than BMRC. In addition, AMRB has agreed to pay a termination fee of $5.38 million to BMRC in specified circumstances. See “Joint Proposal 1 — The Merger — Termination Fee.” These provisions could discourage other companies from trying to acquire AMRB even though those other companies might be willing to offer greater value to AMRB shareholders than BMRC has offered in the merger. The payment of the termination fee could also have a material adverse effect on AMRB’s financial condition.
BMRC may fail to realize the anticipated benefits of the merger.
The success of the merger will depend on, among other things, BMRC’s ability to realize the anticipated revenue enhancements and efficiencies and to combine the businesses of Bank of Marin and American River Bank in a manner that does not materially disrupt the existing customer relationships of American River Bank or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If BMRC is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
Bank of Marin and American River Bank have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Bank of Marin’s ability to maintain relationships with clients, customers, depositors and employees or for BMRC to achieve the anticipated benefits of the merger. Integration efforts between the Bank of Marin and American River Bank could also divert management attention and resources. These integration matters could have an adverse effect on each of Bank of Marin and American River Bank during the transition period and on the combined company following completion of the merger.
The market price of BMRC common stock after the merger may be affected by factors different from those affecting the shares of AMRB or BMRC currently.
Upon completion of the merger, holders of AMRB common stock will become holders of BMRC common stock. BMRC’s business differs from that of AMRB, and, accordingly, the financial condition and results of operations of the combined company and the market price of BMRC common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of AMRB.
Sales of substantial amounts of BMRC’s common stock in the open market by former AMRB shareholders could depress BMRC’s stock price.
Shares of BMRC common stock that are issued to AMRB shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. As of the close of business on the record date, BMRC had approximately [*] shares of common stock issued and outstanding and [*] shares of BMRC common stock were reserved for issuance under BMRC’s equity incentive plans. Based on the number of AMRB common stock currently issued and outstanding and assuming holders of all outstanding AMRB stock options exercise their options prior to closing, BMRC currently expects to issue approximately [*] shares of its common stock in connection with the merger.

Because of the significantly enhanced liquidity of BMRC common stock as compared to AMRB common stock due to the greater public float and trading volume of BMRC common stock relative to AMRB common stock, if the merger is completed, AMRB’s former shareholders may sell substantial amounts of BMRC common stock in the public market following completion of the merger. Any such sales may cause the market price of BMRC common stock to decrease. These sales might also make it more difficult for BMRC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
The fairness opinion received by AMRB’s board of directors from Piper Sandler, and by BMRC’s board of directors from KBW, will not reflect any changes since the date of such opinions.
Changes in the operations and prospects of BMRC or AMRB, general market and economic conditions and other factors that may be beyond the control of BMRC and AMRB, may alter the value of BMRC or AMRB or the market price for shares of BMRC common stock or AMRB common stock by the time the merger is completed. The fairness opinions delivered by Piper Sandler to the AMRB board of directors, and by KBW to the BMRC board of directors, do not speak as of any date other than the date of such opinions, which was April 16, 2021. The merger agreement does not require the fairness opinions to be updated as a condition to the completion of the merger, and neither AMRB nor BMRC intend to request that the fairness opinions be updated. KBW’s fairness opinion is attached as Appendix B to this joint proxy statement/prospectus and Piper Sandler’s fairness opinion is attached as Appendix C to this joint proxy statement/prospectus. For a description of Piper Sandler’s opinion, see “Joint Proposal 1 — The Merger — Opinion of AMRB’s Financial Advisor.” For a description of the other factors considered by BMRC’s board of directors in determining to approve the merger, see “Joint Proposal 1 — The Merger — AMRB’s Reasons for the Merger and Recommendation of the BMRC Board of Directors.” For a description of the other factors considered by AMRB’s board of directors in determining to approve the merger, see “Joint Proposal 1 — The Merger — AMRB’s Reasons for the Merger and Recommendation of the AMRB Board of Directors.”
The merger is subject to the receipt of approvals or waivers from regulatory authorities that may impose conditions that could have an adverse effect on BMRC.
Before the merger can be completed, various approvals or waivers must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although BMRC and AMRB do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on, or limiting the revenues of BMRC following the merger or causing the merger transaction between BMRC and AMRB to terminate. See “Joint Proposal 1 — The Merger — Bank Regulatory Approvals” and “Joint Proposal 1 — The Merger — Conditions to the Merger.”
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of BMRC common stock and AMRB common stock to decline.
Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the AMRB and BMRC shareholders of the merger. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, BMRC and AMRB may terminate the merger agreement under certain circumstances even if the merger agreement is approved by AMRB and BMRC shareholders, including if the merger has not been completed on or before December 31, 2021. If the merger is not completed, the respective trading prices of BMRC and AMRB common stock on the Nasdaq market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. Additionally, AMRB would have incurred significant expense which could significantly and materially impact its financial condition and results of operations. For more information on closing conditions to the merger agreement, see “Joint Proposal 1 — The Merger — Conditions to the Merger.”

BMRC expects to incur substantial expenses related to the merger.
BMRC expects to incur substantial expenses in connection with consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of AMRB into that of BMRC. Although BMRC and AMRB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result of these expenses, both BMRC and AMRB expect to take charges against their earnings before completion of the merger and BMRC expects to take charges against its earnings after completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
The merger may distract management of AMRB and BMRC from their other responsibilities.
The merger could cause the management of AMRB and BMRC to focus their time and energies on matters related to the merger that otherwise would be directed to their respective businesses and operations. Any such distraction on the part of management, if significant, could affect the ability of BMRC and AMRB to service existing business and develop new business and may adversely affect their businesses and earnings.
The shares of BMRC common stock to be received by AMRB shareholders as a result of the merger will have different rights than shares of the AMRB’s common stock.
Upon completion of the merger, AMRB’s shareholders will become BMRC shareholders and their rights as shareholders will be governed by the BMRC articles of incorporation and bylaws. The rights associated with AMRB common stock are different from the rights associated with BMRC common stock. See “Comparison of the Rights of Shareholders” beginning on page 100.
Holders of AMRB common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Holders of AMRB common stock currently have the right to vote in the election of the board of directors and on other matters affecting AMRB. Upon the completion of the merger, each AMRB shareholder who receives shares of BMRC common stock will become a shareholder of BMRC with a percentage ownership of BMRC that is smaller than the shareholder’s percentage ownership of AMRB. In the aggregate, AMRB’s current shareholders are expected to own approximately [20.5%] of the issued and outstanding shares of BMRC common stock when the merger is completed. Because of this, AMRB shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of AMRB.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of BMRC and AMRB and the potential combined company and may include statements for the periods following the completion of the merger. Shareholders of AMRB can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this joint proxy statement/prospectus or in the documents incorporated by reference in this joint proxy statement/prospectus other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond BMRC’s or AMRB’s control. The ability of BMRC or AMRB to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of BMRC that are incorporated into this joint proxy statement/prospectus by reference, including the following:
•
estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frames or at all;

•
deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

•
required regulatory, shareholder or other approvals may not be obtained or other closing conditions are not satisfied in a timely manner or at all;

•
reputational risks and the reaction of the companies’ respective customers to the merger;

•
diversion of management time on merger-related issues;

•
competitive pressure among depository and other financial institutions may increase significantly;

•
costs or difficulties related to the integration of the businesses of Bank of Marin and American River Bank may be greater than expected;

•
changes in the interest rate environment may reduce interest margins;

•
the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•
general economic or business conditions either nationally, in the San Francisco Bay Area or the Greater Sacramento Area;

•
legislation or changes in regulatory requirements may adversely affect the businesses in which BMRC and AMRB are engaged;

•
the effects of any litigation or other legal or governmental proceedings relating to the merger, including costs associated with such matters or proceedings;

•
recurrence of drought conditions, wildfires, and other natural disasters in BMRC’s and AMRB’s service areas;

•
adverse changes may occur in the securities markets; and

•
competitors of BMRC may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than BMRC.

Because these forward-looking statements are subject to assumptions and uncertainties, BMRC’s and AMRB’s actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of BMRC and AMRB based on information known to them as of the date of this joint proxy statement/prospectus. AMRB and BMRC shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.
All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to BMRC or AMRB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. BMRC and AMRB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

GENERAL INFORMATION
This document constitutes a proxy statement for, and is being furnished to all record holders of, AMRB in connection with the solicitation of proxies by the board of directors of AMRB to be used at a special meeting of shareholders of AMRB to be held on [*], 2021 and any adjournment or postponement of the AMRB special meeting. The purposes of the AMRB special meeting are to consider and vote upon a proposal to approve the merger and the merger agreement, a proposal to approve, on an advisory basis, the compensation of the AMRB NEO’s in connection with the merger, and a proposal to adjourn the AMRB special meeting to the extent necessary to solicit additional votes on the merger and the merger agreement.
This document also constitutes a proxy statement for, and is being furnished to all record holders of, BMRC in connection with the solicitation of proxies by the board of directors of BMRC to be used at a special meeting of shareholders of BMRC to be held on [*], 2021 and any adjournment or postponement of the BMRC special meeting. The purposes of the BMRC special meeting are to consider and vote upon a proposal to approve the merger and merger agreement, and a proposal to adjourn the BMRC special meeting to the extent necessary to solicit additional votes on the merger and the merger agreement.
This document also constitutes a prospectus of BMRC relating to the BMRC common stock to be issued upon completion of the merger to holders of AMRB common stock as the merger consideration. See “The Merger — The Merger Consideration” beginning on page 60. Based on [*] shares of AMRB common stock issued and outstanding on [*], 2021 and an exchange ratio of 0.575, approximately [*] shares of BMRC common stock will be issuable to shareholders of AMRB upon completion of the merger.
BMRC has supplied all of the information contained or incorporated by reference herein relating to BMRC and Bank of Marin, and AMRB has supplied all of the information contained herein relating to AMRB and American River Bank.

THE BMRC SPECIAL MEETING
General
This joint proxy statement/prospectus is being provided to BMRC shareholders as part of a solicitation of proxies by the board of directors for use at the special meeting and at any adjournments or postponements of the special meeting. This joint proxy statement/prospectus provides BMRC shareholders with important information about the special meeting and should be read carefully in its entirety.
Date, Time and Place of the BMRC Special Meeting
The BMRC special meeting will be held at 504 Redwood Blvd., Suite 100, Novato, CA 94947, on [*], 2021, at [*] (local time).
Record Date for the BMRC Special Meeting; Shares Entitled to Vote
Only holders of record of BMRC common stock at the close of business on [*], 2021 which is the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, BMRC had [*] shares of its common stock issued, outstanding and eligible to vote at the special meeting.
Quorum
A majority of the shares of BMRC common stock issued and outstanding and voting on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum at the special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and voting at the special meeting may adjourn the special meeting to another date.
Purposes of the BMRC Special Meeting
The BMRC special meeting is being held for the following purposes:
1.
Approval of Merger and Merger Agreement.   To consider and vote upon a proposal to approve the merger and the merger agreement; and

2.
Adjournment.    To approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement.

Recommendation of the BMRC Board of Directors
The board of directors of BMRC unanimously recommends that the BMRC shareholders vote:
“FOR” approval of the merger and merger agreement; and
“FOR” the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement.
The board of directors unanimously approved the merger agreement and the merger and determined that the merger is in the best interests of BMRC and its shareholders. See “Joint Proposal 1 — The Merger”
Number of Votes; Voting
Each holder of BMRC common stock is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on the books of BMRC as of the record date on all matters to be submitted to the vote of the shareholders. You may vote on-line, by phone, by mail or in person. If you wish to vote by mail, simply cast your vote on the proxy card that you will receive and sign and return it in the accompanying Business Reply Envelope. If you wish to vote in person at the special meeting, simply check the box on the proxy card indicating that you plan to attend the special meeting. To vote on-line or by phone, you will need your “shareholder control number,” which is located in the bottom right-hand corner of the proxy card and the web address and toll-free phone number, both of which are included on the proxy card. No other personal information will be required in order to vote in this manner.
Votes Required; Voting Agreements
The votes required for each proposal are as follows:
Approval of merger and merger agreement.    The affirmative votes of the holders of at least a majority of the issued and outstanding shares of BMRC common stock are required to approve this proposal. There are [*] shares of common stock issued and outstanding and entitled to vote at the special meeting. Therefore, the approval of the merger and merger agreement will require the affirmative vote of at least [*] shares.
Adjournment.    The affirmative vote of at least a majority of the shares of BMRC common stock present in person or represented by proxy and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required to approve this proposal.
As of the record date, BMRC’s directors owned [*] shares of BMRC common stock, representing [*]% of BMRC’s issued and outstanding shares of common stock. Pursuant to voting agreements more fully described under the section “Joint Proposal 1 — The Merger — Shareholder Agreements,” each of BMRC’s directors as of the date of the merger agreement has agreed to vote his or her shares of BMRC common stock “FOR” approval of the merger and merger agreement. A copy of the form of voting agreement is attached as Exhibit A-2 to the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated herein by this reference.
Voting of Proxies
Submitting Proxies
Whether or not you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote. Instructions for all voting can be found on the proxy card included with this joint proxy statement/prospectus.
BMRC shareholders who hold their shares in “street name” (that is, through a broker or other nominee) must vote their shares through the broker or other nominee. You should receive a form from your broker or other nominee asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker or other nominee. You may also vote over the Internet or by telephone if your shares are held in street name and your broker or other nominee has made provisions for such voting.
If you properly fill in your proxy card and send it to us in time to vote, your “proxy holders” (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy holders will vote your shares as recommended by the board of directors as follows:
“FOR” the approval of the merger and merger agreement; and
“FOR” the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.
No other matter may be presented at the special meeting.

Revoking Proxies
BMRC shareholders who hold their shares in certificate form may revoke their proxies at any time before the time their proxies are voted at the special meeting by: (i) filing with the Corporate Secretary of BMRC an instrument revoking it or a duly executed proxy bearing a later date; or (ii) appearing and voting in person at the special meeting. Subject to such revocation, shares represented by a properly executed proxy received in time for the special meeting will be voted by the proxy holders in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ON THE PROXY. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF BMRC’S BOARD OF DIRECTORS.
Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting as follows:
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, California 94947
Attention: Nancy Rinaldi Boatright, Corporate Secretary
A shareholder who has instructed a broker or other nominee to vote his or her shares must follow directions received from his or her broker or other nominee in order to change those instructions.
Abstentions and Broker Non-Votes
Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast “FOR” or “AGAINST” any proposal. However, because the proposal to approve the merger and merger agreement requires the affirmative vote of a majority of BMRC’s issued and outstanding shares of common stock, an abstention will have the same effect as a vote “AGAINST” the proposal.
Under the rules that govern brokers who are voting with respect to shares held in street name, brokers or other nominees have the discretion to vote such shares on routine matters, but not on non-routine matters. At the special meeting, the proposal to approve the merger and merger agreement and the proposal to adjourn or postpone the meeting to solicit additional votes in favor of the merger agreement are non-routine matters. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the BMRC special meeting. THEREFORE, IF A SHAREHOLDER FAILS TO INSTRUCT HIS OR HER BROKER OR NOMINEE AS TO HOW TO VOTE HIS OR HER SHARES OF BMRC STOCK, THE BROKER OR OTHER NOMINEE MAY NOT VOTE THE SHARES “FOR” APPROVAL OF THE MERGER AND MERGER AGREEMENT OR “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTES WITHOUT THE SHAREHOLDER’S SPECIFIC DIRECTION. A “broker non-vote” occurs when the broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. Because the proposal to approve the merger and merger agreement requires the affirmative vote of a majority of BMRC’s issued and outstanding shares of common stock, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve the merger and merger agreement. The adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the special meeting. Accordingly, for purposes of the adjournment proposal, failure to provide instructions to vote your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, failure to provide instructions to vote your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively at the special meeting, though a majority of the shares represented and voted, does not constitute a majority of the required quorum. Therefore, it is VERY IMPORTANT that you return voting instructions to your broker or nominee. If you wish to be represented you must vote by completing the information which is sent to you by your broker or nominee.
Other Matters
Under California law, no other business may be conducted at the special meeting.
Solicitation of Proxies
The Board of Directors is soliciting the proxies for the special meeting. BMRC will pay for the cost of solicitation of proxies. In addition to solicitation by mail, BMRC’s directors, officers and employees may also solicit proxies from shareholders by telephone, email, facsimile, or in person. BMRC will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. BMRC has engaged Morrow Sodali to assist in the solicitation of proxies for the special meeting. BMRC estimates that it will pay Morrow Sodali a fee of approximately $30,000, will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses.
Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. BMRC will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

THE AMRB SPECIAL MEETING
General
This joint proxy statement/prospectus is being provided to AMRB shareholders as part of a solicitation of proxies by the board of directors for use at the special meeting and at any adjournments or postponements of the special meeting. This joint proxy statement/prospectus provides AMRB shareholders with important information about the special meeting and should be read carefully in its entirety.
Date, Time and Place of the AMRB Special Meeting
The AMRB special meeting will be held at the Homewood Suites by Hilton, 10700 White Rock Road, Rancho Cordova, CA 95670, on [*], 2021, at 3:00 p.m. (local time).
Record Date for the AMRB Special Meeting; Shares Entitled to Vote
Only holders of record of AMRB common stock at the close of business on [*], 2021 which is the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, AMRB had [*] shares of its common stock issued, outstanding and eligible to vote at the special meeting.
Quorum
A majority of the shares of AMRB common stock issued and outstanding and voting on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum at the special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy at the special meeting may adjourn the special meeting to another date.
Purposes of the AMRB Special Meeting
The AMRB special meeting is being held for the following purposes:
1.
Approval of Merger and Merger Agreement.    To consider and vote on the merger and merger agreement pursuant to which AMRB will merge with and into BMRC, with BMRC surviving, followed immediately thereafter by the merger of AMRB’s wholly-owned subsidiary American River Bank with and into BMRC’s wholly owned subsidiary Bank of Marin, with Bank of Marin surviving, as more particularly described herein;

2.
Adjournment.    To approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement; and

3.
Named Executive Officer Compensation.    The approval, on an advisory (non-binding) basis, of the compensation to be paid to the named executive officers of AMRB in connection with the merger.

Recommendation of the AMRB Board of Directors
The board of directors of AMRB unanimously recommends that the AMRB shareholders vote:
“FOR” the approval of the merger and merger agreement;
“FOR” the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose; and

“FOR” approval, on an advisory (non-binding) basis, of the compensation to be paid to the NEO’s of AMRB in connection with the merger.
The board of directors unanimously approved the merger agreement and the merger and determined that the merger is in the best interests of AMRB and its shareholders. See “Joint Proposal 1 — The Merger — Background of the Transaction and AMRB’s Reasons for the Merger” and “Recommendation of the AMRB Board of Directors.”
In considering the recommendation of the board of directors with respect to the merger, AMRB shareholders should be aware that some of AMRB’s directors and executive officers have interests that are different from, or in addition to, the interests of AMRB shareholders more generally. See “Joint Proposal 1 — The Merger — Interests of Certain AMRB Officers and Directors in the Merger.”
Number of Votes; Voting
Each holder of AMRB common stock is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on the books of AMRB as of the record date on all matters to be submitted to the vote of the shareholders. You may vote on-line, by phone, by mail or in person. If you wish to vote by mail, simply cast your vote on the proxy card that you will receive and sign and return it in the accompanying Business Reply Envelope. If you wish to vote in person at the special meeting, simply check the box on the proxy card indicating that you plan to attend the special meeting. To vote on-line or by phone, you will need your “shareholder control number,” which is located in the bottom right-hand corner of the proxy card and the web address and toll-free phone number, both of which are included on the proxy card. No other personal information will be required in order to vote in this manner.
Votes Required; Voting Agreements
The votes required for each proposal are as follows:
Approval of merger and merger agreement.    The affirmative votes of the holders of at least a majority of the issued and outstanding shares of AMRB common stock are required to approve this proposal. There are [*] shares of common stock issued and outstanding and entitled to vote at the special meeting. Therefore, the approval of the merger and merger agreement will require the affirmative vote of at least [*] shares.
Adjournment.    The affirmative vote of at least a majority of the shares of AMRB common stock present in person or represented by proxy and voting (which shares voting affirmatively also constitute at least a majority of the required quorum) at the special meeting is required to approve this proposal.
Advisory compensation vote.    The affirmative vote of at least a majority of the shares of AMRB common stock present in person or represented by proxy and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required to approve this proposal.
As of the record date, AMRB’s directors owned [*] shares of AMRB common stock, representing [*]% of AMRB’s issued and outstanding shares of common stock. Pursuant to voting agreements more fully described under the section “Joint Proposal 1 — The Merger — Shareholder Agreements,” each of AMRB’s directors has agreed to vote his or her shares of AMRB common stock “FOR” approval of the merger and merger agreement. A copy of the form of voting agreement is attached as Exhibit A-1 to the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated herein by this reference.
Voting of Proxies
Submitting Proxies
Whether or not you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote. Instructions for all voting can be found on the proxy card included with this joint proxy statement/prospectus.
AMRB shareholders who hold their shares in “street name” (that is, through a broker or other nominee) must vote their shares through the broker or other nominee. You should receive a form from your broker or other nominee asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker or other nominee. You may also vote over the Internet or by telephone if your shares are held in street name and your broker or other nominee has made provisions for such voting.
If you properly fill in your proxy card and send it to us in time to vote, your “proxy holders” (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy holders will vote your shares as recommended by the board of directors as follows:
“FOR” the approval of the merger and merger agreement;
“FOR” the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose; and
“FOR” approval on an advisory basis of the compensation to be paid to the AMRB NEO’s in connection with the merger.
No other matter may be presented at the special meeting.
If any other matter is presented, the proxy holders will vote in accordance with the recommendation of the board of directors. At the time this joint proxy statement/prospectus went to press, AMRB did not know of any other matters which needed to be acted on at the special meeting, other than those discussed in this joint proxy statement/prospectus.
Revoking Proxies
AMRB shareholders who hold their shares in certificate form may revoke their proxies at any time before the time their proxies are voted at the special meeting by: (i) filing with the Corporate Secretary of AMRB an instrument revoking it or a duly executed proxy bearing a later date; or (ii) appearing and voting in person at the special meeting. Subject to such revocation, shares represented by a properly executed proxy received in time for the special meeting will be voted by the proxy holders in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ON THE PROXY. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF AMRB’S BOARD OF DIRECTORS.
Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting as follows:
American River Bankshares
3100 Zinfandel Drive, Suite 450
Rancho Cordova, CA 95670
Attention: Kimberly A. Box, Corporate Secretary
A shareholder who has instructed a broker or other nominee to vote his or her shares must follow directions received from his or her broker or other nominee in order to change those instructions.
Abstentions and Broker Non-Votes
Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast “FOR” or “AGAINST” any proposal. However, because the proposal to approve the merger and merger agreement requires the affirmative vote of a majority of AMRB’s issued and outstanding shares of common stock, an abstention will have the same effect as a vote “AGAINST” the proposal.
Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. At the special meeting, the proposal to approve the merger and merger agreement, the advisory vote on AMRB NEO compensation and the proposal to adjourn the meeting to solicit additional proxies in favor of the merger is considered a non-routine matter. THEREFORE, IF A SHAREHOLDER FAILS TO INSTRUCT HIS OR HER BROKER OR NOMINEE AS TO HOW TO VOTE HIS OR HER SHARES OF AMRB STOCK, THE BROKER OR OTHER NOMINEE MAY NOT VOTE THE SHARES (i) “FOR” APPROVAL OF THE MERGER AND MERGER AGREEMENT, (ii) “FOR” THE PROPOSAL TO ADJOURN THE MEETING TO SOLICIT ADDITIONAL VOTES IN FAVOR OF THE MERGER OR (III) “FOR” THE ADVISORY VOTE ON AMRB NEO COMPENSATION WITHOUT THE SHAREHOLDER’S SPECIFIC DIRECTION. A “broker non-vote” occurs when the broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. Because the proposal to approve the merger and merger agreement requires the affirmative vote of a majority of AMRB’s issued and outstanding shares of common stock, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve the merger and merger agreement. Therefore, it is VERY IMPORTANT that you return voting instructions to your broker or nominee.
If you wish to be represented you must vote by completing the information which is sent to you by your broker or nominee. The adjournment proposal and the advisory vote on AMRB NEO compensation requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the special meeting. Accordingly, for purposes of the adjournment proposal and the advisory vote on AMRB NEO compensation, failure to provide instructions to vote your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, failure to provide instructions to vote your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively at the special meeting, though a majority of the shares represented and voted, does not constitute a majority of the required quorum. Therefore, it is VERY IMPORTANT that you return voting instructions to your broker or nominee. If you wish to be represented you must vote by completing the information which is sent to you by your broker or nominee.
Dissenters’ Rights
In connection with the merger, under the CGCL, AMRB shareholders are not entitled to exercise dissenters’ rights.
Other Matters
AMRB management is not aware of any other business that will be conducted at the special meeting.
Solicitation of Proxies
The Board of Directors is soliciting the proxies for the special meeting. AMRB will pay for the cost of solicitation of proxies. In addition to solicitation by mail, AMRB’s directors, officers and employees may also solicit proxies from shareholders by telephone, email, facsimile, or in person. AMRB will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. AMRB has engaged Georgeson to assist in the solicitation of proxies for the special meeting. AMRB estimates that it will pay Georgeson a fee of approximately $14,000, will reimburse Georgeson for reasonable out-of-pocket expenses and will indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses.
Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. AMRB will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

JOINT PROPOSAL 1 — THE MERGER
The following information describes the material aspects of the merger and merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this joint proxy statement/prospectus, including the merger agreement which is attached as Appendix A. Shareholders of BMRC and AMRB should carefully read the appendices in their entirety. The use of the term “joint proposal” in this proxy statement/prospective refers to the respective proposals by each of AMRB and BMRC on the merger agreement and the adjournment postponement of the respective meetings to solicit additional votes on the merger agreement, but for avoidance of doubt each of the company’s shareholders are voting separately and not together, and each of the company’s shareholders must separately approve the proposals in order for the proposals to be approved at the respective special meetings.
Structure of the Merger
Pursuant to the terms and conditions set forth in the merger agreement, AMRB will be acquired by BMRC in a transaction in which AMRB will merge with and into BMRC, with BMRC as the surviving corporation, which is referred to as the merger. Immediately following consummation of the merger, American River Bank will be merged with and into Bank of Marin, with Bank of Marin as the surviving institution, which is referred to as the bank merger. Following consummation of the bank merger, Bank of Marin intends to continue to operate all of the branches acquired from American River Bank.
Following the consummation of the merger, BMRC’s articles of incorporation and bylaws as amended and as in effect immediately prior to the merger will continue as the governing corporate documents of BMRC. The directors and executive officers of BMRC immediately prior to the merger will continue as the directors and executive officers of BMRC after the merger, in each case, until their respective successors are duly elected or appointed and qualified. In addition, two current member of AMRB’s board of directors will be added to the boards of directors of BMRC and Bank of Marin at the time of the merger.
Background of the Merger
Over the last several years, AMRB’s board of directors and executive management have reviewed and assessed various strategic opportunities potentially available to AMRB. These discussions have focused on, among other things, various options with the goal of enhancing long-term value for all AMRB’s shareholders. As part of this ongoing process, AMRB’s board of directors and management, together with its financial advisor, have reviewed a stand-alone strategy, the costs and benefits associated with a strategic transaction, the business and regulatory environment facing financial institutions generally and AMRB in particular, as well as conditions and ongoing consolidation in the financial services industry, including the challenges posed to banks of AMRB’s size operating principally in Northern California. Furthermore, AMRB has on occasion been approached by various financial institutions to discuss the potential of combining organizations and AMRB has approached other entities about acquiring them.
BMRC’s management and board of directors also regularly reviews its business strategies and opportunities. Over the last several years, BMRC has sought to augment its organic growth through targeted acquisitions and completed three prior mergers. A combined strategy of organic growth and selective acquisitions is intended to enhance long-term franchise value for BMRC and thereby also increase shareholder value for BMRC shareholders.
On December 18, 2020, Mr. David E. Ritchie, Jr., Chief Executive Officer of AMRB, received a call from Russ Colombo, Chief Executive Officer of BMRC expressing a general interest in potentially acquiring AMRB.
On January 8, 2021, Mr. Ritchie and Mr. Chet Fite, Chairman of AMRB, discussed mergers and acquisitions activity generally and BMRC’s interest in particular. Mr. Ritchie and Mr. Fite called a meeting of AMRB’s mergers and acquisitions committee to discuss the climate for a merger and BMRC’s interest (“M&A Committee”).
On January 13, 2021, Mr. Ritchie reached out to a representative of Piper Sandler (“Piper Sandler” or “Piper”) about the upcoming M&A Committee Meeting on January 14th and to invite Piper Sandler to attend. On January 14, 2021, a meeting of the M&A Committee was held with a representative of Piper

Sandler to discuss whether to pursue additional conversations with BMRC. The M&A Committee decided that Mr. Ritchie and Mr. Fite should further engage with Mr. Colombo so the two could learn more about their respective institutions.
On January 22, 2021, Mr. Fite, Mr. Ritchie and Mr. Colombo discussed over the phone their respective banks and decided to enter into a mutual confidentiality agreement to permit further discussions between the two institutions and to arrange for a call among each institutions’ respective Chairmen and CEOs. On January 22, 2021, AMRB and BMRC executed a mutual confidentiality agreement and AMRB began to provide initial due diligence materials to BMRC.
On January 28, 2021, Mr. Ritchie and Mr. Colombo spoke about the agenda for the February 5th call with their respective Chairmen.
On February 5, 2021, a call was held with Messrs. Fite, Ritchie, Colombo and Brian Sobel, Chairman of BMRC. The parties discussed the possibility of a strategic combination between the two institutions and concluded that BMRC should deliver an Indication of Interest letter by February 12th if it wished to pursue a potential strategic transaction.
On February 8, 2021, members of BMRC’s M&A Committee met to discuss a potential offer to AMRB. Representatives of KBW, financial advisor to BMRC, presented background materials on AMRB and financial analysis that would aid in a discussion of a potential offer. Following a robust discussion, the M&A Committee recommended that a potential offer should be considered by the whole board, which met on February 11, 2021. After receiving some additional information from Piper Sandler, KBW updated its financial analysis for the Board’s consideration.
On February 11, 2021, BMRC addressed a written indication of interest to the Board of Directors, c/o Piper Sandler, AMRB’s financial advisor (the “Original LOI”), offering to acquire all of the outstanding shares of AMRB through a merger with BMRC followed immediately thereafter by a merger of their respective subsidiary banks. BMRC offered 0.5546 shares of BMRC common stock in exchange for each share of AMRB’s common stock, representing an implied transaction value of $20.25 per share of AMRB’s common stock based on BMRC’s closing price on February 11, 2021, or $121.1 million in the aggregate. The Original LOI also proposed various conditions to closing, including voting agreements from directors and certain shareholders and the receipt of consents from landlords for AMRB’s leased branches.
On February 12, 2021, a conference call was held with AMRB’s M&A Committee and the representative of Piper to review the Original LOI. The AMRB M&A Committee scheduled another meeting for February 16, 2021 to further discuss the Original LOI.
On February 16, 2021, representatives of Piper and Manatt, Phelps & Phillips, LLP (“Manatt”), AMRB’s legal advisor, met with the AMRB M&A committee to review the Original LOI. In addition, Piper provided a presentation to the M&A committee reviewing the principal terms of the Original LOI, financial aspects of the proposal, and alternative strategic options including remaining independent and other potential transaction partners who could acquire AMRB. The M&A committee resolved to review the Original LOI with AMRB’s Board of Directors.
On February 17, 2021, AMRB’s Board of Directors met with representatives of Piper and Manatt to review the Original LOI. Manatt provided the Board of Directors with an overview of its fiduciary duties and engaged in a discussion with members of the Board. In addition, Piper provided a presentation to the Board regarding the principal terms of the Original LOI, financial aspects of the proposal, and alternative strategic options including remaining independent and other potential transaction partners who could acquire AMRB. The Board determined to move ahead and continue to negotiate the Original LOI with BMRC with an objective of improving certain terms including the exchange ratio. The Board also elected to create a strategic committee consisting of the same board members as the M&A Committee, other than Mr. Ritchie, to continue to assist in evaluating the strategic transaction with BMRC.
Between February 18, 2021 and February 25, 2021, representatives of AMRB and Piper continued to engage with representatives of BMRC and KBW, to discuss the respective companies and the terms of the Original LOI, including improving the exchange ratio proposed by BMRC to a level that was acceptable to AMRB.

On February 24, 2021, BMRC held a special board meeting to consider revising its offer to AMRB. Representatives of KBW and Stuart | Moore | Staub, counsel to BMRC, were present. KBW representatives discussed some of the changes in transaction assumptions and discussed conversations they had with representatives from Piper Sandler in regard to AMRB pricing expectations. With guidance from the Board, KBW continued to have pricing discussions with Piper Sandler on February 24th and 25th and continued to compare assumptions driving pricing. After receiving additional information from Piper Sandler, KBW discussed with management of BMRC updates to assumptions including transaction expenses, cost savings and real estate valuation and other purchase accounting marks. On February 26, 2021, BMRC held a special board meeting and the directors authorized its Chairman and CEO to submit a revised LOI (the “Revised LOI”), which was delivered to AMRB that afternoon, proposing a higher exchange ratio of 0.575 shares of BMRC common stock for each share of Company stock, representing an implied transaction value of $21.72 per share based on the closing price of BMRC common stock on February 25, 2021, or $129.9 million in the aggregate. In addition, BMRC removed the requirements that certain shareholders (other than the directors) agree to vote in favor of the transaction and that landlords consent to the transaction.
On March 1, 2021, representatives of Piper and Manatt met with AMRB’s strategic committee together with AMRB management to review the Revised LOI. Piper and Manatt reviewed with the strategic committee a summary of the Revised LOI, including the principal changes from the Original LOI, including the higher exchange ratio per share offered to AMRB’s shareholders and the resulting implied value based on a range of BMRC stock prices. Piper further reviewed with the strategic committee financial aspects of the Revised LOI and the acquisition history of BMRC. The strategic committee engaged in a discussion with Piper and Manatt regarding the Revised LOI. Following discussion, the strategic committee unanimously recommended that the Board of AMRB approve the Revised LOI and authorize negotiations of the definitive terms of the merger.
On March 1, 2021, the Board of Directors of AMRB held a special meeting together with AMRB management and representatives of Piper and Manatt to review the Revised LOI. Representatives of Piper and Manatt reviewed the Revised LOI with the Board, including the higher per share exchange ratio offered as compared to the Original LOI and the resulting merger consideration. In addition, representatives of Piper again reviewed financial aspects of the Revised LOI. Following a discussion with the Board, the Board authorized the execution of the Revised LOI with BMRC and authorized management and the strategic committee to negotiate the definitive terms of the merger for presentation to the Board. The Revised LOI included an exclusivity term of 45 calendar days subject to extension by BMRC of an additional 30 calendar days subject to BMRC’s completion of due diligence and no proposed material change in the exchange ratio.
Between March 1, 2021 and April 16, 2021, representatives of Piper, KBW, BMRC and AMRB exchanged due diligence requests (including reverse diligence requests) and began populating data rooms with requested information. In addition, on March 24th and 25th, 2021, representatives of AMRB met directly with representatives of BMRC to review various aspects of AMRB’s business, including its retail, information technology, credit administration and loan portfolio business as well as its accounting, compliance and human resources functions.
On March 17, 2021, a regular meeting of the AMRB Board was held. Mr. Ritchie provided an update on the status of the merger transaction, including the due diligence process and the projected timeline.
On March 18, 2021 and March 19, 2021, regular meetings of the BMRC Board were held at which Mr. Colombo provided updates on the status of the merger transaction, including the due diligence process and the projected timeline to the BMRC Board.
On March 26, 2021, representatives of Stuart | Moore | Staub delivered the initial draft of the Merger Agreement to Manatt. Between March 26, 2021 and April 15, 2021, representatives of the institutions exchanged comments and drafts of the Agreement and various ancillary agreements, including voting agreements for AMRB’s directors and forms of noncompetition/nonsolicitation agreements with AMRB’s directors and executive officers.
Ongoing discussions were held with the respective management teams of BMRC and AMRB. In addition, on April 13, 2021, representatives of AMRB and Piper met with representatives of BMRC and

KBW to review additional aspects of BMRC’s business as part of a reverse due diligence session, including an update on performance of BMRC for the first quarter of 2021. BMRC also made available additional reverse due diligence materials which were reviewed by AMRB and its representatives.
On April 16, 2021, BMRC held a special meeting of its board of directors via video teleconference to evaluate the merger and consider whether to approve the merger agreement. Representatives of KBW reviewed with the BMRC board of directors the financial aspects of the proposed transaction, including the financial analyses it had conducted in connection with preparation of its opinion, and delivered its written opinion, dated April 16, 2021, to the BMRC board of directors to the effect that, as of the date of the opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed transaction was fair, from a financial point of view, to BMRC. BMRC’s legal counsel, Stuart | Moore | Staub, presented a detailed summary of the merger agreement and discussed the resolutions that the directors would be asked to vote on at the meeting and briefed the BMRC board of directors on its fiduciary duties. After discussion, the BMRC board of directors voted unanimously to approve and adopt the merger agreement and to present the merger and merger agreement to the BMRC shareholders with the BMRC board of directors’ unanimous recommendation for approval.
On the morning of April 16, 2021, a special meeting of the strategic committee was held together with AMRB management. Representatives of Manatt and Piper provided an overview of the Agreement, the various discussions held with management and representatives from BMRC and reviewed and summarized the principal terms of the merger agreement and other key ancillary documents, including the non-competition, non-solicitation and voting agreements. The presentation included a summary and discussion regarding, among other provisions, the merger structure, the parties’ representations and warranties under the merger agreement, the no solicitation provisions and other covenants in the merger agreement, including those covenants designed to preserve the existing form of AMRB’s business relationships pending the closing of the merger, the key conditions to the closing, the parties’ termination rights and the circumstances under which the termination fee (which was negotiated down by AMRB to 4% of aggregate deal value as of the execution date of the Agreement) is payable by AMRB to BMRC under the merger agreement in connection with AMRB’s ability to accept a proposal superior to that offered by BMRC, and shareholder voting agreements from BMRC directors. Representatives of Manatt and Piper as well as AMRB’s management then answered questions from the strategic committee members regarding the merger transaction documents.
In addition, representatives of Piper presented a financial presentation and indicated that it was prepared to provide AMRB’s board with its opinion that the exchange ratio was fair to AMRB’s shareholders from a financial point of view. Following the presentations and further discussions, the strategic committee unanimously recommended that the Board of Directors of AMRB approve the merger agreement in substantially the form and on the terms presented to the strategic committee.
On the afternoon of April 16, 2021 a special joint meeting of AMRB and AMRB Bank’s board of directors was held. Representatives of Manatt and Piper provided an overview of the Agreement, the various discussions held with management and representatives from BMRC and reviewed with the Boards the principal terms of the Agreement and other ancillary documents, including the non-competition, non-solicitation and the voting agreements. The presentation included a summary and discussion regarding, among other provisions, the merger structure, the treatment of continuing and departing employees, the parties’ representations and warranties under the merger agreement, the no solicitation provisions and other covenants in the merger agreement, including those designed to preserve AMRB’s franchise pending the closing of the merger, the key conditions to the closing, the parties’ termination rights and the circumstances under which the termination fee (which was negotiated down by AMRB to 4% of aggregate deal value as of the execution date of the Agreement), is payable by AMRB to BMRC under the merger agreement in connection with AMRB’s ability to accept a proposal superior to that offered by BMRC, and the receipt of shareholder voting agreements from BMRC directors. Representatives of Manatt and Piper as well as AMRB’s CEO then answered questions from the Board regarding the merger transaction documents. In addition, representatives of Piper presented a financial presentation and rendered Piper’s oral fairness opinion (which was subsequently confirmed in writing on April 16, 2021), to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper as set forth in such opinion, that the exchange ratio was fair to holders of AMRB common stock from a financial point of view.
Following the presentations and further discussions, the Board of Directors of AMRB and AMRB Bank unanimously approved the merger agreement and the transactions contemplated thereby. On the afternoon of April 16, 2021, AMRB and BMRC executed the merger agreement.
BMRC’s Reasons for the Merger and Recommendation of the BMRC Board of Directors
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BMRC board of directors evaluated the merger agreement in consultation with BMRC senior management, as well as BMRC’s legal counsel and financial advisor, and considered a number of factors, including the following:
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each of BMRC’s, AMRB’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•
the opportunity to enter the greater Sacramento area market and complement BMRC’s existing franchise by adding AMRB’s commercially-focused client base and banking business;

•
the growth in greater Sacramento area market recently, and demographic trends in the Central Valley of California;

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conservative and achievable cost savings available in the proposed transaction, as well as the potential for revenue enhancement, which create the opportunity for BMRC to have greater future earnings and prospects compared to BMRC’s earnings and prospects on a stand-alone basis;

•
the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, is expected to be accretive to the combined company in terms of earnings per share immediately, and augment the combined company’s recurring interest and noninterest income;

•
the complementary business models and compatible management cultures with a shared focus on relationship-based business banking;

•
compatible management teams with a shared focus on conservative underwriting, including two AMRB directors who will be joining the BMRC board and key AMRB management supporting BMRC in ensuring a successful integration;

•
its review and discussions with BMRC’s management and advisors concerning the due diligence examination of AMRB;

•
management’s expectation that BMRC will continue to have a strong capital position upon completion of the transaction;

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its review with BMRC’s legal advisor, Stuart | Moore | Staub, of the merger agreement and other agreements, including the provisions of the merger agreement designed to enhance the probability that the transaction will be completed;

•
the financial presentation, dated April 16, 2021 of KBW to the BMRC board of directors and the written opinion, dated April 16, 2021, of KBW to the BMRC board of directors, as to the fairness, from a financial point of view and as of the date of the opinion, to BMRC of the exchange ratio in the merger, as more fully described below under “— Opinion of BMRC’s Financial Advisor.”

The BMRC board of directors also considered the potential adverse consequences of, and risks associated with, the proposed merger, including:
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the potential risks associated with successfully integrating AMRB’s business, operations and workforce with those of BMRC;

•
the interests of BMRC’s officers and directors with respect to the merger apart from their interests as holders of BMRC common stock, the risk that these interests might influence their decision with respect to the merger;

•
the potential risk of diverting management attention and resources from the operation of BMRC’s business and towards the completion of the merger and the integration of AMRB;

•
the regulatory and other approvals required in connection with the merger and the possibility that such approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

•
the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of BMRC and AMRB;

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the possibility of litigation challenging the merger agreement or the transactions contemplated thereby; and

•
the other risks described under “Risk Factors” beginning on page 17.

The foregoing discussion of the information and factors considered by the BMRC board of directors is not intended to be exhaustive, but includes the material factors considered by the BMRC board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BMRC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BMRC board of directors considered all these factors as a whole, including discussions with, and questioning of, BMRC’s senior management and BMRC’s advisors, and overall considered the factors to be favorable to, and to support its determination to approve entering into the merger agreement.
This explanation of BMRC’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
BMRC’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The BMRC board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.
For the reasons set forth above, the BMRC board of directors determined that the merger, the merger agreement and the transaction contemplated thereby are advisable and fair to and in the best interests of BMRC and its shareholders, and has approved the merger. The BMRC board of directors recommends that BMRC shareholders vote “FOR” Joint Proposal 1 — the merger agreement and merger, and “FOR” Joint Proposal 2 — the adjournment proposal.
AMRB’s Reasons for the Merger; Recommendation of the Merger by AMRB’s Board of Directors
AMRB’s board of directors has determined that the Merger is fair to and in the best interests of AMRB and its shareholders and, by the unanimous vote of all of the directors of AMRB, approved and adopted the merger agreement and the merger. ACCORDINGLY, THE AMRB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF AMRB COMMON SHARES VOTE “FOR” THE MERGER PROPOSAL.
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, AMRB’s board of directors evaluated the merger and the merger agreement in consultation with AMRB’s management and legal and financial advisors and determined that the merger was the best option reasonably available for its shareholders. AMRB’s board of directors also consulted with its legal counsel regarding its fiduciary duties.
In reaching its decision to approve the merger agreement and the merger, AMRB’s board of directors also considered a number of factors, including the following:
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AMRB’s and BMRC’s business, earnings, operations, financial condition, prospects and synergies (on a separate and combined basis);

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the knowledge of the current financial services environment, including national, regional and local economic conditions, the interest rate environment, consolidation in the financial services industry, increased operating costs resulting from future initiatives and compliance requirements, increasing competition and the environment for banks;

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the opportunities afforded from combining with BMRC, the branch footprint of a combined organization and knowledge of the local economies to be served with a combined organization;

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the liquidity and greater market capitalization afforded by combining with BMRC;

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the dividend history and prospects of BMRC, including the growth potential of a combined organization;

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the growth and financial prospects for BMRC and its shareholders in a business combination with BMRC versus remaining a separate entity;

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the benefits to AMRB’s employees and customers from a strategic combination, including with respect to products, services and resources;

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the ability of a combined organization to respond to changes in the economy and industry developments;

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the terms of the merger agreement, including the representations, warranties, covenants and conditions set forth therein;

•
the recommendation of the strategic committee;

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the tax treatment of the merger;

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financial information regarding BMRC;

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Piper’s financial presentation, dated April 16, 2021 and fairness opinion that the exchange ratio was fair to holders of AMRB common stock from a financial point of view; and

•
the strategic value afforded by a combination with BMRC.

In addition, AMRB’s Board considered potential risks and potentially negative factors associated with the transactions contemplated by the merger, including the following:
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the required regulatory and shareholder approvals necessary to consummate the Merger;

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the effect of the merger on customers and employees, including potential attrition;

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the costs associated with the merger, including the impact on management and other internal resources from the merger;

•
the limitation on conduct imposed in the merger agreement, including on affirmatively soliciting acquisition proposals after execution of the merger agreement and the obligation to pay a termination fee if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with AMRB from pursuing such a transaction; and

•
the interests various officers and directors of AMRB may have in the merger including, but not limited to, the interests of officers and directors in a change-of-control transaction and the appointment of two AMRB directors to BMRC’s (and its bank subsidiary’s) Board of Directors.

This description of the information and factors considered by AMRB’s board of directors is not intended to be exhaustive, but is believed to include all material factors AMRB’s board of directors considered. In determining whether to approve and recommend the Agreement, AMRB’s board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, AMRB’s board of directors approved the merger agreement and the merger as being in the best interests of AMRB and its shareholders, based on the total mix of information available to AMRB’s board of directors.

This explanation of AMRB’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Based on the reasons stated, AMRB’s board of directors believes that the Merger is in the best interest of AMRB’s shareholders. The AMRB board of directors has unanimously approved the merger agreement and recommends that AMRB’s shareholders vote “FOR” approval of the merger agreement.
In addition, all of the members of AMRB’s board of directors have agreed to vote the shares of AMRB’s common stock over which they have voting authority in favor of the merger agreement.
Opinion of BMRC’s Financial Advisor
BMRC engaged KBW to render financial advisory and investment banking services to BMRC, including an opinion to the BMRC board as to the fairness, from a financial point of view, to BMRC of the exchange ratio in the proposed merger. BMRC selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the BMRC board held on April 16, 2021 at which the BMRC board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the BMRC board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to BMRC. The BMRC board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion. For purposes of KBW’s opinion, the term “exchange ratio” referred to the ratio of 0.575 of a share of BMRC common stock for one share of AMRB common stock.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the BMRC board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to BMRC. It did not address the underlying business decision of BMRC to engage in the merger or enter into the merger agreement or constitute a recommendation to the BMRC board in connection with the merger, and it does not constitute a recommendation to any holder of BMRC common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to how any such shareholder should vote with respect to the merger.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of BMRC and AMRB and bearing upon the merger, including, among other things:
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a draft of the merger agreement, dated April 13, 2021 (the most recent draft made available to KBW);

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of BMRC;

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the unaudited quarterly financial statements and Quarterly Report for the fiscal quarter ended March 31, 2021 of BMRC;

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the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of AMRB;

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the unaudited quarterly financial statements and Quarterly Report for the fiscal quarter ended March 31, 2021 of AMRB;

•
certain regulatory filings of BMRC and AMRB and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2020;

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certain other interim reports and other communications of BMRC and AMRB to their respective shareholders; and

•
other financial information concerning the respective businesses and operations of BMRC and AMRB furnished to KBW by BMRC and AMRB or which KBW was otherwise directed to use for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of BMRC and AMRB;

•
the assets and liabilities of BMRC and AMRB;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of BMRC and AMRB with similar information for certain other companies, the securities of which are publicly traded;

•
publicly available consensus “street estimates” of AMRB, as well as assumed long-term AMRB growth rates provided to KBW by AMRB management, all of which information was discussed with KBW by BMRC management and used and relied upon by KBW at the direction of such management and with the consent of the BMRC board;

•
publicly available consensus “street estimates” of BMRC, as well as assumed long-term BMRC growth rates provided to KBW by BMRC management, all of which information was discussed with KBW by BMRC management and used and relied upon by KBW at the direction of such management and with the consent of the BMRC board; and

•
estimates regarding certain pro forma financial effects of the merger on BMRC (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by BMRC management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the BMRC board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of BMRC and AMRB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of BMRC, upon the management of AMRB as to the reasonableness and achievability of the publicly available consensus “street estimates” of AMRB and the assumed AMRB long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that such information was reasonably prepared and represented, or in the case of the AMRB “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of AMRB management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied upon BMRC management as to the reasonableness and achievability of the publicly available consensus “street estimates” of BMRC, the assumed BMRC long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on BMRC (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the BMRC “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of BMRC management and that such forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of BMRC and AMRB that was provided to and discussed with KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of AMRB and BMRC, were based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of BMRC and AMRB and with the consent of the BMRC board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact on BMRC and AMRB. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either BMRC or AMRB since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with BMRC’s consent, that the aggregate allowances for loan and lease losses for BMRC and AMRB were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of BMRC or AMRB, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did KBW evaluate the solvency, financial capability or fair value of BMRC or AMRB under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of AMRB common stock;

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of BMRC, AMRB or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of BMRC that BMRC relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BMRC, AMRB, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to BMRC. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any related transaction to BMRC, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and would be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in KBW’s opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of BMRC to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by BMRC or the BMRC board;

•
the fairness of the amount or nature of any compensation to any of BMRC’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of BMRC common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of BMRC, AMRB or any other party to any transaction contemplated by the merger agreement;

•
the actual value of BMRC common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which BMRC common stock or AMRB common stock will trade following the public announcement of the merger or the prices, trading range or volume at which BMRC common stock will trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to BMRC, AMRB, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, BMRC and AMRB. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the BMRC board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the BMRC board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between BMRC and AMRB and the decision of BMRC to enter into the merger agreement was solely that of the BMRC board.
The following is a summary of the material financial analyses provided by KBW to the BMRC board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation materials provided by KBW to the BMRC board, but summarizes the material analyses performed and provided in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Implied Transaction Multiples.   For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $22.40 per outstanding share of AMRB common stock, or $134.1 million in the aggregate (inclusive of the implied value of AMRB stock options), based on the 0.575x exchange ratio in the proposed merger and the closing price of BMRC common stock on April 13, 2021. In addition to the financial analyses described below, KBW reviewed with the BMRC board for informational purposes, among other things, the following implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $22.40 per outstanding share of AMRB common stock) of 15.9x AMRB’s estimated calendar year 2021 earnings per share (“EPS”) and 17.1x AMRB’s estimated calendar year 2022 EPS taken from publicly available consensus “street estimates” for AMRB.
BMRC Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of BMRC to 15 major exchange-traded banks headquartered in the Western United States (defined as Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming) with total assets between $1.0 billion and $5.0 billion. Merger targets, ethnic-focused banks, savings banks and thrifts were excluded from the selected companies.
The selected companies were as follows:
Heritage Commerce Corp
Altabancorp
Sierra Bancorp
BayCom Corp
Northrim BanCorp, Inc.
Central Valley Community Bancorp
First Western Financial, Inc.
California BanCorp
Coastal Financial Corporation
Bank of Commerce Holdings
Oak Valley Bancorp

First Financial Northwest, Inc.
Eagle Bancorp Montana, Inc.
Plumas Bancorp
United Security Bancshares
To perform this analysis, KBW used profitability and other financial information for the last 12 months (“LTM”) or the most recent completed fiscal quarter (“MRQ”) (or, in the case of dividend yield, most recent completed fiscal quarter annualized) ended December 31, 2020 or as of the end of such period and market price information as of April 13, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for BMRC and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for three of the selected companies). Where consolidated holding company level financial data for BMRC and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for three of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in BMRC’s historical financial statements, or the data prepared by Piper Sandler presented under the section “Opinion of AMRB’s Financial Advisor” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of BMRC and the selected companies:
	BMRC	Selected Companies
		25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.12%	0.96%	1.15%	1.16%	1.35%
MRQ Core Return on Average Tangible Common Equity(1)	10.19%	10.70%	13.43%	12.90%	15.64%
MRQ Net Interest Margin	3.40%	3.17%	3.46%	3.49%	3.90%
MRQ Fee Income / Revenue Ratio(2)	7.2%	8.0%	13.4%	18.7%	18.9%
MRQ Noninterest Expense / Average Assets	1.92%	2.54%	2.36%	2.64%	2.10%
MRQ Efficiency Ratio	54.4%	65.1%	61.9%	60.9%	55.8%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global.

(2)
Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of BMRC and the selected companies:
	BMRC	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	11.27%	8.59%	9.56%	9.20%	10.03%
Total Capital Ratio	16.03%	13.51%	15.58%	15.58%	16.67%
Loans HFI / Deposits	83.4%	91.6%	79.1%	81.1%	70.8%
Loan Loss Reserves / Gross Loans	1.10%	1.09%	1.30%	1.29%	1.38%
Nonperforming Assets / Loans + OREO	0.68%	0.94%	0.58%	0.68%	0.28%
MRQ Net Charge-offs / Average Loans	(0.00%)	0.05%	0.01%	0.05%	(0.00%)
In addition, KBW’s analysis showed the following concerning the market performance of BMRC and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):

	BMRC	Selected Companies
		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	19.5%	42.5%	51.4%	58.8%	75.0%
Year-To-Date Stock Price Change	13.4%	10.7%	21.5%	22.3%	30.8%
Price / Tangible Book Value per Share	1.62x	1.12x	1.29x	1.41x	1.54x
Price / LTM EPS	17.5x	9.9x	13.3x	13.6x	15.7x
Price / 2021 EPS Estimate	19.1x	10.3x	11.7x	13.3x	17.2x
Price / 2022 EPS Estimate	19.2x	10.5x	13.3x	13.1x	14.2x
Dividend Yield	2.4%	0.7%	1.8%	2.1%	3.2%
LTM Dividend Payout Ratio	41.4%	6.2%	24.5%	26.5%	30.8%
No company used as a comparison in the above selected companies analysis is identical to BMRC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
AMRB Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of AMRB to 12 major exchange-traded banks headquartered in the Western United States (defined as Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming) with total assets less than $2.0 billion. Merger targets, ethnic-focused banks, savings banks and thrifts were excluded from the selected companies.
The selected companies were as follows:
First Western Financial, Inc.
California BanCorp
Coastal Financial Corporation
Bank of Commerce Holdings
Oak Valley Bancorp
First Financial Northwest, Inc.
Eagle Bancorp Montana, Inc.
Plumas Bancorp
United Security Bancshares
Community West Bancshares
Summit State Bank
Sound Financial Bancorp, Inc.
To perform this analysis, KBW used profitability and other financial information for the LTM or MRQ (or, in the case of dividend yield, most recent completed fiscal quarter annualized) ended December 31, 2020 or as of the end of such period and market price information as of April 13, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for AMRB and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for six of the selected companies). Where consolidated holding company level financial data for AMRB and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for three of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in AMRB’s historical financial statements, or the data prepared by Piper Sandler presented under the section “Opinion of AMRB’s Financial Advisor” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of AMRB and the selected companies:

	American River	Selected Companies
		25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	0.96%	0.98%	1.16%	1.15%	1.42%
MRQ Core Return on Average Tangible Common Equity(1)	11.16%	10.82%	14.50%	13.20%	16.74%
MRQ Net Interest Margin	3.46%	3.26%	3.48%	3.56%	3.93%
MRQ Fee Income / Revenue Ratio(2)	5.0%	6.7%	10.0%	17.4%	20.3%
MRQ Noninterest Expense / Average Assets	1.99%	2.74%	2.32%	2.62%	2.16%
MRQ Efficiency Ratio	58.7%	66.3%	60.4%	60.5%	54.2%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global.

(2)
Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of AMRB and the selected companies:
	American River	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.00%	8.08%	8.97%	8.92%	9.98%
Total Capital Ratio	16.21%	12.80%	13.22%	14.03%	15.57%
Loans HFI / Deposits	64.3%	102.5%	85.7%	88.3%	73.9%
Loan Loss Reserves / Gross Loans	1.39%	1.10%	1.22%	1.19%	1.32%
Nonperforming Assets / Loans + OREO	1.39%	0.92%	0.56%	0.68%	0.20%
MRQ Net Charge-offs / Average Loans	0.02%	0.04%	0.00%	0.05%	(0.01)%
In addition, KBW’s analysis showed the following concerning the market performance of AMRB and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):
	American River	Selected Companies
		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	57.0%	41.4%	68.6%	66.1%	96.8%
Year-To-Date Stock Price Change	21.6%	10.1%	22.9%	21.6%	30.4%
Price / Tangible Book Value per Share	1.24x	1.14x	1.25x	1.34x	1.46x
Price / LTM EPS	13.3x	9.7x	11.9x	12.6x	15.1x
Price / 2021 EPS Estimate	12.1x	9.6x	13.5x	13.2x	16.7x
Price / 2022 EPS Estimate	12.2x	10.2x	13.3x	12.3x	13.4x
Dividend Yield	1.8%	1.2%	1.8%	1.9%	2.2%
LTM Dividend Payout Ratio	23.3%	9.3%	18.4%	22.2%	25.9%
No company used as a comparison in the above selected companies analysis is identical to AMRB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 14 U.S. bank transactions announced since January 1, 2020 with announced deal values between $75 million and $200 million.

The selected transactions were as follows:
Acquiror	Acquired Company	Announcement Date
VyStar Credit Union	Heritage Southeast Bancorporation, Inc.	03/31/2021
Seacoast Banking Corporation of Florida	Legacy Bank of Florida	03/23/2021
Shore Bancshares, Inc.	Severn Bancorp, Inc.	03/03/2021
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.	01/27/2021
First Busey Corporation	Cummins-American Corp.	01/19/2021
BancorpSouth Bank	FNS Bancshares, Inc.	01/13/2021
BancorpSouth Bank	National United Bancshares, Inc.	12/02/2020
First Mid Bancshares, Inc.	LINCO Bancshares, Inc.	09/28/2020
Dollar Mutual Bancorp	Standard AVB Financial Corp.	09/25/2020
Enterprise Financial Services Corp	Seacoast Commerce Banc Holdings	08/20/2020
Blue Ridge Bankshares, Inc.	Bay Banks of Virginia, Inc.	08/13/2020
United Community Banks, Inc.	Three Shores Bancorporation,	03/09/2020
LendingClub Corporation	Radius Bancorp, Inc.	02/18/2020
Norwood Financial Corp. Inc.	UpState New York Bancorp, Inc.	01/09/2020
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of six selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Price per common share to LTM EPS of the acquired company (in the case of six selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM total net income); and

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium

KBW also reviewed the price per common share paid for the acquired company for the eight selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $22.40 per outstanding share of AMRB common stock and using historical financial information for AMRB as of or for the 12 months ended March 31, 2021 and the closing price of AMRB common stock on April 13, 2021.
The results of the analysis are set forth in the following table:
		Selected Transactions
	BMRC / AMRB	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.74x	1.16x	1.53x	1.44x	1.76x
Price / LTM EPS	15.9x	16.1x	17.3x	17.8x	21.3x
Core Deposit Premium	7.9%	4.7%	6.6%	7.0%	8.9%
One-Day Market Premium	40.0%	28.7%	37.3%	42.0%	70.6%

No company or transaction used as a comparison in the above selected transaction analysis is identical to AMRB or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of BMRC and AMRB to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for BMRC and AMRB for the quarter ended March 31, 2021, (ii) publicly available consensus “street estimates” for BMRC and AMRB, and (iii) market price information as of April 13, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of BMRC stockholders and AMRB shareholders in the combined company based on the 0.575x exchange ratio provided for in the merger agreement:
	BMRC % of Total	AMRB % of Total
Ownership at 0.575x merger exchange ratio:	~80%	~20%
Market Information:
Pre-Transaction Market Capitalization	84%	16%
Balance Sheet:
Total Assets	77%	23%
Gross Loans Held for Investment	82%	18%
Total Deposits	77%	23%
Tangible Common Equity	81%	19%
Income Statement:
2021 Estimated Earnings	78%	22%
2022 Estimated Earnings	78%	22%
Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of BMRC and AMRB. Using (i) closing balance sheet estimates as of September 30, 2021 for BMRC and AMRB taken from publicly available consensus “street estimates”, (ii) publicly available quarterly consensus “street estimates” for 2021 Q2 to 2021 Q4 for BMRC and AMRB, (ii) publicly available calendar year 2022 EPS consensus “street estimates” for BMRC and AMRB, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by BMRC management, KBW analyzed the potential financial impact of the merger on certain projected financial results of BMRC. This analysis indicated the merger could be accretive to BMRC’s estimated 2022 EPS and dilutive to BMRC’s estimated tangible book value per share at closing as of September 30, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of BMRC’s tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio, Leverage Ratio, Tier 1 Capital Ratio, and Total Risk-Based Capital Ratio at closing as of September 30, 2021 could be lower. For all of the above analysis, the actual results achieved by BMRC following the merger may vary from the projected results, and the variations may be material.
BMRC Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of BMRC to estimate a range for the implied equity value of BMRC. In this analysis, KBW used publicly available consensus “street estimates” for BMRC and assumed long-term growth rates for BMRC provided by BMRC management, and assumed discount rates ranging from 10.0% to 14.0% based on KBW’s professional judgment. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that BMRC could generate over the period from March 31, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of BMRC’s implied terminal value at the end of such period. KBW assumed that BMRC would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for BMRC, KBW applied a range of 13.0x to 19.0x BMRC’s estimated 2026 earnings based on KBW’s professional judgment. This dividend discount model analysis resulted in a range of implied values per share of BMRC common stock of $29.64 to $42.25.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of BMRC.
AMRB Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of AMRB to estimate a range for the implied equity value of AMRB. In this analysis, KBW used publicly available consensus “street estimates” for AMRB and assumed long-term growth rates for AMRB provided by AMRB management, and assumed discount rates ranging from 10.0% to 14.0% based on KBW’s professional judgment. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that AMRB could generate over the period from March 31, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of AMRB’s implied terminal value at the end of such period. KBW assumed that AMRB would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for AMRB, KBW applied a range of 11.0x to 15.0x AMRB’s estimated 2026 earnings based on KBW’s professional judgment. This dividend discount model analysis resulted in a range of implied values per share of AMRB common stock of $19.08 to $28.23.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of AMRB or the pro forma combined entity.
Miscellaneous.   KBW acted as financial advisor to BMRC in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between (i) BMRC and each of KBW and a KBW broker-dealer affiliate and (ii) AMRB and a KBW broker-dealer affiliate) may from time to time purchase securities from, and sell securities to, BMRC and AMRB. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BMRC or AMRB for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, BMRC agreed to pay a cash fee of $250,000 to KBW with the rendering of KBW’s opinion. In addition, BMRC will pay to KBW a cash fee of $1,000,000 upon the closing of the merger. BMRC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, KBW has not provided investment banking or financial advisory services to BMRC during the past two years. In the past two years, KBW has not provided investment banking or financial advisory services to AMRB. KBW may in the future provide investment banking and financial advisory services to BMRC or AMRB and receive compensation for such services.
Opinion of AMRB’s Financial Advisor
AMRB retained Piper Sandler to act as financial advisor to AMRB’s board of directors in connection with AMRB’s consideration of a possible business combination. AMRB selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as an independent financial advisor to AMRB’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 16, 2021 meeting at which AMRB’s board of directors considered the merger, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on April 16, 2021, to the effect that, as of such date, the exchange ratio was fair to the holders of AMRB’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of AMRB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of AMRB in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of AMRB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger or the agreement and plan of reorganization. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of AMRB common stock and did not address the underlying business decision of AMRB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the agreement and plan of reorganization, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for AMRB or the effect of any other transaction in which AMRB might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of AMRB, or class of such persons, if any, relative to the amount of compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
an execution copy of the merger agreement;

•
certain publicly available financial statements and other historical financial information of AMRB that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of BMRC that Piper Sandler deemed relevant;

•
publicly available mean analyst earnings per share estimates for AMRB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of AMRB;

•
publicly available mean analyst earnings per share estimates for BMRC for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of BMRC;

•
the pro forma financial impact of the merger on BMRC based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of BMRC;

•
the publicly reported historical price and trading activity for AMRB common stock and BMRC common stock, including a comparison of certain stock trading information for AMRB common stock and BMRC common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for AMRB and BMRC with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of AMRB and its representatives the business, financial condition, results of operations and prospects of AMRB and held similar discussions with certain members of the senior management of BMRC and its representatives regarding the business, financial condition, results of operations and prospects of BMRC.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by AMRB or BMRC or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of AMRB and BMRC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to its analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of AMRB or BMRC. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of AMRB or BMRC. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of AMRB or BMRC, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to AMRB or BMRC. Piper Sandler assumed, with AMRB’s consent, that the respective allowances for loan losses for both AMRB and BMRC were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for AMRB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of AMRB. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for BMRC for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of BMRC. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of BMRC. With respect to the foregoing information, the respective senior managements of AMRB and BMRC confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of AMRB and BMRC, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgments, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of AMRB or BMRC since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that AMRB and BMRC would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with AMRB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on AMRB, BMRC, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with AMRB’s consent, Piper Sandler relied upon the advice that AMRB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of AMRB common stock or BMRC common stock at any time or what the value of BMRC common stock would be once it is actually received by the holders of AMRB common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to AMRB’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to AMRB or BMRC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of AMRB and BMRC and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio, from a financial point of view, to the holders of AMRB common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of AMRB, BMRC, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to AMRB’s board of directors at its April 16, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the actual value of AMRB common stock or BMRC common stock or the prices at which BMRC or BMRC common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by AMRB’s board of directors in making its determination to approve the merger and entry into the agreement and plan of reorganization and the analyses described below should not be viewed as determinative of the decision of AMRB’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the agreement and plan of reorganization, at the effective time of the merger, each share of AMRB common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the agreement and plan of merger and reorganization, shall be converted into the right to receive 0.575 of a share of common stock of BMRC. Piper Sandler calculated an aggregate implied transaction value of approximately $134.891 million and an implied purchase price per share of $22.52 consisting of the implied value of 5,972,312 shares of AMRB common stock, inclusive of 65,605 restricted shares, 27,782 AMRB options outstanding with a weighted average strike price of $8.93, and 10,000 additional AMRB restricted shares expected to be issued in the second quarter of 2021 (as directed by AMRB management), and based on the closing price of BMRC common stock on April 15, 2021. Based upon financial information for AMRB as of or for the last twelve months (“LTM”) ended December 31, 2020, publicly available mean analyst earnings per share estimates for AMRB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 and the closing price of AMRB’s common stock on April 15, 2021, Piper Sandler calculated the following implied transaction metrics:
Transaction Price / Tangible Book Value per Share	174%
Transaction Price / LTM Earnings per Share	18.8x
Transaction Price / 2021E Mean Consensus EPS	17.2x
Tangible Book Premium / Core Deposits (CDs > $250K)(1)	8.3%
Premium to AMRB Market Price	39.5%

(1)
Core deposits equal total deposits less time deposits greater than $250,000

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of AMRB common stock and BMRC common stock for the one-year and three-year periods ended April 15, 2021. Piper Sandler then compared the relationship between the movements in the price of AMRB common stock and BMRC common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
AMRB’s One-Year Stock Performance
	Beginning Value April 15, 2020	Ending Value April 15, 2021
AMRB	100%	158.6%
AMRB Peer Group	100%	157.8%
S&P 500 Index	100%	149.8%
NASDAQ Bank Index	100%	193.8%
AMRB’s Three-Year Stock Performance(1)
	Beginning Value April 15, 2018	Ending Value April 15, 2021
AMRB	100%	105.4%
AMRB Peer Group	100%	107.4%
S&P 500 Index	100%	157.0%
NASDAQ Bank Index	100%	112.7%

(1)
Excludes Bank of San Francisco (OTCQK: BSFO) which became publicly traded during the measurement period

BMRC’s One-Year Stock Performance
	Beginning Value April 15, 2020	Ending Value April 15, 2021
BMRC	100%	127.8%
BMRC Peer Group	100%	160.3%
S&P 500 Index	100%	149.8%
NASDAQ Bank Index	100%	193.8%
BMRC’s Three-Year Stock Performance
	Beginning Value April 15, 2018	Ending Value April 15, 2021
BMRC	100%	111.8%
BMRC Peer Group	100%	96.4%
S&P 500 Index	100%	157.0%
NASDAQ Bank Index	100%	112.7%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for AMRB with a group of financial institutions selected by Piper Sandler. The AMRB peer group included banks headquartered in California whose securities are publicly traded with total assets between $0.60 billion and $1.25 billion, but excluded targets of announced merger transactions (the “AMRB Peer Group”). The AMRB Peer Group consisted of the following companies:
1st Capital Bancorp	Pinnacle Bank
American Riviera Bank	Plumas Bancorp
Bank of San Francisco	Summit State Bank
Bay Community Bancorp	Suncrest Bank
Communities First Financial Corporation	United Security Bancshares
Community West Bancshares	US Metro Bank
Pacific Enterprise Bancorp	Valley Republic Bancorp
The analysis compared publicly available financial information for AMRB with corresponding data for the AMRB Peer Group as of or for the period ended December 31, 2020 with market pricing data as of April 15, 2021. The table below sets forth the data for AMRB and the median, mean, low and high data for the AMRB Peer Group.

AMRB Comparable Company Analysis
	AMRB	AMRB Peer Group Median	AMRB Peer Group Mean	AMRB Peer Group Low	AMRB Peer Group High
Total assets ($mm)	869	869	893	604	1,246
Market value ($mm)	95	97	97	51	155
Price/Tangible book value (%)	125	119	122	88	181
Price/ LTM Earnings per share (x)	13.5	12.4	13.0	9.3	18.9
Current Dividend Yield (%)	1.7	0.0	0.9	0.0	5.6
One Year Price Change (%)	58.6	57.8	62.7	21.8	117.6
LTM Efficiency ratio (%)	59	57	58	45	73
LTM Net interest margin (%)	3.52	3.77	3.71	3.13	4.10
LTM Return on average assets (%)	0.86	0.85	0.96	0.51	1.60
LTM Return on average equity (%)	7.9	8.8	10.3	5.2	19.3
Tangible common equity/Tangible assets (%)	9.0	8.9	8.9	6.8	11.4
Loans / Deposits (%)	64	87	90	69	118
Non-performing assets / Total assets (%)	0.77	0.31	0.36	0.00	1.56
Piper Sandler used publicly available information to perform a similar analysis for BMRC by comparing selected financial information for BMRC with a group of financial institutions selected by Piper Sandler. The BMRC peer group included banks headquartered in the Western Region of the United States whose securities are publicly traded on a major exchange with total assets between $2.0 billion and $8.0 billion, most recent quarter cost of funds less than 0.25%, and noninterest-bearing deposits/total deposits greater than 30%, but excluded targets of announced merger transactions (the “BMRC Peer Group”). The BMRC Peer Group consisted of the following companies:
Central Pacific Financial Corp.	Sierra Bancorp
Central Valley Community Bancorp	TriCo Bancshares
Heritage Commerce Corp	Westamerica Bancorporation
Heritage Financial Corporation
The analysis compared publicly available financial information for BMRC with corresponding data for the BMRC Peer Group as of or for the period ended December 31, 2020 (unless otherwise noted) with pricing data as of April 15, 2021. The table below sets forth the data for BMRC and the median, mean, low and high data for the BMRC Peer Group.

BMRC Comparable Company Analysis
	BMRC	BMRC Peer Group Median	BMRC Peer Group Mean	BMRC Peer Group Low	BMRC Peer Group High
Total assets ($mm)	2,912	6,595	5,351	2,004	7,640
Market value ($mm)	523	771	896	244	1,715
Price/Tangible book value (%)	163	179	172	128	238
Price/ LTM Earnings per share (x)	17.6	20.6	18.4	11.6	21.9
Price/ 2021E Mean Analyst Earnings per share (x)	18.8	15.8	15.9	10.5	21.9
Current Dividend Yield (%)	2.3	2.8	2.9	2.1	4.3
One Year Price Change (%)	27.8	60.3	57.6	8.6	88.9
LTM Efficiency ratio (%)	55	57	58	47	64
LTM Net interest margin (%)	3.61	3.60	3.58	2.91	3.96
LTM Return on average assets (%)	1.04	0.91	0.95	0.58	1.30
LTM Return on average equity (%)	8.6	7.2	8.1	5.8	11.3
Tangible common equity/Tangible assets (%)	11.3	9.3	9.4	8.3	10.9
Loans / Deposits (%)	83	73	69	22	94
MRQ Cost of Funds (%)	0.08	0.13	0.12	0.03	0.19
Noninterest-bearing deposits/ Total deposits (%)	54	40	40	31	48
Non-performing assets / Total assets (%)	0.49	0.44	0.51	0.11	1.46
Analysis of Precedent Transactions.
Piper Sandler reviewed a group of recent bank merger and acquisition transactions. The group consisted of U.S. bank transactions announced between March 1, 2020 and April 15, 2021 involving targets with assets between $0.60 billion and $1.25 billion at the time of announcement (the “Precedent Transactions”).
The Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
BancorpSouth Bank	FNS Bancshares, Inc.
BancorpSouth Bank	National United Bancshares, Inc.
Virginia National Bankshares Corporation	Fauquier Bankshares, Inc.
First Mid Bancshares, Inc.	LINCO Bancshares, Inc.
Blue Ridge Bankshares, Inc.	Bay Banks of Virginia, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	BMRC/ AMRB	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	18.8	17.1	16.7	10.1	21.0
Transaction Price / Tangible Book Value Per Share (%)	174	130	126	81	171
Tangible Book Value Premium to Core Deposits (%)	8.3	4.0	3.3	(-2.8)	9.5
1-Day Market Premium (%)	39.5	28.2	33.3	8.1	68.8
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of AMRB common stock assuming AMRB performed in accordance with publicly available mean analyst earnings per share estimates for AMRB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of AMRB. To approximate the terminal value of a share of AMRB common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 10.0x to 17.5x and multiples of 2025 tangible book value ranging 100% to 150%. The terminal value and assumed dividends from June 30, 2021 through to December 31, 2025 (assumed to be maintained at the most recent quarterly amount) were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of AMRB common stock. As illustrated in the following tables, the analysis indicated imputed ranges of values per share of AMRB common stock of $8.71 to $18.67 when applying multiples of earnings and $10.24 to $19.10 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
9.0%	$11.12	$12.63	$14.14	$15.65	$17.16	$18.67
10.0%	10.66	12.11	13.56	15.00	16.45	17.90
11.0%	10.23	11.62	13.00	14.39	15.78	17.16
12.0%	9.82	11.15	12.48	13.81	15.14	16.46
13.0%	9.44	10.71	11.98	13.25	14.53	15.80
14.0%	9.07	10.29	11.51	12.73	13.95	15.17
15.0%	8.71	9.89	11.06	12.23	13.40	14.57
Tangible Book Value Per Share Multiples
Discount Rate	100%	110%	120%	130%	140%	150%
9.0%	$13.08	$14.29	$15.49	$16.69	$17.90	$19.10
10.0%	12.55	13.70	14.85	16.00	17.16	18.31
11.0%	12.04	13.14	14.24	15.35	16.45	17.56
12.0%	11.55	12.61	13.67	14.73	15.78	16.84
13.0%	11.09	12.11	13.12	14.14	15.15	16.16
14.0%	10.66	11.63	12.60	13.57	14.55	15.52
15.0%	10.24	11.17	12.11	13.04	13.97	14.91
Piper Sandler also considered and discussed with the AMRB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings.

To illustrate this impact, Piper Sandler performed a similar analysis, assuming AMRB’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for AMRB’s common stock, applying the price to 2025 earnings multiples range of 10.0x to 17.5x referred to above and a discount rate of 13.16%.
Earnings Per Share Multiples
Annual Estimate Variance	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
(15.0)%	$8.11	$9.19	$10.26	$11.34	$12.41	$13.48
(10.0)%	8.53	9.67	10.81	11.95	13.08	14.22
(5.0)%	8.95	10.15	11.36	12.56	13.76	14.96
0.0%	9.38	10.64	11.90	13.17	14.43	15.70
5.0%	9.80	11.12	12.45	13.78	15.11	16.44
10.0%	10.22	11.61	13.00	14.39	15.78	17.17
15.0%	10.64	12.09	13.55	15.00	16.46	17.91
Piper Sandler also performed an analysis that estimated the net present value per share of BMRC common stock, assuming BMRC performed in accordance with publicly available mean analyst earnings per share estimates for BMRC for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of BMRC, and tangible common equity / tangible assets maintained at 9.3% by distributing excess capital as cash dividends. To approximate the terminal value of a share of BMRC common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 12.0x to 22.0x and multiples of 2025 tangible book value ranging from 125% to 225%. The terminal value and assumed dividends from June 30, 2021 through December 31, 2025 were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BMRC common stock. As illustrated in the following tables, the analysis indicated imputed ranges of values per share of BMRC common stock of $22.51 to $43.99 when applying multiples of earnings and $24.07 to $46.91 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
8.0%	$27.70	$30.95	$34.21	$37.47	$40.73	$43.99
9.0%	26.72	29.84	32.96	36.08	39.19	42.31
10.0%	25.79	28.78	31.77	34.75	37.74	40.72
11.0%	24.91	27.77	30.63	33.49	36.35	39.21
12.0%	24.07	26.81	29.55	32.29	35.04	37.78
13.0%	23.27	25.90	28.53	31.15	33.78	36.41
14.0%	22.51	25.03	27.55	30.07	32.59	35.11

Tangible Book Value Per Share Multiples
Discount Rate	125%	145%	165%	185%	205%	225%
8.0%	$29.71	$33.15	$36.59	$40.03	$43.47	$46.91
9.0%	28.65	31.94	35.24	38.53	41.82	45.11
10.0%	27.64	30.79	33.95	37.10	40.25	43.41
11.0%	26.68	29.70	32.72	35.74	38.76	41.79
12.0%	25.77	28.66	31.56	34.45	37.35	40.24
13.0%	24.90	27.68	30.45	33.23	36.00	38.78
14.0%	24.07	26.74	29.40	32.06	34.72	37.38
Piper Sandler also considered and discussed with the AMRB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming BMRC’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for BMRC common stock, applying the price to 2025 earnings multiples range of 12.0x to 22.0x referred to above and a discount rate 11.14%.
Earnings Per Share Multiples
Annual Estimate Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(15.0)%	$22.23	$24.65	$27.06	$29.48	$31.90	$34.31
(10.0)%	23.08	25.64	28.20	30.76	33.32	35.88
(5.0)%	23.94	26.64	29.34	32.04	34.74	37.44
0.0%	24.79	27.63	30.47	33.32	36.16	39.00
5.0%	25.64	28.63	31.61	34.60	37.58	40.57
10.0%	26.49	29.62	32.75	35.88	39.00	42.13
15.0%	27.35	30.62	33.89	37.15	40.42	43.69
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on BMRC assuming the transaction closes on September 30, 2021. Piper Sandler also utilized the following information and assumptions: (a) publicly available mean analyst earnings per share estimates for AMRB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of AMRB, (b) publicly available mean analyst earnings per share estimates for BMRC for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of BMRC, and (c) certain assumptions relating to purchase accounting adjustments and cost savings, as provided by the senior management of BMRC. The analysis indicated that the merger could be accretive to BMRC’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2025, dilutive to BMRC’s estimated tangible book value per share at close, December 31, 2022 and December 31, 2023, approximately neutral to BMRC’s estimated tangible book value per share at December 31, 2024 and accretive BMRC’s estimated tangible book value per share at December 31, 2025.

In connection with this analysis, Piper Sandler considered and discussed with the AMRB’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as AMRB’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.56% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the merger, Piper Sandler’s fee was approximately $2.1 million. Piper Sandler also received a $175,000 fee from AMRB upon rendering its opinion, which opinion fee will be credited in full towards any advisory fee that may become due and payable to Piper Sandler upon closing of the merger. AMRB has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement. Piper Sandler did not provide any other investment banking services to AMRB in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to BMRC in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to AMRB and BMRC. Piper Sandler may also actively trade the equity and debt securities of AMRB and BMRC for its own account and for the accounts of its customers.
The Merger Consideration
At the effective time of the merger, each share of AMRB common stock issued and outstanding immediately before the effective time of the merger, except as provided below, will, by virtue of the merger and without any action on the part of the AMRB shareholder, be converted into the right to receive whole shares of common stock of BMRC at a rate of 0.575 shares of BMRC common stock for each share of AMRB common stock. Cash will be paid in lieu of fractional shares of BMRC common stock. You are urged to read carefully the information set forth below under “— Material U.S. Federal Income Tax Consequences of the Merger” to better understand the U.S. federal income tax effects of your receipt of BMRC common stock and cash in lieu of fractional shares in exchange for your AMRB common stock.
Common Stock
Upon consummation of the merger and except for cash paid in lieu of fractional shares, each share of AMRB common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive 0.575 shares of BMRC common stock, which is referred to as the exchange ratio.
The value of the BMRC common stock to be issued to the common shareholders of AMRB would amount to approximately $[*] million, based on the 15-day daily volume weighted average price of BMRC common stock as of [*], 2021. This estimation is based solely on the number of AMRB common shares issued and outstanding on the date of this joint proxy statement/prospectus multiplied by the exchange ratio, with the result then multiplied by said 15-day daily volume weighted average price of BMRC common stock.
Upon completion of the merger, and based on [*] shares of AMRB common stock issued and outstanding as of the date of this joint proxy statement/prospectus, AMRB shareholders are expected to receive approximately [*] shares of BMRC common stock. Following the completion of the merger and based on [*] shares of BMRC common stock issued and outstanding as of [*], 2021, the former AMRB shareholders will own approximately [*]% of the issued and outstanding shares of BMRC common stock and the current shareholders of BMRC will own the remaining approximately [*]% of the issued and outstanding shares of BMRC common stock.
The following table sets forth the closing sale prices of (i) BMRC common stock as quoted on Nasdaq on [*], 2021, and (ii) AMRB common stock as quoted on Nasdaq on April 16, 2021, the last trading-day before BMRC announced the merger, and on [*], 2021, the last practicable trading-day before the distribution of this joint proxy statement/prospectus. To illustrate the market value of the per share merger consideration to be received by AMRB’s shareholders, the following table also presents the equivalent market value per share of AMRB common stock as of April 16, 2021, and [*], 2021, which were determined by multiplying the closing price for the BMRC common stock on those dates by the exchange ratio of 0.575 of a share of BMRC common stock for each share of AMRB common stock.
	BMRC Common Stock		AMRB Common Stock		Equivalent Market Value Per Share of AMRB
At April 16, 2021		$39.06		$16.35		$22.46
At [*]	$	[*]	$	[*]	$	[*]
The market price of BMRC common stock and AMRB common stock will fluctuate prior to the date of AMRB’s special meeting and the date an AMRB shareholder receives their shares of BMRC common stock. Therefore, the value of the stock to be received in the merger by the AMRB shareholders will not be known at the time the AMRB shareholders vote on the merger and merger agreement. AMRB shareholders should obtain a current price quotation for the shares of BMRC common stock to update the implied value for a share of AMRB common stock.
Fractional Shares
No fractional shares of BMRC common stock will be issued and, in lieu thereof, each holder of AMRB common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the volume weighted average price of the BMRC common stock as quoted on Nasdaq for the fifteen (15) trading days ending on the day which is the second trading day before the anticipated closing date of the merger, whether or not trades occurred on those days. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of BMRC common stock.
Procedures for Exchanging AMRB Common Stock Certificates
Promptly following the closing of the merger, Computershare, BMRC’s transfer agent and the exchange agent for the merger, will mail to each holder of record of AMRB common stock a notice and form of transmittal letter advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates representing shares of AMRB common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of AMRB common stock for exchange and cancellation to the exchange agent (or appropriate certifications with respect to book-entry shares), together with a duly executed transmittal letter, the holder of such certificate will be entitled to receive the merger consideration allocated to them and the certificate for AMRB common stock so surrendered will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of BMRC common stock.
AMRB shareholders who surrender their stock certificates and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in AMRB in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent’s acceptance of such stock certificates and transmittal materials or stock interest, be entitled to receive the shares of BMRC common stock and cash in lieu of fractional shares to which they are entitled.
An AMRB shareholder will receive dividends on BMRC common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her AMRB stock certificates. Only then will the AMRB shareholder be entitled to receive all previously withheld dividends and distributions, without interest.
After completion of the merger, no transfers of AMRB common stock issued and outstanding immediately prior to the completion of the merger will be allowed. AMRB stock certificates (or book entry shares) that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.
BMRC will only issue a BMRC stock certificate in a name other than the name in which a surrendered AMRB stock certificate is registered if an AMRB shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of AMRB common stock formerly represented by such AMRB stock certificate and that the AMRB shareholder has paid any applicable stock transfer taxes.
If an AMRB shareholder has lost his or her AMRB stock certificate, or the AMRB stock certificate has been stolen or destroyed, the AMRB shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.
Conditions to the Merger
Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:
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the holders of a majority of the issued and outstanding common shares of each of AMRB and BMRC must approve the merger and merger agreement;

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BMRC and AMRB must receive all required regulatory approvals for the merger, no such approval may contain any condition that would reasonably be likely to have a material adverse effect on BMRC and its subsidiaries taken as whole after giving effect to the merger; and

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no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger.

In addition to the foregoing conditions, the obligation of BMRC to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by BMRC:
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the representations and warranties of AMRB in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on AMRB, and BMRC shall have received a certificate signed by the chief executive officer and chief financial officer of AMRB to that effect;

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AMRB must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and BMRC shall have received a certificate signed by the chief executive officer and chief financial officer of AMRB to that effect;

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BMRC shall have received shareholder agreements executed and delivered by each of the AMRB directors (which BMRC has received) and each of the directors who signed the shareholder agreements shall have performed in all material respects all obligations under such agreements. The form of the shareholder agreement is attached as Exhibit A-1 to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus;

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as of the last business day of the month prior to the closing of the merger, AMRB’s adjusted stockholders’ equity must not be less than $93.1 million; for purposes of this condition, AMRB’s adjusted stockholders’ equity means AMRB’s stockholders’ equity excluding the effect or accrual of (i) certain employee payments in accordance with the merger agreement, (ii) any change in the accumulated other comprehensive income of the securities portfolio from the amount reported as of December 31, 2020, (iii) any purchase accounting marks, (iv) any goodwill impairment recognized since December 31, 2020, (v) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.07 and 6.18 of the merger agreement to the extent that such actions were not necessary to bring AMRB into conformity with GAAP or any applicable law of any governmental authority, (vi) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for AMRB for services rendered solely in connection with the transactions contemplated by the merger agreement paid by AMRB prior to closing of the transaction, (vii) all amounts paid or accrued in connection with any litigation related to the transactions contemplated in the merger agreement, including any amounts paid in settlement thereof, and (viii) all amounts paid or accrued for the change in control agreements in accordance with the merger agreement; provided, however, that to the extent that the amounts of the items in (vi), (vii) and (viii) exceed certain thresholds set forth in the merger agreement, such excess shall reduce the adjusted stockholders’ equity on an after tax basis pursuant to the terms of the merger agreement;
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BMRC shall have received a tax opinion from Crowe LLP that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and that BMRC and AMRB each will be a party to that reorganization within the meaning of Section 368(b) of the Code;

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BMRC shall have received executed non-compete/non-solicitation agreements from each of the directors of AMRB and from any AMRB officer with a title of EVP or above (which BMRC has received) each of which shall remain in full force and effect;

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AMRB shall have paid all transaction expenses incurred in connection with the merger prior to the closing and shall have provided BMRC with written evidence thereof; provided, BMRC shall have been given an opportunity to review all invoices, bills and estimates relating to professional fees; and

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BMRC shall have received the written resignation of each director of AMRB.

In addition to the other conditions set forth above, the obligation of AMRB to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by AMRB:
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the representations and warranties of BMRC in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on BMRC, and AMRB shall have received a certificate signed by the chief executive officer and chief financial officer of BMRC to that effect; and

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BMRC must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and AMRB shall have received a certificate signed by the chief executive officer and chief financial officer of BMRC to that effect;

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AMRB shall have received shareholder agreements executed and delivered by each of the BMRC directors (which AMRB has received) and each of the directors who signed the shareholder agreements shall have performed in all material respects all obligations under such agreements. The form of the shareholder agreement is attached as Exhibit A-2 to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus;

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AMRB shall have received a tax opinion from Manatt, Phelps & Phillips LLP that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and that BMRC and AMRB each will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

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The shares of BMRC common stock to be issued in the merger shall be approved for quotation on Nasdaq subject to official notice of issuance, prior to closing.

Additionally, each party’s obligations are conditioned upon no event having occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a material adverse effect on the other. Under the terms of the merger agreement, a material adverse effect on either BMRC or AMRB is defined to mean any effect that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, or financial condition of either BMRC or AMRB, as the case may be, or the merger. However, under the terms of the merger agreement, the following effects, circumstances, occurrences, or changes shall not be considered when determining if a material adverse effect has occurred:
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any change in law, rule or regulation or generally accepted accounting principles or interpretations of them by governmental authorities that apply to all parties;

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any action taken by one party with the express written consent of the other party or as otherwise required by the merger agreement;

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any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance; provided, however, that the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect unless such facts or circumstances are themselves specifically excepted from the definition of material adverse effect;

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changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect one of the parties;

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changes in global, national or regional political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the commercial banking industry generally (including any such changes arising out of the Covid-19 pandemic or governmental responses thereto);

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changes resulting from earthquakes, floods, wildfires or other natural disasters or form any outbreak of any diseases or other public health event (including the COVID-19 pandemic); or

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any litigation instituted seeking to enjoin the consummation of the merger or asserting that the merger consideration is unfair, the directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of or efforts to consummate the merger, or that the registration statement or this joint proxy statement/prospectus contained any misstatements of material fact relating to the transactions contemplated by the merger agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by the merger agreement not misleading.

Bank Regulatory Approvals
The merger cannot be completed unless the parties receive prior approvals or waivers from the FDIC, DFPI and Federal Reserve.
Bank holding companies, such as BMRC and AMRB, and their respective banking subsidiaries, American River Bank and Bank of Marin, are heavily regulated institutions with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies.
Applications for regulatory review and approval of the merger and the related transactions have been filed with the DFPI and the FDIC. [The Federal Reserve has confirmed to BMRC no application is necessary by letter dated [*].] There can be no assurance that the DFPI or the FDIC will approve or take other required action with respect to the merger and the related transactions or as to the date of such approvals or action nor that such approvals will not impose conditions, restrictions or requirements which would reasonably be likely to have a material adverse effect on AMRB, restrict BMRC or Bank of Marin after the merger in a manner that would have a material adverse effect on AMRB’s business, or would require the sale by AMRB or Bank of Marin of any material portion of their respective assets. If any such condition or requirement is imposed, BMRC may elect not to consummate the merger. See “— Conditions to the Merger.” The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, AMRB shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Neither BMRC nor AMRB is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Business Pending the Merger
The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this joint proxy statement/prospectus, are briefly described below.
Pending consummation of the merger, AMRB may not, among other things, take the following actions without the prior written consent of BMRC (which consent will not be unreasonably withheld, conditioned or delayed):
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conduct its business other than in the ordinary and usual course or fail to use reasonable best efforts to preserve its business organization and assets intact, take any action that would be reasonably expected to impede, delay or adversely affect AMRB’s ability to complete the transaction, take any action that would be reasonably expected to diminish the value of AMRB or its goodwill to BMRC or Bank of Marin or disparage BMRC or Bank of Marin and any of their officers, employees, or directors;

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issue, sell, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of any additional shares of capital stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights, except as previously disclosed to BMRC;

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except for the payment of quarterly cash dividends in the amount of $0.07 per share in the usual and ordinary course, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

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enter into, renew, make any new grants of awards under, terminate, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of AMRB or grant any salary or wage increase, bonus or increase any employee benefit (including incentive or bonus payments); except, (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than five percent (5%); (ii) incentive payments accrued and paid prior to the closing in the usual and ordinary course; or (iii) for other changes that are required contractually or by applicable law. Without limiting the generality of the foregoing, except as provided in the merger agreement AMRB shall not grant or approve the grant of any AMRB stock options, AMRB restricted stock or AMRB awards under the AMRB stock option plan. AMRB shall also not make any severance payments except in accordance with the merger agreement;

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hire any person as an employee of AMRB or promote any employee, except persons hired to fill a vacancy arising after the date of the merger agreement, provided that the person’s employment is terminable at the will of AMRB;

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enter into, terminate, establish, adopt, or amend (except (i) as may be required by applicable law or (ii) as otherwise provided in the merger agreement), any employee benefit plan, or take any action to change the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

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sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except with respect to other real estate owned and sales in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all the other transactions, is not material to AMRB;

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acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions is not material to AMRB), all or any portion of the assets, business, securities, deposits or properties of any other entity;

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make any capital expenditures, other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

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amend the articles of incorporation or bylaws of AMRB;

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implement or adopt any change in AMRB’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by AMRB’s independent public accountants, or as otherwise required in the merger agreement;

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except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, or terminate any material contract or amend or modify in any material respect any of its existing material contracts that call for aggregate annual payments of $25,000 or more and which are not terminable at will or with 30 days or less notice without payment of a premium or penalty, other than loans or other transactions made in the ordinary course of the banking business;

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enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by AMRB of an amount that exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of AMRB or create precedent for claims that reasonably are likely to be material to AMRB;

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take any action or omit to take any action that would reasonably be likely to result in any of AMRB’s representations or warranties set forth in the merger agreement being or becoming untrue in any material respect, or a condition to the merger not being satisfied, or a material violation of any provision of the merger agreement, except as may be required by applicable law;

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except as required by law or regulation, implement or adopt any material change to interest rate or other risk management policies, fail to follow AMRB’s existing policies with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk;

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incur any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or liabilities with a duration of 90 days or less incurred in the ordinary and usual course of business) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary and usual course of business consistent with past practices;

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make any loan, loan commitment, renewal or extension to any person or any affiliate or immediate family member of such person exceeding $750,000, individually, make an aggregate of loans or loan commitments to any person or affiliate in excess of $750,000, renew or extend any loan or loan commitment to any person in excess of $1,000,000 or any loan or loan commitment that is below a “pass” grade, or any loan proposed to be made with one or more exceptions to AMRB’s loan policy in accordance with the merger agreement;

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other than purchases of direct obligations of the United States of America with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type and other than sales of overnight federal funds or as provided above, make any investment either by contributions to capital, property transfers or purchase of any property or asset of any person;

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commence or settle any litigation or proceeding with respect to any liability for taxes, make any material tax election, file any amended tax return, or take any action which is reasonably likely to have a material adverse effect on the tax position of AMRB, or of BMRC after the merger; or change any of its methods of reporting income or deductions for tax purposes or take any other action with respect to taxes that is outside the ordinary and usual course of business or inconsistent with past practice; or

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agree or commit to do, any of the foregoing.

The merger agreement also provides that pending consummation of the merger, BMRC may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of AMRB:

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conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises and existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, or knowingly take any action that would reasonably be expected to materially impede, delay or adversely affect the ability of BMRC to consummate the merger and other transactions contemplated in the merger agreement;

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take any action or omit to take any action that would result in: any of BMRC’s representations or warranties set forth in the merger agreement being or becoming untrue in any material respect, a condition to the merger not being satisfied, or a material violation of any provision of the merger agreement, except as may be required by applicable law;

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amend the its articles or bylaws in a manner that would materially and adversely affect the holders of AMRB common stock, or adversely affect the holders of AMRB common stock relative to other holders of BMRC common stock;

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adjust, split, combine or reclassify any capital stock of BMRC or make, declare or pay any extraordinary dividend on any capital stock of BMRC; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited above.

Additional Covenants
AMRB and BMRC have also agreed to:
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cooperate and use their reasonable best efforts in good faith to take all actions necessary to consummate, as promptly as practicable, the merger, and the other transactions contemplated by the merger agreement;

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jointly prepare this joint proxy statement/prospectus and BMRC will prepare and file with the Commission a registration statement on Form S-4;

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consult and obtain consent from the other before issuing any press releases with respect to the merger or the merger agreement, such consent not to be unreasonably withheld or delayed;

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afford the other party access to certain information and personnel and keep any information so obtained confidential;

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use reasonable best efforts to obtain all governmental consents necessary to consummate the transactions contemplated in the merger agreement;

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notify each other of any circumstance known to it that is reasonably likely, individually or taken together with all other facts known to it, to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement; and

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refrain from taking any action that would disqualify or reasonably be expected to disqualify the merger as a “reorganization” under section 368(a) of the Internal Revenue Code.

AMRB has further agreed to:
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convene a shareholders’ meeting as soon as practicable to consider and vote upon adoption of the merger agreement and recommend to its shareholders that they approve the merger;

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refrain from taking certain action with respect to an alternative acquisition proposal as described under “— No Solicitation” below;

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refrain from causing or permitting AMRB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, or merger agreement or other agreement (other than a confidentiality agreement in accordance with the merger agreement) relating to an acquisition proposal, except under certain circumstances relating to a superior proposal pursuant to which AMRB pays a termination fee, as described in “— Termination of the Merger Agreement” below;

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modify its accounting and certain other policies and practices to match those of BMRC and make such accounting entries and adjustments as BMRC shall direct, subject to certain exceptions;

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provide BMRC with evidence that the AMRB 401(k) Profit Sharing Plan is in the process of being terminated;

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make or cause to be made a severance payment to each employee who is identified by BMRC as not being a continuing employee;

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consult in good faith with BMRC regarding the content of any formal presentation of the transactions contemplated by the merger agreement to employees of AMRB as a group and will include a representative of BMRC in any such presentation and provide BMRC with a copy of the intended communication;

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use reasonable best efforts to obtain any required consents or waivers from third-parties in connection with the merger and the other transactions contemplated by the merger agreement to ensure a smooth transition at or after the effective time;

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take action necessary so that immediately prior to the effective time, each AMRB option remaining outstanding will be cancelled and will entitle the option holder only to a cash payment equal to the product of (x) the total number of shares of AMRB common stock subject to the option times (y) the excess, if any, of (i) the product of (a) the volume weighted average price of BMRC common stock for the fifteen (15) trading days ending on the day which is the second trading day preceding the effective time of the merger and (b) 0.575 over (ii) the exercise price of such option less applicable taxes required to be withheld;

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update the disclosure schedules to the merger agreement to the second business day prior to the closing of the merger and deliver such a draft of the updated disclosure schedules to BMRC no later than 72 hours prior to the closing of the merger; and

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at least five business days prior to the effective time of the merger, provide BMRC with AMRB’s updated consolidated financial statements as of the month end immediately prior to the effective time of the merger, and certified closing financial statements updated as of closing;

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have paid all professional fees in full prior to the closing of the merger and BMRC shall have received written evidence of this prior to closing of the merger; provided, BMRC shall have been given an opportunity to review all invoices, bills and estimates relating to such professional fees.

BMRC has further agreed to:
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convene a shareholders’ meeting as soon as practicable to consider and vote upon adoption of the merger agreement and recommend to its shareholders that they approve the merger;

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following the effective time of the merger, indemnify present and former directors and officers of AMRB in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that AMRB is permitted to indemnify its directors and officers;

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provide, for six years from the effective time, the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of AMRB on terms and conditions comparable to those provided by AMRB;

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provide former employees of AMRB who continue as employees of Bank of Marin with employee benefit plans on substantially the same terms and conditions to those provided to similarly situated employees of Bank of Marin;

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appoint two mutually acceptable AMRB directors as directors of BMRC and Bank of Marin;

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use its reasonable best efforts to list on Nasdaq shares of its common stock to be issued in the merger; and

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assume the AMRB salary continuation agreements and deferred compensation plan and pay the obligations required under any change in control provisions of any employment agreement.

AMRB Board of Directors’ Covenant to Recommend the Merger and Merger Agreement
Pursuant to the merger agreement, the AMRB board of directors is required to recommend that AMRB shareholders approve the merger and merger agreement at all times prior to and during the AMRB special meeting at which the merger and merger agreement is to be considered by them. The AMRB board of directors may not withhold, withdraw, qualify or modify in any manner adverse to BMRC such recommendation or take any other action or make any other public statement in connection with the AMRB special meeting inconsistent with such recommendation, except as described below.
The AMRB board of directors is permitted to change its recommendation if AMRB has complied with the merger agreement and the AMRB board of directors, based on the advice of its outside counsel, has determined in good faith that failure to do so would result in a violation of the board of directors’ fiduciary duties under applicable law. If the AMRB board of directors intends to change its recommendation following an acquisition proposal, as described in “— No Solicitation,” it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by BMRC, that another acquisition proposal constitutes a superior proposal, as defined in “— No Solicitation” below. AMRB also must notify BMRC at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to BMRC the material terms and conditions of any proposal or offer and keep BMRC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.
No Solicitation
Under the terms of the merger agreement, AMRB has agreed that neither it nor any of its officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives not to, directly or indirectly:
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initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal; or

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engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means:
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any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving AMRB or any of its subsidiaries; and

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any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power or of any class of equity securities of AMRB or those of any of its subsidiaries or 10% or more of the total assets of AMRB.

However, the above restriction would not prevent AMRB or its board of directors from:
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complying with disclosure obligations under federal or state law;

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at any time prior, but not after the merger and merger agreement is approved by the requisite vote by the AMRB shareholders, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the board of directors of AMRB receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between the parties to the merger agreement;

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engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

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recommending such an acquisition proposal to the shareholders of AMRB;

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only if, however, in the cases referred to in the second, third and fourth bullet points above, the board of directors of AMRB determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their fiduciary duties under applicable laws; and in the cases referred to in the third and fourth bullet points above, the board of directors of AMRB determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal.

For purposes of the merger agreement, “superior proposal” means an unsolicited bona fide acquisition proposal involving more than 50% of the assets or total voting power of the equity securities of AMRB that its board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to AMRB’s shareholders from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction offered by BMRC and the time likely to be required to consummate such acquisition proposal).
AMRB agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition proposals. AMRB has agreed that it will notify BMRC promptly, but in no event later than the next succeeding business day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposal or offer and thereafter shall keep BMRC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.
Representations and Warranties of the Parties
Pursuant to the merger agreement, BMRC and AMRB made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger.”
The merger agreement contains representations and warranties that BMRC and AMRB made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither BMRC nor AMRB believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.
Accordingly, shareholders of AMRB should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in BMRC’s or AMRB’s public disclosures.
Effective Time of the Merger
Pursuant to the terms and conditions set forth in the merger agreement, AMRB will be acquired by BMRC in a transaction in which AMRB will merge with and into BMRC, with BMRC as the corporation,

followed immediately thereafter by the merger of AMRB’s wholly owned subsidiary American River Bank with and into BMRC’s wholly owned subsidiary Bank of Marin, with Bank of Marin the surviving institution. The merger will become effective upon the acceptance of a certificate of merger by the DFPI following its filing with the Secretary of State of California in accordance with the provisions of applicable California law. The merger is expected to become effective during the third quarter of 2021.
Waiver and Amendment of the Merger Agreement
At any time prior to the closing of the merger, BMRC and AMRB, by action taken or authorized by their respective boards of directors, may, if legally allowed:
•
amend or modify the agreement in writing; and

•
waive any provision in the merger agreement that benefited them.

However, after any approval of the transactions contemplated by the merger agreement by the shareholders of AMRB, there may not be, without further approval of those shareholders, any amendment to the merger agreement which would reduce the aggregate value of the consideration to be received by the AMRB shareholders under the merger agreement, other than as contemplated by the merger agreement.
Termination of the Merger Agreement
The merger agreement may be terminated:
•
by the mutual written consent of BMRC and AMRB;

•
by BMRC or AMRB, in the event that the merger is not consummated by December 31, 2021, except to the extent that the failure to consummate the merger by December 31, 2021 is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the directors or executive officers of the party seeking to terminate to perform or observe their respective covenants under the merger agreement, or in the case of directors of AMRB or BMRC, their respective shareholder agreements with BMRC and AMRB;

•
by BMRC or AMRB, in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement have been denied by final non-appealable action of the governmental authority or an application for approval has been permanently withdrawn at the invitation, request or suggestion of a governmental authority, or if approval of the merger agreement by AMRB or BMRC shareholders has not been obtained by reason of the failure to obtain the required vote at the AMRB or BMRC special meeting;

•
by AMRB, if AMRB is not in material breach of any terms of the merger agreement, the board of directors of AMRB authorizes the company to enter into an alternative acquisition agreement with respect to a superior proposal, BMRC does not make within 5 business days of receipt of notice of AMRB’s intentions to enter into the alternative acquisition agreement, an offer that the AMRB board of directors determines in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders as the superior proposal and AMRB pays the termination fee described below;

•
by AMRB, if BMRC breaches any of its representations or warranties, or fails to perform any of its agreements or covenants, which breach is incapable of being cured by BMRC within 30 days after written notice is given to BMRC;

•
by AMRB, if a director of BMRC materially breaches his or her shareholder agreement, including a breach of the obligation to vote his or her shares of BMRC common stock in favor of adoption of the merger and merger agreement, if such breach has resulted in the failure of the merger and merger agreement to be adopted by the shareholders of BMRC as required under the merger agreement, and such breach cannot be cured within 30 days of giving notice to the breaching director;

•
by BMRC, if AMRB breaches any of its representations or warranties, or fails to perform any of its obligations required to be performed under the merger agreement, which breach is incapable of being cured by AMRB within 30 days after written notice is given to AMRB;

•
by BMRC, if a director of AMRB materially breaches his or her shareholder agreement, including a breach of the obligation to vote his or her shares of AMRB common stock in favor of adoption of the merger and merger agreement, if such breach has resulted in the failure of the merger and merger agreement to be adopted by the shareholders of AMRB as required under the merger agreement, and such breach cannot be cured within 30 days of giving notice to the breaching director;

•
by BMRC, if AMRB breaches its obligations relating to acquisition proposals described in “— No Solicitation” above, the board of directors of AMRB withdraws or changes its recommendation of the merger, fails to reaffirm its approval or recommendation of the merger as promptly as practicable after receipt of any written request to do so from BMRC, or recommends that its shareholders tender their shares in an offer not commenced by BMRC or an affiliate of BMRC or fails to recommend unequivocally against such an offer.

Termination Fee
The merger agreement provides that AMRB must pay BMRC a $5.38 million termination fee under the circumstances and in the manner described below:
•
an acquisition proposal shall have been made to AMRB or its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an acquisition proposal, BMRC and AMRB fail to consummate the merger by December 31, 2021 as a result of AMRB’s knowing action or inaction or failure to obtain required approval of its shareholders; and any acquisition proposal is consummated within 12 months of the termination of the merger agreement;

•
AMRB terminates the merger agreement in conjunction with entering into a superior proposal pursuant to the terms of the merger agreement and BMRC does not make, within five business days of receipt of notice of a superior proposal, an offer that AMRB’s board of directors determines is at least as favorable from a financial point of view, to the shareholders of AMRB as the superior proposal;

•
Prior to AMRB obtaining shareholder approval of the merger agreement, AMRB breaches its obligations relating to acquisition proposals described in “— No Solicitation” above; the board of directors of AMRB withdraws or changes its recommendation of the merger or fails to reaffirm its approval or recommendation promptly after receipt of a competing acquisition proposal and BMRC terminates the merger agreement.

Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to BMRC no later than two business days following the termination of the merger agreement.
If AMRB fails to timely pay the termination fee to BMRC when triggered, AMRB will be obligated to pay all costs and expenses (including attorneys’ fees) incurred by BMRC from the date such termination fee was required to be paid, including costs of suit and collection, together with interest.
Except as set forth above, there is no liability or further obligation of any kind on the part of either AMRB or BMRC in connection with termination of the agreement, provided no termination shall relieve any party of any liability or damages resulting from a willful breach of the merger agreement.
Certain Employee Matters
The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.
After the effective time of the merger, continuing employees of AMRB will be entitled to participate in the BMRC and Bank of Marin employee benefit plans of general applicability to the same extent as similarly-situated employees of Bank of Marin. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits under, the Bank of Marin employee benefit plans, BMRC will recognize years of service with AMRB to the same extent as such service was credited for such purpose by Bank of Marin, except where such recognition would result in duplication of benefits. Nothing contained in the merger agreement shall limit the ability of BMRC to amend or terminate any AMRB benefit plan in accordance with their terms at any time.
At the time the continuing employees of AMRB become eligible to participate in a medical, dental or health plan of Bank of Marin, BMRC will use commercially reasonable efforts to cause each such plan to:
•
waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of AMRB;

•
provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

•
waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding AMRB plan prior to the effective time of the merger.

Those employees of AMRB and its subsidiaries who are not offered employment by Bank of Marin following the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package, will be entitled to receive a single lump sum payment of severance from AMRB in an amount equal to two weeks of his or her current salary for each full year of service worked by such employee for AMRB, with a minimum of four weeks and a maximum of 52 weeks salary. However, none of these severance payments may be paid to an employee that has a change in control agreement, who receives an offer of full time employment with Bank of Marin at a salary commensurate with their current salary and declines such offer of employment, who declines an offer of short term employment or quits prior to the agreed separation date, who accepts a position with Bank of Marin regardless of position or salary, or who is terminated by Bank of Marin for cause. With respect to short term employees who transition to employment with Bank of Marin and as defined in the merger agreement, AMRB shall make no severance payment, but rather Bank of Marin will make such payments but not until the separation date indicated in the offer of short term employment; provided, however, an employee who declines such offer of short term employment or voluntarily terminates with Bank of Marin prior to the separation date indicated in the offer of short term employment will receive no severance payment.
No later than the day immediately preceding the effective time of the merger, AMRB shall provide BMRC with evidence that its 401(k) profit sharing plan is in the process of being terminated or that AMRB is exiting such plan pursuant to resolutions of the AMRB board that are effective as of no later than the day immediately preceding the effective time of the merger, provided, however, that the effectiveness of such termination may be conditioned on the consummation of the merger. The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of BMRC. AMRB will also take such other actions in furtherance of terminating its 401(k) profit sharing plan as BMRC may reasonably require; provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the merger. BMRC will, and will cause its affiliates to, designate a tax-qualified defined contribution plan of BMRC or one of its affiliates that either (i) currently provides for the receipt from employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the effective date of the merger to provide for the receipt from the continuing AMRB employees of eligible rollover distributions. Each continuing AMRB employee who is a participant in an AMRB 401(k) profit sharing plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to a Bank of Marin plan, subject to and in accordance with the provisions of such plan(s) and applicable law.
Interests of Certain AMRB Officers and Directors in the Merger
When AMRB shareholders are considering the recommendation of the AMRB board with respect to approving the merger proposal at the AMRB special meeting, AMRB shareholders should be aware that AMRB directors and officers have interests in the merger as individuals that are in addition to, or different from, the interests of shareholders of AMRB generally. The AMRB board was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger, and in recommending to shareholders that they vote for approval of the merger proposal. These interests are described below. For purposes of this disclosure, the named executive officers of AMRB are David E. Ritchie, Jr., President and Chief Executive Officer, Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, Kevin B. Bender, Executive Vice President and Chief Operating Officer, and Dan C. McGregor, Executive Vice President and Chief Credit Officer. The amounts in the tables below do not attempt to forecast any additional equity grants, option exercises, vesting or forfeiture that may occur prior to the closing of the merger. As a result of the foregoing assumptions, the actual amounts to be received by the AMRB executive officers and directors may materially differ from the amounts discussed above and in the disclosure under “ — Golden Parachute Compensation.”
Stock Ownership.
The directors and executive officers of AMRB, as a group, beneficially owned and had the power to vote as of the AMRB record date, a total of 618,725 shares of AMRB common stock, representing approximately 10.3% of the issued and outstanding shares of AMRB common stock as of that date. All of the shares of AMRB common stock beneficially owned by the directors and executive officers of AMRB are expected to be voted in favor of the merger agreement, and all of the directors of AMRB entered into shareholder agreements with BMRC agreeing to vote their shares in favor of the merger. See “The Merger — AMRB Shareholder Agreements” beginning on page 84. Each of these persons will receive the same merger consideration for their shares of AMRB common stock as the other AMRB shareholders.
Treatment of AMRB Equity Awards.
AMRB Options.
Immediately prior to the effective time of the merger, each AMRB option that is outstanding and unexercised immediately prior to the effective time, all of which already have vested, will be canceled in exchange for the right to receive from AMRB a single lump sum cash payment equal to the product of (i) the number of shares of AMRB common stock subject to such AMRB option immediately prior to the effective time, and (ii) the excess, if any, of (A) the BMRC average share price (which is the volume-weighted average closing price per share of BMRC common stock, as reported on Nasdaq, for the fifteen (15) trading days ending on the second trading day prior to the closing date of the merger) multiplied by the exchange ratio (0.575), over (B) the exercise price per share of such AMRB option, less any applicable taxes required to be withheld with respect to such payment (such payment, the “Option Cancellation Payment”). For AMRB options that are exercised before the closing, the underlying shares of AMRB common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio in the same manner as all other outstanding shares as of the closing date.
AMRB Restricted Stock
Each outstanding award of AMRB restricted stock will become fully vested immediately prior to the effective time of the merger. Upon the effective time of the merger, the shares of AMRB common stock deliverable upon the vesting of such awards, after reduction for tax withholdings if applicable, will be canceled in exchange for the right to receive a number of shares of BMRC common stock equal to the number of shares of AMRB common stock so deliverable upon the vesting of such awards immediately prior to the effective time of the merger multiplied by the exchange ratio (0.575), plus cash in lieu of any fractional share interest.
For an estimate of the amounts that would be realized by each of AMRB’s named executive officers in respect of the vesting of his AMRB restricted stock awards immediately prior to the effective time, see below “— Golden Parachute Compensation.” The estimated aggregate amount that would be realized by AMRB’s non-employee directors in respect of their unvested AMRB equity awards if the merger were to be completed on August 1, 2021 is set forth below. None of the AMRB directors holds any stock options.

Name	Restricted Shares (#)	Value ($)
Non-Employee Directors(1)
Nicolas C. Anderson	3,266	$64,308
Kimberly A. Box	3,266	$64,308
Charles D. Fite	3,711	$73,070
Jeffery Owensby	3,266	$64,308
Julie A. Raney	1,661	$32,705
William A. Robotham	3,266	$64,308
Philip A. Wright	3,266	$64,308

(1)
Up to 13,667 unvested AMRB restricted shares held by the non-employee directors are vesting on June 17, 2021. Therefore, if the date on which the closing of the merger occurs is after June 17, 2021, these AMRB restricted shares will have vested pursuant to their terms, without regard to the merger. The remaining 8,035 shares were awarded on May 20, 2021 (for services rendered in 2020) with a vesting date of May 20, 2022. These 8,035 shares will immediately vest upon completion of the merger. The amounts in this paragraph are based on equity award holdings as of the record date and were calculated based on a price per share of AMRB common stock equal to $19.69 (which is equal to the average closing market price of AMRB common stock over the first five business days following the public announcement of the merger on April 16, 2021).

Appointment of the AMRB Nominees to the Boards of Directors of BMRC and Bank of Marin.
Pursuant to the terms of the merger agreement, BMRC is required to take all actions necessary to appoint or elect, effective as of the effective time of the merger, two existing AMRB directors, each of whom must be mutually agreeable to BMRC and AMRB, as directors of BMRC and Bank of Marin and nominate them for election at the first annual meeting of shareholders BMRC. BMRC and AMRB determined in June, 2021 that the two existing directors of the AMRB board who will be appointed or elected to the BMRC board effective as of the effective time of the merger will be Nicolas C. Anderson and Charles D. Fite.
During 2020, each non-employee member of the board of BMRC received an aggregate director fee of $66,950; paid approximately $33,475 in BMRC stock and/or non-qualified stock options to purchase BMRC stock, and approximately $33,475 in cash. Compensation for service for incumbent directors is paid semi-annually in arrears in July and January. The equity component of the annual compensation is paid, at the election of the director, in 100% common stock, 100% non-qualified stock options to purchase common stock, or in a combination of 50% common stock and 50% non-qualified stock options. If a director retires from the board of BMRC before earned director compensation is paid, that individual receives payment in cash rather than in stock. A director Deferred Fee Plan, which allows members of the board of BMRC to defer the cash portion of their director compensation, went into effect on January 1, 2021, and the first deferral of their fees will be in July 2021. Additionally, effective January 2021, in an effort to bring director compensation in line with its peers, the board of BMRC approved a catch-up plan to increase base compensation to $81,950 over the next three years.
Director Emeritus Program
AMRB previously adopted a Director Emeritus Program which provides for retiring directors who have served for at least ten (10) years to receive payments totaling that director’s compensation for the previous two full calendar years to be paid in monthly installments for the subsequent 24 months after retirement, subject to such director continuing to support AMRB and being available for consultation and additional ongoing services. Effective July 1, 2012, benefit accruals were suspended under such plan, but the benefits that had been previously earned continued in effect. Directors Fite, Robotham and Wright are currently eligible under such emeritus program for continued payments following consummation of the merger. In addition, one former director and the estate of another former director of AMRB are currently receiving such payments. With respect to Directors Fite, Robotham and Wright, assuming consummation of the merger on August 1, 2021, such directors will receive approximately $107,000, $73,000 and $71,000 in the aggregate payable in equal installments over a twenty-four month period following their retirement from the Board. These amounts have already vested.
Severance Arrangements.
Employment Agreements
In October 2017, AMRB entered into an employment agreement with Mr. Ritchie, which provided for an initial term of two years subject to automatic one-year extensions thereafter unless terminated in accordance with the terms of the agreement.
Mr. Ritchie’s employment agreement provides that in the event of a “change in control” as defined therein and within twelve (12) months following consummation of such change in control (i) his employment is terminated without cause or Mr. Ritchie terminates employment for good reason, then Mr. Ritchie will be entitled to receive (in addition to salary, incentive compensation or other payments, if any due to him), a lump sum severance compensation payment in an amount equal to (i) twenty-four (24) months of his annual base salary plus (ii) two (2) times the average of his three year’s previous annual incentive compensation amounts, such payment, less applicable withholding taxes, to be made within thirty (30) days following termination of employment. Upon such a termination of employment following a change in control, Mr. Ritchie also will be entitled to be reimbursed for COBRA premiums for himself and eligible dependents for the same level of health and dental coverage as he maintains as of the date of his employment termination, through the end of the COBRA period (18 months), or until such time as he qualifies for health insurance benefits through a new company, whichever occurs first. In order to receive such severance compensation and benefits, Mr. Ritchie must provide AMRB a general release of claims.
In September 2006, AMRB entered into employment agreements with Messrs. Derenzo and Bender, which subsequently were amended in February, 2021. The agreements have no stated term and employment can be terminated at any time by AMRB or by the employee, with or without cause. The agreements provide that in the event of a “change in control” as defined therein and within a period of two years following consummation of such change in control (i) their employment is terminated; or (ii) any adverse change occurs in the nature and scope of their salary or benefits; or (iii) any event occurs which reasonably constitutes a constructive termination of employment, by resignation or otherwise, then they each would be entitled to receive severance compensation in an amount equal to eighteen (18) months of his annual base salary, less applicable withholding deductions (in addition to salary, incentive compensation, or other payments, if any, due the employee). Any such severance compensation is to be paid in a single lump sum payment within the 90 — day period beginning six months following termination of employment.
In May 2018, AMRB entered into an employment agreement with Mr. McGregor, which was subsequently amended in February, 2021. The agreement has no stated term and, Mr. McGregor’s employment can be terminated at any time by AMRB or Mr. McGregor, with or without cause. The agreement provides that in the event of a “change in control” as defined therein and within a period of two years following consummation of such change in control (i) his employment is terminated; or (ii) any adverse change occurs in the nature and scope of his salary or benefits; or (iii) any event occurs which reasonably constitutes a constructive termination of his employment, by resignation or otherwise, then he will be entitled to receive severance compensation in an amount equal to eighteen (18) months of his annual base salary, less applicable withholding deductions (in addition to salary, incentive compensation, or other payments, if any, due to him). Any such severance compensation is to be paid in a single lump sum payment within the 90-day period beginning six months following termination of employment.
Salary Continuation Agreements
AMRB has entered into a Salary Continuation Agreement with Mr. Derenzo in 2003, as modified in 2007 to provide nonqualified retirement benefits to Mr. Derenzo. The agreement generally provides for annual normal retirement benefit payments of Fifty Thousand Dollars ($50,000) to Mr. Derenzo, or reduced retirement benefit payments upon earlier termination of employment, including termination in connection with a change in control of AMRB. The annual retirement benefit amount is payable in equal monthly installments over a fifteen (15) year period following retirement or earlier termination of employment. In the event of death, the normal retirement benefit payments are to be paid to Mr. Derenzo’s designated beneficiaries over fifteen (15) years, if payments have not commenced, or the remaining payout period if payments have commenced. On March 31, 2021 the vested annual benefit amount was Thirty-Five Thousand Dollars ($35,000). The amount of such benefit does not increase as a result of a change in control of AMRB or any termination of Mr. Derenzo’s employment in connection with such a change in control.
AMRB has entered into a Salary Continuation Agreement with Mr. Bender in 2007, as modified in 2012, to provide nonqualified retirement benefits to Mr. Bender. The agreement generally provides for annual normal retirement benefit payments of Fifty Thousand Dollars ($50,000) to Mr. Bender, or reduced retirement benefit payments upon earlier termination of employment, including termination in connection with a change in control of AMRB. The annual retirement benefit amount is payable in equal monthly installments over fifteen (15) years following retirement or earlier termination of employment. In the event of Mr. Bender’s death, the normal retirement benefit payments are to be paid to Mr. Bender’s designated beneficiary over fifteen (15) years, if payments have not commenced, or the remaining payout period if payments have commenced. On March 31, 2021 the vested annual benefit amount was Thirty-Five Thousand Dollars $35,000. The amount of such benefit does not increase as a result of a change in control of AMRB or any termination of Mr. Bender’s employment in connection with such a change in control.
In connection with the merger, Bank of Marin will assume such Salary Continuation Agreements at the closing date and will honor them in accordance with their terms with the express understanding of all the parties that payments under such agreements will be unsecured obligations of Bank of Marin.
Golden Parachute Compensation.
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of AMRB that is based on or otherwise relates to the merger and that will or may become payable to each such named executive officer at the effective time or on a qualifying termination of employment in connection with the merger. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of AMRB’s shareholders, as described in more detail in the section titled “AMRB Proposals — Proposal 3: The Compensation Proposal” beginning on page 110.
The estimated potential payments in the table below are based on the following assumptions:
•
a merger closing on August 1, 2021 (the assumed date of the closing of the merger solely for purposes of this golden parachute compensation disclosure);

•
each named executive officer will experience a qualifying termination of employment at the effective time of the merger;

•
a price per share of AMRB common stock equal to $19.69, the average closing market price of AMRB common stock over the first five business days following the public announcement of the merger on April 16, 2021; and

•
base salary and equity award holdings as of the record date, excluding any dividends accrued on outstanding equity awards.

Depending on when the merger occurs, certain equity awards that are unvested as of the record date and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with AMRB, independent of the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Payments Upon Termination in Connection with Change in Control
Executive Officer	Base Salary ($)(1)	Cash Incentive Compensation ($) (2)	COBRA Payments ($)(3)	Salary Continuation Plan Payments ($)(4)	Restricted Stock ($)(5)	Stock Options ($)(6)	Total Termination Benefits ($) (7)
David E. Ritchie, Jr. (8)	$730,000	$442,664	$47,952	—	$213,715	_	$1,434,331
Mitchell A. Derenzo (9)	397,500	46,375	—	$525,000	138,834	$49,667	1,157,376
Kevin B. Bender (9)	390,000	45,500	—	525,000	138,834	152,476	1,251,810
Dan C. McGregor (9)	361,500	42,175	—	—	110,185	—	513,860

(1)
This represents two years of annual salary for Mr. Ritchie and for Messrs. Derenzo, Bender and McGregor this represents eighteen (18) months of annual salary. These payments to Messrs. Ritchie, Derenzo, Bender and McGregor under their respective employment agreements are considered to be double-trigger benefits, as they are dependent on both the occurrence of a change in control and the termination of the applicable executive. As previously disclosed, the employment agreements with Messrs. Derenzo, Bender and McGregor were amended in February 2021 to increase the change in control benefit from twelve (12) months of annual salary to eighteen (18) months of annual salary.

(2)
Mr. Ritchie would receive two (2) times the three-year average of his annual bonus for the three fiscal years prior to the year in which the merger occurs. This payment to Mr. Ritchie is also considered a double-trigger benefit as it is dependent on both the occurrence of a change in control and the termination of his employment. In addition, Messrs. Ritchie, Derenzo, Bender and McGregor are eligible to receive bonus amounts accrued through the date of the merger under the AMRB Executive Annual Incentive Plan. See “— Executive Annual Incentive Plan.” These Executive Annual Incentive Plan payments (in the amounts of $106,453, $46,375, $45,500 and $42,175 for Messrs. Ritchie, Derenzo, Bender and McGregor, respectively, and pro rated from the amounts the named executive would otherwise be entitled to receive under the Executive Annual Incentive Plan assuming all criteria were met) are being accelerated as a result of the merger and would otherwise be payable as part of the relevant executive’s overall incentive bonus assuming various individual and company-wide performance criteria were met.

(3)
Mr. Ritchie would receive up to eighteen (18) months of COBRA reimbursement payments to be paid ratably over eighteen (18) months under his employment agreement provided that he elects such coverage for himself and his eligible dependents. The current rate is $2,664 per month, subject to change. Amount presented is based on eighteen (18) months at $2,664 per month.

(4)
Represents aggregate amount payable under each of Messrs. Derenzo and Bender’s Salary Continuation Agreements. Payment would be $35,000 per year in equal monthly installments for fifteen (15) years following termination of employment, for a total payment of $525,000 each. The amount of such benefit does not increase as a result of a change in control of AMRB or any termination of Mr. Derenzo’s or Mr. Bender’s employment in connection with such a change in control.

(5)
For Messrs. Ritchie, Derenzo, Bender and McGregor, this amount represents the value of all of their outstanding unvested shares of restricted AMRB common stock, which shares will vest upon closing of the merger.

(6)
For Messrs. Derenzo and Bender, this amount represents the difference between the value of the shares of AMRB common stock subject to all of their outstanding stock options and the aggregate exercise price of all such stock options, which amount is to be paid to them in cash upon the closing of the merger. All of such stock options are fully vested such that no additional vesting will occur as a result of the merger or termination of employment. Messrs. Ritchie and McGregor do not have any stock options.

(7)
Sum of columns 1 through 6.

(8)
Mr. Ritchie’s base salary and cash incentive compensation severance payments under his employment agreement are to be made in a lump sum within 30 days of termination of employment and require Mr. Ritchie to provide AMRB a general release of claims.

(9)
Messrs. Derenzo, Bender, and McGregor’s base salary severance payments under their employment agreements are to be made in a lump sum during the 90-day period beginning six (6) months following termination of employment.
Executive Annual Incentive Plan
The AMRB executive officers participate in the Executive Annual Incentive Plan. The plan provides executive officers with the opportunity to earn cash incentive compensation based on the achievement of specific AMRB-wide, division, and individual performance goals. The Compensation Committee of AMRB designs the annual cash incentive compensation component to align executive officers’ compensation with the achievement of annual (short-term) performance results. Annual cash incentive compensation payments are generally paid in cash in March of each year for the prior fiscal year’s performance, provided that the executive officer remains in AMRB’s employ at the time of payment.
The Compensation Committee approves a target cash incentive compensation payout as a percentage of the base salary earned during the annual incentive compensation period for each executive officer. These targets are based on competitive practices for each comparable position and the compensation information provided by the consultant to the Compensation Committee. The incentive compensation target percentage in the table below represents the executive officer’s annual cash incentive compensation opportunity if the annual performance goals are achieved.
Messrs.	Ritchie	Derenzo	Bender	McGregor
Target Incentive Compensation (% of Base Salary)	50%	30%	30%	30%
Several financial metrics are commonly referenced in defining AMRB performance for executive officer compensation, including profitability measures, asset quality measures, risk management measures.
The amount of cash incentive compensation paid to each executive officer under the incentive compensation plan is adjusted based on how well AMRB performs against the approved performance goal of each metric. The incentive compensation plan also establishes minimum funding thresholds. If performance on any metric falls below 85%, no cash incentive compensation will be paid for that metric and if the results of the quality of bank performance metric is not met then no cash incentive compensation will be earned for any of the metrics.
The following table sets forth the benefits that AMRB’s named executive officers would be eligible to receive under the incentive compensation plan in the event of and assuming consummation of the merger on August 1, 2021 regardless of whether the executive is terminated, and assuming AMRB achieves the target level of cash incentive compensation based on its current budget. The actual amounts, if any, to be received by the executive officers may differ materially from the amounts set forth below depending on the individual and AMRB’s performance through consummation of the merger.
Named Executive Officer	Target Levels	Prorated
	Cash	Cash Bonus
David E. Ritchie, Jr.	$182,500	$106,453
Mitchell A. Derenzo	$79,500	$46,375
Kevin B. Bender	$78,000	$45,500
Dan. C. McGregor	$72,300	$42,175
Acceleration of Stock Awards
Set forth below are the separate values for the Option Cancellation Payment and for unvested restricted stock held by each of AMRB’s named executive officers. The payments made or value received with respect to each award will be based on a price per share or exchange value of AMRB common stock, as described above. For purposes of this disclosure, we used a price per share of AMRB common stock of $19.69, which represents the average closing trading price of AMRB common stock over the first five business days following the first public announcement of the transaction. The cancellation and cash out of each stock option and the acceleration of vesting of each award of unvested share of restricted stock is a single-trigger

(closing of the merger) benefit that will be received solely because of the merger and regardless of whether a named executive officer is terminated.
Name	Number of shares of AMRB stock underlying stock options subject to cash payment (#)	Value of payment for stock options ($)	Number of Unvested AMRB Restricted Shares Subject to Acceleration (#)	Value of Accelerated AMRB Restricted Share Vesting ($)	Total Value of Stock Option Payment and Unvested Equity Acceleration ($)
David E. Ritchie, Jr.	—	—	10,854	$213,715	$213,715
Mitchell A. Derenzo	4,903	$49,667	7,051	$138,834	$188,501
Kevin B. Bender	13,838	$152,476	7,051	$138,834	$291,310
Dan C. McGregor	—	—	5,596	$110,185	$110,185
Indemnification.
From and after the closing, BMRC has agreed that it will indemnify and hold harmless each present and former director and officer of AMRB against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the closing, to the fullest extent that AMRB would have been permitted under the California General Corporation Law and AMRB Articles and AMRB Bylaws in effect of the merger agreement to indemnify such person (and BMRC shall also advance expenses as incurred to the fullest extent permitted under applicable law). Further, BMRC shall assume, perform and observe the obligations of AMRB under any agreements in effect as of the date of the merger agreement to indemnify those persons who are or have at any time been directors and officers of AMRB for their acts and omissions occurring prior to the closing in their capacity as officers or directors.
In addition, for a period of six years from the closing, BMRC shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the closing) of AMRB with respect to claims against such directors and officers arising from facts or events which occurred before the closing which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by AMRB; provided, however, that in no event shall BMRC be required to expend on a total basis more than 250% of the current amount expended on an annual basis by AMRB to maintain or procure such D&O Insurance.
Continued Employment.
It is currently contemplated that certain of the senior executive officers of AMRB may continue their employment for some period of time with BMRC and/or Bank of Marin to assist with post-merger integration As of the date hereof, the terms of any such continued employment have not yet been determined.
Other than as set forth above, no director or officer of AMRB has any direct or indirect material interest in the merger, except insofar as ownership of AMRB common stock might be deemed such an interest.
Material U.S. Federal Income Tax Consequences
The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, proposed, temporary and final Treasury Regulations (the “Treasury Regulations”), judicial authorities and published positions of the Internal Revenue Service (“IRS”), all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of AMRB common stock could differ from those described below. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income) other than those pertaining to income tax. This discussion also does not address the tax consequences of any transaction other than the merger. This discussion relies upon certain representations made by BMRC and AMRB, and is based upon the Code, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).
Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of AMRB common stock as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to AMRB shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold AMRB common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders that acquired their shares of AMRB common stock as compensation, those subject to the alternative minimum tax provisions of the Code, or those subject to tax under Sections 877 or 877A of the Code as a U.S. expatriate. This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold AMRB common stock through such entities. If a partnership or other entity taxed as a partnership holds AMRB common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding AMRB common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.
For purposes of this section, the term “U.S. holder” means a beneficial owner of AMRB common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
Tax Consequences of the Merger
The parties intend for the merger to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. In the merger agreement, the parties have agreed not to take any action that would reasonably be expected to cause the merger to fail to so qualify and have agreed to report the merger in accordance with treatment as a reorganization for all tax purposes (unless otherwise required by a judicial or administrative determination). As a condition to the completion of the merger, Crowe LLP (“Crowe”) and Manatt, Phelps and Phillips, LLP (“Manatt”) are required to deliver an opinion to BMRC and AMRB, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and that BMRC and AMRB each will be a party to that reorganization within the meaning of Section 368(b) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the merger in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 filed by BMRC in connection with the merger (of which this joint proxy statement/prospectus is a part) and certain other documents. In rendering their respective opinions, Crowe and Manatt will rely on the representations of BMRC and AMRB, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinions will be based on statutory, regulatory and judicial authority existing as of the date of each opinion.

A tax opinion represents such firm’s best judgment but is not binding on the IRS or on any court. Neither BMRC nor AMRB intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in each opinion.
Based on representations to be contained in representation letters of officers of BMRC and AMRB, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Crowe and Manatt that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that BMRC and AMRB each will be a party to that reorganization within the meaning of Section 368(b) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.
Tax Consequences of the Merger for BMRC and AMRB
No gain or loss will be recognized by BMRC or AMRB as a result of the merger.
Tax Consequences of the Merger for U.S. Holders of AMRB Common Stock
A U.S. holder that exchanges all of their shares of AMRB common stock solely for shares of BMRC common stock pursuant to the merger will not recognize gain or loss in connection with such exchange, except with respect to cash received in lieu of fractional shares.
A U.S. holder’s aggregate tax basis in the BMRC common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under “— Material U.S. Federal Income Tax Consequences — Cash in Lieu of Fractional Shares of BMRC Common Stock,” will equal such U.S. holder’s aggregate tax basis in the AMRB common stock surrendered by such U.S. holder in the merger. The holding period for the shares of BMRC common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under “— Material U.S. Federal Income Tax Consequences — Cash in Lieu of Fractional Shares of BMRC Common Stock,” will include the holding period for the shares of AMRB common stock exchanged therefor.
Cash in Lieu of Fractional Shares of BMRC Common Stock
A U.S. holder that receives cash instead of a fractional share of BMRC common stock will be treated as having received the fractional share of BMRC common stock pursuant to the merger and then having exchanged the fractional share of BMRC common stock for cash in a redemption by BMRC. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of AMRB common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the AMRB common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on “net investment income” as provided in Section 1411 of the Code.
Notwithstanding the previous paragraph, if the receipt of the cash has the effect of the distribution of a dividend to the U.S. holder all or portion of the cash would be treated as ordinary dividend income.
Information Reporting and Backup Withholding
Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 24% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Reporting Requirements
A U.S. holder that receives shares of BMRC common stock as a result of the merger will be required to retain permanent records pertaining to the merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. holder that is required to file a U.S. tax return and that is a “significant holder” that receives BMRC common stock in the merger will be required to file a statement with the significant holder’s U.S. federal income tax return setting forth such significant holder’s basis (determined immediately before the exchange) in the AMRB common stock surrendered and the fair market value (determined immediately before the exchange) of the AMRB common stock that is exchanged by such significant holder. A “significant holder” is a U.S. holder that receives shares of BMRC common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of AMRB (by vote or value) or owned securities of AMRB with a tax basis of $1 million or more.
THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO AMRB SHAREHOLDERS. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. AMRB SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.
Accounting Treatment of the Merger
In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (1) the recorded assets and liabilities of BMRC will be carried forward at their recorded amounts, (2) BMRC historical operating results will be unchanged for the prior periods being reported on and (3) the assets and liabilities of AMRB will be adjusted to fair value, with certain exceptions, at the date BMRC assumes control of the combined entities (referred to in this paragraph as the “merger date”). In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent the purchase price, consisting of the value of cash and shares of BMRC common stock and stock option replacements to be issued to former AMRB shareholders exceeds the fair value of the net assets including identifiable intangibles of AMRB at the merger date, such excess will be reported as goodwill. If the fair value of the net assets, including identifiable intangible assets, exceeds the purchase price, a bargain purchase gain would be recorded at the acquisition date. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of AMRB being included in the operating results of BMRC from the merger date forward.
Expenses of the Merger
Each of AMRB and BMRC will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel except in connection with termination fees that might be due and owing.
Resale of BMRC Common Stock
The shares of BMRC common stock to be issued to shareholders of AMRB in the merger have been registered under the Securities Act of 1933 (the “Securities Act”). Such shares will be freely transferable under such Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of BMRC for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding BMRC common shares.
Shareholder Agreements
All AMRB directors have separately entered into shareholder agreements with BMRC and AMRB in which they have agreed to vote all shares of AMRB common stock that they owned as of the date of their respective agreements, and that they subsequently acquire, in favor of the merger proposal therein. As of the record date, these shareholders beneficially owned, in the aggregate, [*] shares of the common stock of AMRB, allowing them to exercise approximately [*]% of the voting power of AMRB common stock (which does not include shares issuable upon the exercise of stock options that were not outstanding as of the record date).
All BMRC directors at the date of the merger agreement have separately entered into shareholder agreements with BMRC and AMRB in which they have agreed to vote all shares of BMRC common stock that they owned as of the date of their respective agreements, and that they subsequently acquire, in favor of the merger proposal therein. As of the record date, these shareholders beneficially owned, in the aggregate, [*] shares of the common stock of BMRC, allowing them to exercise approximately [*]% of the voting power of BMRC common stock (which does not include shares issuable upon the exercise of stock options that were not outstanding as of the record date).
Non-Compete/Non-Solicitation Agreements
Simultaneously with the execution of the merger agreement, all non-employee AMRB directors entered into non-compete and non-solicitation agreements with BMRC, substantially in the form of Exhibit B-1 to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. They are prohibited, for a two year period following the effective time, from transacting any activity customarily associated with commercial banking or lending or the operation of an institution the deposits of which are insured by the FDIC, called herein a competitive enterprise, with any customers of AMRB. This restriction extends to the geographic area consisting of the California counties of Alameda, Amador, Contra Costa, Marin, Napa, Sacramento, San Francisco and Sonoma. Customers for purposes of these agreements include existing customers of AMRB or potential customers who were solicited in the 12 months prior to closing. In addition, they will not solicit the business of customers of AMRB for a competitive enterprise, or solicit for employment the employees of AMRB, or interfere or damage any relationship between AMRB and its customers. They have also agreed not to disclose or use confidential information of AMRB. Additionally, AMRB officers with a title of EVP or above also entered into non-solicitation agreements with BMRC, prohibiting them from soliciting employees and customers of AMRB for an eighteen month period following the effective time and obligating them not to disclose or use confidential information of AMRB, the form of which is attached as Exhibit B-2 to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

INFORMATION ABOUT BMRC
General
BMRC is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, BMRC is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Federal Reserve.
BMRC’s principal asset is its wholly owned subsidiary, Bank of Marin. At March 31, 2021, BMRC had total consolidated assets of $3.1 billion, consolidated deposits of $2.7 billion, and consolidated stockholders’ equity of $350.3 million.
Bank of Marin
Bank of Marin was licensed by the California Department of Financial Institutions (currently the DFPI) on January 23, 1990, and commenced operation as a California state bank on the same day. As a California state bank, Bank of Marin is subject to primary supervision, examination and regulation by the DFPI, and the FDIC is its primary federal regulator. Bank of Marin is also subject to certain other state and federal laws and regulations. The deposits of Bank of Marin are insured by the FDIC up to the applicable limits thereof. Bank of Marin is not a member of the Federal Reserve System. Bank of Marin presently has no subsidiaries.
In addition to Bank of Marin’s corporate headquarters, we operate twenty-five offices in Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo and Sonoma counties, with a strong emphasis on supporting the local communities. Bank of Marin’s customer base is made up of commercial, business, not-for-profit and personal banking relationships from the communities within those seven Bay Area counties. Our business banking focus is on small to medium-sized businesses, professionals and not-for-profit organizations. Bank of Marin offers a broad range of commercial and retail deposit and lending programs designed to meet the needs of our target markets. Lending categories include commercial real estate loans, commercial and industrial loans (including small business loans), construction financing, consumer loans, and home equity lines of credit.
Management, Financial Information and Additional Information
Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions, financial statements and other related matters as to BMRC is incorporated by reference or set forth in BMRC’s annual report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact BMRC at its address or telephone number indicated under “Where You Can Find More Information.”
Additional Information Concerning BMRC.
Information concerning BMRC’s directors and executive officers, executive compensation, principal shareholders, certain relationships and related transactions, and other related matters concerning BMRC is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2020. Additionally, financial statements and information as well as management’s discussion and analysis thereof are included in the Form 10-K, its Form 10-Q for the quarter ended March 31, 2021 and BMRC’s annual meeting proxy statement, filed on April 6, 2021 (only those portions that have been incorporated by reference in the 2020 Annual Report on Form 10-K). These reports are incorporated by reference into this joint proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning BMRC, please see “Where You Can Find More Information” at page 114.
BMRC’s principal executive offices are located at 504 Redwood Blvd., Suite 100, Novato, California 94947 and its telephone number is (415) 763-4520.

INFORMATION ABOUT AMRB
General
AMRB is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, AMRB is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Federal Reserve.
AMRB’s principal asset is its wholly owned subsidiary, American River Bank. At March 31, 2021, AMRB had total consolidated assets of $916.1 million, total deposits of $788.6 million and stockholders’ equity of $92.9 million.
American River Bank
American River Bank was incorporated and commenced business in Fair Oaks, California in 1983 and thereafter moved its headquarters to Sacramento, California in 1985. American River Bank operates four full service offices in Sacramento County including the main office located at 1545 River Park Drive, Suite 107, Sacramento and branch offices in Sacramento and Gold River; one full service office in Placer County, located in Roseville; two full service offices in Sonoma County in Healdsburg and Santa Rosa; and three full service offices in Amador County in Jackson, Pioneer, and Ione. American River Bank’s primary business is serving the commercial banking needs of small to mid-sized businesses within those counties listed above. American River Bank accepts checking and savings deposits, offers money market deposit accounts and certificates of deposit, makes secured and unsecured commercial, secured real estate, and other installment and term loans and offers other customary banking services.
AMRB became the holding company for American River Bank in 1995.
AMRB’s common stock trades on Nasdaq under the symbol “AMRB”.
Management, Financial Information and Additional Information
Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions, financial statements and other related matters as to AMRB is incorporated by reference or set forth in AMRB’s annual report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact AMRB at its address or telephone number indicated under “Where You Can Find More Information.”
Additional Information Concerning AMRB
Information concerning AMRB’s directors and executive officers, executive compensation, principal shareholders, certain relationships and related transactions, and other related matters concerning AMRB is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2020. Additionally, financial statements and information as well as management’s discussion and analysis thereof are included in the Form 10-K, its Form 10-Q for the quarter ended March 31, 2021 and AMRB’s annual meeting proxy statement, filed with the SEC on April 9, 2021 (only those portions that have been incorporated by reference in the 2020 Annual Report on Form 10-K). These reports are incorporated by reference into this joint proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning AMRB please see “Where You Can Find More Information” at page 114.
AMRB’s principal office is located at 3100 Zinfandel Drive, Suite 450, Rancho Cordova, California 95670 and its telephone number is (916) 851-0123. Its website, which is not part of this joint proxy statement/prospectus, is located at www.americanriverbank.com.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements present the historical consolidated financial position and results of operations of BMRC and AMRB as an acquisition by BMRC of AMRB. The merger was announced on April 19, 2021, and provides that each share of AMRB common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.575 shares of BMRC common stock.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheets of BMRC and AMRB giving effect to the merger as if it had been completed on March 31, 2021. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical consolidated statements of income of BMRC and AMRB giving effect to the merger as if it had been completed on January 1, 2020.
The following unaudited pro forma condensed combined financial statements include adjustments for the following:
•
the acquisition of AMRB by BMRC under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, where the assets and liabilities of AMRB will be recorded by BMRC at their respective fair values as of the date the merger is completed;

•
the distribution of shares of BMRC common stock to AMRB’s stockholders in exchange for shares of BMRC common stock (based upon a fixed 0.575 exchange ratio);

•
certain reclassifications to conform the historical financial statement presentation of AMRB to that of BMRC; and

•
transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with:
•
the historical audited consolidated financial statements of BMRC and the related notes included in BMRC’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein;

•
the historical audited consolidated financial statements of AMRB and the related notes included in AMRB’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein;

•
the historical unaudited consolidated financial statements of BMRC and the related notes included in BMRC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

•
the historical unaudited consolidated financial statements of AMRB and the related notes included in AMRB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021; and

•
other information pertaining to BMRC and AMRB contained in or incorporated by reference into this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, BMRC has not completed its valuation analysis of the assets and liabilities of AMRB, and related calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the AMRB assets to be acquired or liabilities to be assumed, other than preliminary estimates for intangible assets and certain financial assets and financial liabilities, considering due diligence information and public information available in regulatory reports. Until the merger is completed, both companies are limited in their ability to share certain information. Accordingly, apart from the aforementioned, certain AMRB assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values.

A final determination of the fair value of AMRB’s assets and liabilities will be based on AMRB’s actual assets and liabilities as of the effective date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid by BMRC in shares of BMRC common stock upon the completion of the merger will be determined based on the closing price of BMRC common stock on the closing date and the number of issued and outstanding shares of AMRB common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements, and the differences may be material.
The unaudited pro forma condensed combined financial information contained herein does not reflect the costs of any integration activities, such as system conversions, or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger, such as branch consolidations. The unaudited pro forma condensed combined financial information includes transaction costs such as change in control payments, investment banker fees, and contract termination costs.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available, and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2021
(in thousands, except share data)	Historical BMRC	Historical AMRB	Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets
Cash, cash equivalents and restricted cash	$142,819	$97,798	(7,547)	(1)	$233,070
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses)	151,970	10	—		151,980
Available-for-sale, at fair value (net of zero allowance for credit losses)	518,568	301,628			820,196
Total investment securities	670,538	301,638			972,176
Loans, at amortized cost	2,121,772	475,414	(2,437)	(2)	2,594,749
Allowance for credit losses	(19,958)	(6,696)	1,743	(3)	(24,911)
Loans, net of allowance for credit losses	2,101,814	468,718	(694)		2,569,838
Bank premises and equipment, net	4,604	956	1,419	(4)	6,979
Goodwill	30,140	16,321	21,380	(5)	67,841
Core deposit intangible	3,627	—	1,235	(6)	4,862
Operating lease right-of-use assets	24,559	2,551	(137)	(7)	26,973
Interest receivable and other assets	80,032	28,081	(194)	(8)	107,919
Total assets	$3,058,133	$916,063	$15,462		$3,989,658
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$1,445,282	$339,714	$—		$1,784,996
Interest bearing	1,210,917	448,855	454	(9)	1,660,226
Total deposits	2,656,199	788,569	454		3,445,222
Borrowings and other obligations	30	20,787	133	(10)	20,950
Operating lease liabilities	25,993	2,730	157	(7)	28,880
Interest payable and other liabilities	25,619	11,086	282	(11)	36,987
Total liabilities	2,707,841	823,172	1,026		3,532,039
Stockholders’ Equity					—
Common stock	118,386	31,066	86,588	(12)	236,040
Retained earnings	225,600	58,209	(68,536)	(13)	215,273
Accumulated other comprehensive income, net of taxes	6,306	3,616	(3,616)	(14)	6,306
Total stockholders’ equity	350,292	92,891	14,436		457,619
Total liabilities and stockholders’ equity	$3,058,133	$916,063	$15,462		$3,989,658
See related notes to pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the quarter ended March 31, 2021
(in thousands, except per share amounts; unaudited)	Historical BMRC	Historical AMRB	Transaction Accounting Adjustments	Note	Pro Forma Combined
Interest income:
Interest and fees on loans	$20,661	$5,797	$(474)	(15)	$25,984
Interest on investment securities	3,129	1,549			4,678
Interest on federal funds sold and due from banks	42	8	—		50
Total interest income	23,832	7,354	(474)		30,712
Interest expense:
Interest on interest-bearing deposits	440	160	9	(16)	609
Interest on borrowings and other obligations	—	62	16	(17)	78
Interest on subordinated debenture	1,361	—	—		1,361
Total interest expense	1,801	222	25		2,048
Net interest income	22,031	7,132	(499)		28,664
(Reversal of) provision for credit losses on loans	(2,929)	—	—		(2,929)
Net interest income after (reversal of) provision for credit losses	24,960	7,132	(499)		31,593
Total non-interest income	1,826	591	—		2,417
Non-interest expense:
Salaries and related benefits	9,208	2,762	5	(19)	11,975
Occupancy and equipment	1,751	393	(25)	(20)	2,119
Amortization of core deposit intangible	204	—	51	(21)	255
Other expense	3,659	908	—		4,567
Total non-interest expense	14,822	4,063	31		18,916
Income before provision for income taxes	11,964	3,660	(530)		15,094
Provision for income taxes	3,017	1,013	(157)	(23)	3,873
Net income	$8,947	$2,647	$(373)		$11,221
Net income per common share:
Basic	$0.67	$0.45		(24)	$0.67
Diluted	$0.66	$0.45		(24)	$0.66
Weighted average shares:
Basic	13,363	5,886		(24)	16,802
Diluted	13,469	5,922		(24)	16,908
See related notes to pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Continued)
For the year ended December 31, 2020
(in thousands, except per share amounts; unaudited)	Historical BMRC	Historical AMRB	Transaction Accounting Adjustments	Note	Pro Forma Combined
Interest income:
Interest and fees on loans	$84,674	$21,266	$(619)	(15)	$105,321
Interest on investment securities	14,503	6,546	—		21,049
Interest on federal funds sold and due from banks	461	88	—		549
Total interest income	99,638	27,900	(619)		126,919
Interest expense:
Interest on interest-bearing deposits	2,817	1,274	417	(16)	4,508
Interest on borrowings and other obligations	4	308	106	(17)	418
Interest on subordinated debenture	158	—	—		158
Total interest expense	2,979	1,582	523		5,084
Net interest income	96,659	26,318	(1,142)		121,835
Provision for credit losses on loans	4,594	1,520	3,501	(18)	9,615
Net interest income after provision for credit losses	92,065	24,798	(4,643)		112,220
Total non-interest income	8,550	1,526	—		10,076
Non-interest expense:
Salaries and related benefits	34,393	11,202	3,992	(19)	49,587
Occupancy and equipment	6,943	1,589	(101)	(20)	8,431
Amortization of core deposit intangible	853	—	225	(21)	1,078
Other expense	17,839	3,922	6,024	(22)	27,785
Total non-interest expense	60,028	16,713	10,140		86,881
Income before provision for income taxes	40,587	9,611	(14,783)		35,415
Provision (benefit) for income taxes	10,345	2,556	(3,578)	(23)	9,323
Net income	$30,242	$7,055	$(11,205)		$26,092
Net income per common share:
Basic	$2.24	$1.20		(24)	$1.54
Diluted	$2.22	$1.20		(24)	$1.53
Weighted average shares:
Basic	13,525	5,871		(24)	16,964
Diluted	13,617	5,888		(24)	17,056
See related notes to pro forma condensed combined financial statements.

Notes to Pro Forma Condensed Financial Statements
Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial statements are provided for illustrative information purposes only and were prepared in accordance with Regulation S-X Article 11, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.
The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with BMRC being considered the acquirer of AMRB. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of AMRB based upon management’s preliminary estimates of their fair values as of March 31, 2021. Adjustments were made to reflect updated information when available. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill.
BMRC has not identified all adjustments necessary to conform AMRB’s accounting policies to BMRC’s accounting policies. Upon consummation of the merger, or as more information becomes available, BMRC will perform a more detailed review of AMRB’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on BMRC’s financial statements following the consummation of the merger. Additionally any potential effect of changes in interest rate environment and other market conditions on revenues, expense, asset purchases and dispositions, and any stock issuance or repurchases of either company are not reflected herein.
Note 2. Preliminary Purchase Price Consideration
The following table summarizes estimated purchase price consideration of approximately $117.2 million based on BMRC’s closing share price of $33.99 on June 4, 2021. The value of purchase price consideration will change based on fluctuations in share price of BMRC’s common stock and the number of common shares of AMRB outstanding at closing date. The table includes a reasonable sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of BMRC common stock from the June 4, 2021 baseline.
(in thousands, except per share amounts; unaudited)	BMRC Share Price as of June 4, 2021	10% Increase	10% Decrease
Shares of AMRB	5,980	5,980	5,980
Exchange ratio	0.575	0.575	0.575
BMRC shares to be issued	3,439	3,439	3,439
Price per share of BMRC common stock on June 4, 2021	$33.99	$37.39	$30.59
Preliminary consideration for common stock	$116,892	$128,584	$105,199
Consideration for option awards	$223	$265	$182
Total pro forma purchase price consideration	$117,115	$128,849	$105,381
Preliminary goodwill	$37,701	49,435	25,967
Preliminary Purchase Price Allocation
The following table sets forth a preliminary allocation of the estimated total purchase price to the fair value of the assets acquired and liabilities assumed based on AMRB’s consolidated balance sheet as of March 31, 2021, with the excess recorded to goodwill.

(in thousands)
Total preliminary pro forma purchase price consideration	117,115
Assets acquired:
Cash, cash equivalents and restricted cash	97,798
Investment securities	301,638
Loans	471,525
Core deposit intangible	1,235
Bank premises and equipment	2,375
Operating lease right-of-use assets	2,414
Other assets	26,627
Total assets acquired	903,612
Liabilities assumed:
Deposits	789,023
Borrowings and other obligations	20,920
Operating lease liabilities	2,887
Other liabilities	11,368
Total liabilities assumed	824,198
Net assets acquired at fair value	79,414
Preliminary goodwill	$37,701
This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when BMRC has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation is expected to be completed when BMRC files its report on Form 10-Q for the quarter ended September 30, 2021, and could differ materially from the preliminary allocation used in the transaction accounting adjustments.
Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information.
(1) Adjustments to cash and cash equivalents to reflect merger-related transaction costs are comprised of the following:
(in thousands)	March 31, 2021
Estimated transaction costs comprised of investment banker and other professional fees of $4.5 million, personnel and change in control costs of $3.2 million, and data processing, contract termination and other costs of $1.5 million, net $1.9 million of tax benefits.	$(7,324)
Cash settlement of AMRB stock option awards	(223)
Net adjustments	$(7,547)
(2) Adjustments to loans include the following:
(in thousands)	March 31, 2021
Reversal of historical AMRB loan origination fees/costs and purchase premiums	$415
Increase in loans resulting from the gross-up of estimated credit losses on PCD loans	1,452
Establish fair value discount on AMRB’s loans	(4,304)
Net adjustments	$(2,437)
(3) Adjustments to the allowance for credit losses on loans include the following:

(in thousands)	March 31, 2021
Reversal of historical AMRB allowance for credit losses on loans	$6,696
Gross-up for estimated credit losses on PCD loans	(1,452)
Provision for estimated credit losses on non-PCD loans	(3,501)
Net adjustments	$1,743
(4)   Adjustment to reflect an estimated $1.4 million fair value in excess of the book value based on appraisal of premises owned by AMRB in May 2021.
(5)   Adjustment to reflect preliminary estimated goodwill of $37.7 million (see Preliminary Purchase Price Consideration table, above) from the business combination and elimination of historical AMRB goodwill of $16.3 million.
(6)   Adjustment to reflect the fair value of the core deposit intangible asset (“CDI”). The CDI represents the estimated future economic benefit resulting from the acquired customer balances and relationships. For pro forma purposes, we are amortizing the CDI using an accelerated amortization method over an estimated life of ten years.
(7)   Adjustments to reflect operating lease purchase accounting and to reflect favorable or unfavorable contractual terms of the leases when compared with market terms.
(8)   Adjustments to reflect net increase in deferred tax assets resulting from fair value and other transaction accounting adjustments.
(9)   Adjustment to reflect the fair value premium on interest-bearing time deposits.
(10)   Adjustment to reflect the fair value of long-term Federal Home Loan Bank borrowings, which will be amortized to interest expense over the remaining terms of the borrowings.
(11)   Adjustment to reflect a $282 thousand increase in the present value of the salary continuation plan liability due to a decrease in the estimated discount rate applied to future retirement payments.
(12)   Adjustment to reflect the elimination of AMRB common stock and issuance of approximately 3,439 thousand shares of BMRC common stock in the purchase of AMRB. Shares issued is based on 5,980 thousand shares of AMRB issued and outstanding as of June 4, 2021 with a fixed exchange ratio of 0.575, and BMRC stock price of $33.99 as of June 4, 2021.
(13)   Adjustment to retained earnings are as follows:
(in thousands)	March 31, 2021
Elimination of AMRB’s retained earnings	$(58,209)
Transaction costs, net of tax	(7,861)
Provision for estimated credit losses on non-PCD loans, net of tax	(2,466)
Net adjustments	$(69,536)
(14)   Adjustment to eliminate AMRB’s accumulated other comprehensive income, net of tax.
Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Income Statements
Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of income.
(15)   Adjustments to interest income include the following:

(in thousands)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Reversal of historical AMRB net amortization of loan origination fees/costs and purchase premiums	$(523)	$(810)
Estimated accretion of the fair value discount on acquired loans	49	191
Net adjustments	$(474)	$(619)
The accretion of the fair value discount assumes that the estimated weighted average life of the acquired loans is 6.7 years and is accreted using a constant yield method.
(16)   Adjustment to record the estimated amortization of the $454 thousand premium on acquired interest-bearing time deposits over their estimated remaining life of up to 24 months.
(17)   Adjustment to reflect the amortization of the fair value premium on long-term Federal Home Loan Bank borrowings, which will be amortized to interest expense over the remaining terms of the borrowings ranging from one to 4.5 years.
(18)   Adjustment to establish a $3.5 million allowance for credit losses on acquired non-PCD loans based on current life time expected credit losses.
(19)   Adjustment to reflect personnel change in control payments including severance costs, and $762 thousand related to accelerated restricted stock compensation.
(20)   Adjustments to occupancy and equipment expense include the following:
(in thousands)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Depreciation of premises fair value adjustment	$7	$27
Amortization of adjustments to lease right-of-use assets due to favorable or unfavorable contractual lease terms when compared to market	(32)	(128)
Net adjustments	$(25)	$(101)
The $1.4 million premises fair value adjustment was 34% (or $486 thousand) attributed to buildings and depreciated straight-line over an estimated 18 year remaining life. The remaining 66% (or $933 thousand) of the fair value adjustment attributed to land is not depreciated.
(21)   Adjustment to amortize the $1.2 million preliminary CDI based upon an accelerated amortization schedule over an estimated life of ten years.
(22)   Adjustment to include estimated transaction costs related to investment banker and other professional fees of $4.5 million, and data processing, contract termination and other costs of $1.5 million.
(23)   Adjustments to income tax expense or benefits and deferred tax assets or liabilities are based on a 29.56% blended federal and state statutory tax rate.
(24)   Pro forma earnings per share were calculated by eliminating AMRB’s basic and diluted common shares outstanding and adding the issuance of common shares by BMRC as merger consideration as follows:

(in thousands, except per share amounts; unaudited)	Three Months Ended March 31, 2021		Year Ended December 31, 2020
	Basic Shares Outstanding	Diluted Shares Outstanding	Basic Shares Outstanding	Diluted Shares Outstanding
Weighted average common shares outstanding:
BMRC common shares	13,363	13,469	13,525	13,617
AMRB common shares	5,886	5,922	5,871	5,888
Combined weighted average shares outstanding	19,249	19,391	19,396	19,505
Eliminate AMRB’s weighted average shares outstanding	(5,886)	(5,922)	(5,871)	(5,888)
Record issuance of new BMRC common shares in the merger at the 0.575 exchange ratio	3,439	3,439	3,439	3,439
Net pro forma adjustments	(2,477)	(2,483)	(2,432)	(2,449)
Pro forma combined weighted average common shares outstanding	16,802	16,908	16,964	17,056
Pro forma net income attributable to common shares	$11,221	$11,221	$26,092	$26,092
Pro forma earnings per share	$0.67	$0.66	$1.54	$1.53

DESCRIPTION OF BMRC CAPITAL STOCK
The following summary of the current terms of the capital stock of BMRC and the terms of capital stock of BMRC to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the California General Corporation Law (“CGCL”), federal law, the BMRC articles of incorporation, and the BMRC bylaws, copies of which have been filed with the Commission and are also available upon request from BMRC. See “Where You Can Find More Information.”
Common Stock
The BMRC articles of incorporation authorize 30,000,000 shares of common stock, no par value. At [*], 2021, there were [*] shares of BMRC common stock issued and outstanding, held of record by approximately [*] shareholders. The BMRC common stock is listed on the Nasdaq under the symbol “BMRC.” The transfer agent and registrar for BMRC common stock is Computershare.
Holders of BMRC common stock are entitled to one vote, in person or by proxy, for each share of BMRC common stock held of record in the shareholder’s name on the books of BMRC as of the record date on any matter submitted to the vote of the shareholders except that, for the election of directors, each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.
Each share of BMRC common stock has the same rights, privileges and preferences as every other share and will share equally in BMRC’s net assets upon liquidation or dissolution. BMRC common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of BMRC common stock, when issued, will be fully paid and nonassessable.

Preferred Stock
The preferred stock may be issued from time to time in one or more series without action by the shareholders. The board of directors is authorized to designate and to fix the number of shares of any such series of preferred stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including, but not limited to, dividend rate, voting, liquidation preference and conversion rights. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease the number of shares in such series (but not below the number of shares of any series subsequent to the issue of shares of that series). The preferred stock has no preemptive rights.
Dividends
BMRC’s shareholders are entitled to dividends when, as and if declared by BMRC’s board of directors out of funds legally available therefor (subject to certain restrictions on payment of dividends imposed by the laws of California).
Shareholder Rights Plan.
On July 6, 2017, BMRC’s board of directors adopted a shareholder rights plan which provides one preferred share purchase right (a “Right”) for each outstanding share of common stock, no par value of BMRC, including shares of common stock that may be issued by BMRC from time to time after such date as, for example, in the merger. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 6, 2017 (the “Rights Agreement”) between BMRC and Computershare, as Rights Agent.
The Rights Agreement is designed to discourage takeovers that involve abusive tactics and or do not provide fair value to shareholders.
Pursuant to the Rights Agreement, upon the occurrence of certain “triggering events,” each registered holder of BMRC common stock is entitled to purchase from BMRC one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value, of BMRC at a price of $90.00 per one one-hundredth of a Preferred Share, subject to adjustment.
At any time before the occurrence of a “triggering event”, the board of directors of BMRC may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.
A copy of the Rights Agreement has been filed with the Commission as an Exhibit to a Registration Statement on Form 8-A. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. See “Where You Can Find More Information” to learn how to obtain a copy of this document.
Anti-takeover Provisions
In addition to the shareholder rights plan described above, BMRC’s articles of incorporation and bylaws, or BMRC’s charter documents, contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential “anti-takeover” effect. Such provisions will also render the removal of an incumbent board of directors or management more difficult.
The following description of certain of the provisions of BMRC’s charter documents is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to BMRC’s previous filings with the Securities and Exchange Commission. See “Where You Can Find More Information” to learn how to obtain a copy of these documents.
Directors. Certain provisions of BMRC’s charter documents will impede changes in majority control of the board of directors. BMRC’s charter documents provide that:
•
shareholders must comply with certain prior notice provisions in connection with nominations of persons to become directors of BMRC. Failure to comply with these provisions may result in the nominations being disregarded.

•
the size of the board of directors may be increased or decreased within a specified range by a majority vote of the board;

•
any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office; and

•
a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote.

Authorized Shares.   BMRC’s articles of incorporation authorize the issuance of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide BMRC’s board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, and the exercise of employee stock options. However, these authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of BMRC. As a result of the ability to fix voting rights for a series of preferred stock and to issue additional shares of common stock, the board has the power to issue stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of BMRC, and thereby allow members of management to retain their positions.
Purpose and Takeover Defensive Effects of BMRC’s Charter Documents and Shareholder Rights Plan.   BMRC’s board believes that the provisions described above are prudent and will reduce BMRC’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of BMRC and its shareholders. In the judgment of the board of directors, BMRC’s board will be in the best position to determine the true value of BMRC and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of BMRC and its shareholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of BMRC and otherwise in the best interest of all shareholders.
Despite the belief of BMRC as to the benefits to shareholders of these provisions, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by BMRC’s board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.
Restrictions on Ownership
The Bank Holding Company Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as BMRC as determined under applicable regulations. Any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of BMRC. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BMRC, could constitute acquisition of control of the bank holding company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS
When the merger becomes effective, shareholders of AMRB who receive shares of BMRC common stock in exchange for their shares of AMRB common stock will become shareholders of BMRC. BMRC is a California corporation and the rights of BMRC shareholders are governed by the CGCL, as well as the BMRC articles of incorporation and the BMRC bylaws. AMRB is a California corporation and the rights of AMRB shareholders are also governed by the CGCL, as well as the AMRB articles of incorporation and the AMRB bylaws.
The following is a summary of material differences between the rights of holders of BMRC common stock and holders of AMRB common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BMRC common stock and holders of AMRB common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of BMRC and AMRB, and other known material differences. For more detailed information with respect to BMRC, see “Description of BMRC Capital Stock.”
AMRB	BMRC
Authorized Capital Stock
The authorized capital stock of AMRB consists of 20,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock.	The authorized capital stock of BMRC consists of 30,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock.
Number of Directors
AMRB’s bylaws state that the number of directors comprising the board of directors will be from eight (8) to fifteen (15), with exact number to be determined from time to time by the board of directors. There are currently eight (8) members of the AMRB board of directors.	BMRC’s bylaws state that the number of directors comprising the board of directors will be from nine (9) to seventeen (17), with the exact number to be determined from time to time by the BMRC board of directors. There are currently twelve (12) members of the BMRC board of directors.
Election of Directors — Cumulative Voting
The CGCL generally requires that cumulative voting be available to shareholders in the election of directors, with certain exceptions. AMRB’s shareholders are not permitted to cumulate their votes in the election of directors.	The CGCL generally requires that cumulative voting be available to shareholders in the election of directors, with certain exceptions. BMRC’s shareholders are permitted to cumulate their votes in the election of directors.
Classification of Board of Directors
AMRB’s charter documents do not provide for a classified board of directors; each director is elected annually and serves until his/her respective successor is elected.	BMRC’s charter documents do not provide for a classified board of directors; each director is elected annually and serves until his/her respective successor is elected.
Removal of Directors
Under AMRB’s bylaws, any director may be removed without cause if the removal is approved by the holders of a majority of the outstanding shares entitled to vote for the election of directors. However, unless AMRB then has a classified board, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.	Under BMRC’s bylaws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose, by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

AMRB	BMRC
Nomination of Director Candidates by Shareholders
AMRB’s bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to the president of the corporation not less than 21 days, nor more than 60 days prior to any meeting of shareholders called for the election of directors, with the notice period varying for certain instances as set forth in the bylaws.	BMRC’s bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to the president of the corporation not less than 14 days, nor more than 50 days prior to any meeting of shareholders called for the election of directors, with the notice period varying for certain instances as set forth in the bylaws.
Shareholder Action Without a Meeting
According to AMRB’s bylaws, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that unanimous written consent is required for election of directors to non-vacant positions.	According to BMRC’s bylaws, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that unanimous written consent is required for election of directors to non-vacant positions.
Special Meetings of Shareholders
AMRB may call a special shareholders meeting upon the request of a majority of the board of directors, the chairperson of the board of directors, the president, or of the AMRB shareholders who together hold not less than ten percent of the outstanding shares of AMRB stock that would be entitled to vote at such a meeting.	BMRC may call a special shareholders meeting upon the request of a majority of the board of directors, the chairman of the board of directors, the president, or of the BMRC shareholders who together hold not less than ten percent of the outstanding shares of BMRC stock that would be entitled to vote at such a meeting.
Indemnification of Directors and Officers
AMRB’s articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that AMRB is authorized to provide indemnification to the fullest extent permitted by applicable law of agents of AMRB through by-law provisions, agreements with such agents or other persons, or otherwise, with respect to actions for breach of duty to AMRB, its shareholders, and others. AMRB has also entered into indemnification agreements with its directors and executive officers. In addition, AMRB maintains directors’ and officers’ liability insurance.	BMRC’s articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that BMRC is authorized to provide indemnification to the fullest extent permitted by applicable law of agents of BMRC through by-law provisions, agreements with such agents or other persons, or otherwise, with respect to actions for breach of duty to BMRC, its shareholders, and others. BMRC has also entered into indemnification agreements with its directors and executive officers. In addition, BMRC maintains directors’ and officers’ liability insurance.
Amendments to Articles of Incorporation and Bylaws
AMRB’s articles of incorporation may be amended in any manner allowed under California law.
AMRB’s bylaws may be amended by the board of directors, but the shareholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them and only
BMRC’s articles of incorporation may be amended in any manner allowed under California law.
BMRC’s bylaws may be amended by the board of directors, but the shareholders entitled to vote may adopt additional bylaws and may amend or repeal

AMRB	BMRC
the shareholders may adopt, amend or repeal any bylaw which specifies or changes the fixed number of directors or the minimum or maximum number of directors on a variable-number board of directors.	any bylaw whether or not adopted by them and only the shareholders may adopt, amend or repeal any bylaw which specifies or changes the fixed number of directors or the minimum or maximum number of directors on a variable-number board of directors.
Tax Treatment
AMRB is a Subchapter C corporation, which means that AMRB is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis.	BMRC is a Subchapter C corporation, which means that BMRC is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis.
Dividends

The CGCL permits a California corporation to declare and pay dividends if the amount of retained earnings of the corporation immediately prior to the dividend payment exceeds the sum of the proposed dividend distribution plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable dividend is being made. Alternatively, the CGCL permits a California corporation to declare and pay dividends to the extent that corporation’s assets equal or exceed the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders receiving the dividend. The CGCL also prohibits dividend distributions if either the corporation or any of its subsidiaries would be unable to meet liabilities as they mature.
Further, it is the policy of the Federal Reserve that bank holding companies, such as AMRB, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries.

The CGCL permits a California corporation to declare and pay dividends if the amount of retained earnings of the corporation immediately prior to the dividend payment exceeds the sum of the proposed dividend distribution plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable dividend is being made. Alternatively, the CGCL permits a California corporation to declare and pay dividends to the extent that corporation’s assets equal or exceed the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders receiving the dividend. The CGCL also prohibits dividend distributions if either the corporation or any of its subsidiaries would be unable to meet liabilities as they mature.
Further, it is the policy of the Federal Reserve that bank holding companies, such as BMRC, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries.

Liquidation Preferences
AMRB’s articles of incorporation do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, which includes liquidation preferences, for such preferred shares.	BMRC’s articles of incorporation do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, which includes liquidation preferences, for such preferred shares.

AMRB	BMRC
Redemption
AMRB’s articles of incorporation do not provide for any redemption of shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, which includes redemption preferences, for such preferred shares.	BMRC’s articles of incorporation do not provide for any redemption of shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, which includes redemption preferences, for such preferred shares.
Shareholders’ Rights Plan
AMRB does not have a shareholders’ rights plan.	BMRC does have a shareholders’ rights plan designed to avoid takeovers that involve abusive tactics and/or do not provide fair value for shareholders. See “Description of BMRC Capital Stock — Shareholder Rights Plan.”

CERTAIN BENEFICIAL OWNERSHIP OF BMRC COMMON STOCK
As of June [*], 2021 and based upon filings with the Securities and Exchange Commission, BlackRock, Inc. reported holding 1,052,751 shares, which represented 7.84% of the Company’s shares then outstanding, and Vanguard Group reported holding 713,629 shares, which represented 5.31% of the shares then outstanding. The foregoing were the only two persons known to the Company to own beneficially more than 5% of the Company’s common stock.
The following table sets forth, as of June [*], 2021, the number of shares of the Company’s common stock which may be deemed to be beneficially owned by (i) each of the current directors, (ii) each Named Executive Officer as previously defined, and (iii) all directors and Named Executive Officers as a group, and the percentage of the outstanding common stock beneficially owned by such persons.

Name and Address*	Amount and Nature of Beneficial Ownership
	Sole Voting & Investment Power(1)	Shared Voting & Investment Power(1)	Option to acquire within sixty days of June 2, 2021	Total	Percent of Common Stock
Steven I. Barlow	3,314(2)	—	6,759	10,073	0.08%
Russell A. Colombo	63,489	13,266(3)	96,044	172,799	1.30%
James C. Hale	9,873	—	22,189	32,062	0.24%
Robert Heller	—	13,623(4)	4,799	18,422	0.14%
Norma J. Howard	—	34,273(4)	—	34,273	0.26%
Kevin R. Kennedy	10,180(5)	15,500(4)	10,969	36,649	0.28%
William H. McDevitt, Jr.	11,500(6)	22,465(7)	11,304	45,269	0.34%
Leslie E. Murphy	13,920	—	—	13,920	0.11%
Sanjiv S. Sanghvi	—	—	—	0	—%
Joel Sklar, MD	—	116,617(4)	—	116,617	0.88%
Brian M. Sobel	24,895	—	—	24,895	0.19%
Secil Tabli Watson	—	—	—	0	-%
James T. Burke	16,036	3,705(8)	—	19,741	0.15%
Tani Girton	40,753	3,840(3)	32,976	77,569	0.59%
Robert Gotelli	16,476	13,202(3)	15,439	45,117	0.34%
Richard L. Lewis	1,518	—	—	1,518	0.01%
Tim Myers	18,554	11,046(3)	24,410	54,010	0.41%
Elizabeth Reizman	11,361	43,219(9)	30,372	84,952	0.64%
Nicolette Sloan	2,400	—	—	2,400	0.02%
All directors and executive officers as a group (19 persons)					5.96%

* The address of all persons listed is 504 Redwood Boulevard, Suite 100, Novato, CA 94947
(1)
In accordance with the anti-hedging and pledging provisions of the Company’s Insider Trading Policy, none of the shares held by the Directors and named executive officers listed above have been pledged.

(2)
Includes 1,534 shares held in IRA.

(3)
Shares held in Employee Stock Ownership Plan.

(4)
Shares held in a trust as to which the beneficial owner is co-trustee with shared voting and investment power.

(5)
Includes 10,080 shares held in Roth IRA and 100 shares in Simple IRA.

(6)
Shares held in IRA.

(7)
Shares held in community property as to which the beneficial owner is co-owner with shared voting and investment power.

(8)
Mr. Burke retired effective December 31, 2020.

(9)
Includes 15,229 shares held in Employee Stock Ownership Plan, 844 shares held in the Company’s 401(k) Plan and 27,146 shares held in a trust as to which Ms. Reizman is co-trustee with shared voting and investment power.

CERTAIN BENEFICIAL OWNERSHIP OF AMRB COMMON STOCK
The following table sets forth information as of June [], 2021, concerning the equity ownership of the AMRB directors, executive officers and shareholders known to us to beneficially own more than 5% of our common stock, and directors and executive officers as a group. Unless otherwise indicated in the notes to the table, each person listed below possesses sole voting and sole investment power, or shared voting and investment power with a spouse, for the shares of AMRB’s common stock listed below. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. AMRB has only one class of shares outstanding, common stock.
Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Nicolas C. Anderson	7,461(3)	0.1%
Kevin B. Bender	40,338(4)	0.7%
Kimberly A. Box	24,506(3)	0.4%
Mitchell A. Derenzo	84,793(5)	1.4%
Charles D. Fite	179,663(6)	3.0%
Dan C. McGregor	8,863(7)	0.2%
Jeffery Owensby	14,147(3)	0.2%
Julie A. Raney	4,037(8)	0.1%
David E. Ritchie, Jr.	36,568(9)	0.6%
William A. Robotham	116,980(3)	2.0%
Philip A. Wright	101,369(3)	1.7%
All directors, director-nominees, and executive officers as a group (11 persons)	618,725(10)	10.3%
5% or Greater Owners of Voting Securities Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	357,666(11)	6.0%
Manulife Financial Corporation 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5	337,685(12)	5.6%

(1)
The address for all individuals listed is c/o American River Bankshares, 3100 Zinfandel Drive, Suite 450, Rancho Cordova, CA 95670.

(2)
Includes shares subject to stock options exercisable within 60 days of June [], 2021 and restricted shares with respect to the named individual only.

(3)
Includes 3,622 restricted shares.

(4)
Includes 13,838 shares which Mr. Bender has the right to acquire upon the exercise of stock options within 60 days of June [•], 2021 and 7,051 restricted shares.

(5)
Includes 4,903 shares which Mr. Derenzo has the right to acquire upon the exercise of stock options within 60 days of June [•], 2021 and 7,051 restricted shares.

(6)
Includes 3,711 restricted shares.

(7)
Includes 5,595 restricted shares.

(8)
Includes 1,661 restricted shares.

(9)
Includes 10,854 restricted shares.

(10)
Includes 18,741 shares subject to stock options exercisable within 60 days of the Record Date and 52,253 restricted shares.

(11)
This information is taken from Schedule 13G/A as of December 31, 2020, filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP, which reflects beneficial ownership of 357,666 shares. Dimensional disclaims beneficial ownership of such shares which are held by various investment companies, trust and account to which Dimensional Fund Advisors LP acts as investment advisor.

(12)
This information is taken from a Schedule 13G as of December 31, 2020, filed with the SEC on February 3, 2021 by Manulife Financial Corporation and its indirect wholly-owned subsidiaries, Manulife Investment Management (US) LLC “MIM” and Manulife Investment Management Limited (“MIML”), which reflects beneficial ownership of 337,685 shares by MIM and 3 shares by MIML.

JOINT PROPOSAL 2
ADJOURNMENT OR POSTPONEMENT OF THE MEETINGS
General
If there are insufficient shares of AMRB or BMRC common stock, as the case may be, represented at the respective special meeting to constitute a quorum or if the number of shares of AMRB or BMRC common stock, as the case may be, voting “FOR” approval of the merger proposal is insufficient to approve that proposal at the respective special meeting, then the persons designated as the proxy holders stated in AMRB’s or BMRC’s proxy for the special meeting intend to move to adjourn the special meeting in order to enable the AMRB’s board of directors or BMRC’s board of directors to solicit additional proxies for a quorum and/or for approval of the merger proposal.
In this proposal, each company is asking its shareholders to grant discretionary authority to the proxy holder designated in the proxy for the respective special meeting to vote to adjourn that company’s special meeting if there are insufficient shares represented to constitute a quorum at the special meeting or if the number of shares voting for approval of the merger proposal is insufficient to approve the merger proposal at the special meeting. If the shareholders approve the adjournment proposal, AMRB or BMRC, as the case may be, will be able to adjourn their respective special meeting to another time and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that previously voted on the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if AMRB or BMRC has received proxies representing a sufficient number of votes against approval and adoption of the merger proposal to preclude its adoption, AMRB or BMRC could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval and adoption of the merger proposal.
If a special meeting is adjourned so that the board of directors can solicit additional proxies to approve the merger proposal, BMRC or AMRB, as the case may be, is not required to give any notice of the adjourned meeting other than an announcement made at the special meeting of the place, date and time of the adjourned meeting.
Vote Required
The adjournment proposal requires the affirmative vote of at least a majority of the shares of AMRB or BMRC common stock voting in person or represented by proxy and entitled to vote at the respective special meeting (which shares voting affirmatively constitute at least a majority of the required quorum). Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting, but will be treated as present at the meeting for purposes of determining a quorum.
Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. Accordingly, if a shareholder whose shares are held in “street name” wants to vote with respect to the adjournment proposal, the shareholder must instruct the broker or other nominee as to how to vote the shares.

Board Recommendation
AMRB’s board of directors unanimously recommends a vote “FOR” adjournment of the AMRB special meeting, if necessary, to solicit additional proxies if there are insufficient shares represented for a quorum or if there are insufficient votes in favor of the merger proposal. Proxies solicited by AMRB’s board of directors will be voted “FOR” this proposal unless otherwise instructed on the proxy.
BMRC’s board of directors unanimously recommends a vote “FOR” adjournment of the BMRC special meeting, if necessary, to solicit additional proxies if there are insufficient shares represented for a quorum or if there are insufficient votes in favor of the merger proposal. Proxies solicited by BMRC’s board of directors will be voted “FOR” this proposal unless otherwise instructed on the proxy.

AMRB PROPOSAL 3
ADVISORY VOTE ON COMPENSATION
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, AMRB is seeking a non-binding, advisory shareholder vote on the compensation that certain named executive officers of AMRB may receive that is based on or otherwise relates to the merger as disclosed under “The Merger — Interests of Certain AMRB Officers and Directors in the Merger — Golden Parachute Compensation.” The proposal gives AMRB shareholders the opportunity to express their views on the merger-related compensation of AMRB’s named executive officers.
Accordingly, AMRB is asking AMRB shareholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the AMRB named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Joint Proposal I — The Merger — Interests of Certain AMRB Officers and Directors in the Merger — Golden Parachute Compensation” are hereby APPROVED.”
The compensation proposal is advisory, and therefore not binding on AMRB, the AMRB board’s compensation committee or the AMRB board. Further, the arrangements are contractual in nature and not, by their terms, subject to AMRB shareholder approval. Accordingly, regardless of the outcome of the compensation proposal, if the merger is completed, AMRB’s named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.
AMRB Board Recommendation
AMRB’s board of directors unanimously recommends a vote “FOR” approval on an advisory basis of the compensation that named executive officers of AMRB may receive that is based on or otherwise relates to the merger as disclosed under “Joint Proposal I — The Merger — Interests of Certain AMRB Officers and Directors in the Merger — Golden Parachute Compensation.” Proxies solicited by AMRB’s board of directors will be voted “FOR” this proposal unless otherwise instructed on the proxy.

OTHER MATTERS
The board of directors of BMRC and AMRB do not know of any other business to be presented for action at their respective special meetings other than that set forth in the Notice of Special Meeting of Shareholders. However, if other matters properly come before either special meeting, it is the intention of the proxy holders named in the accompanying proxy for such special meeting to vote the proxy in accordance with the recommendations of their respective board of directors on such matters.

EXPERTS
BMRC’s consolidated financial statements appearing in its Annual Report on Form 10 K for the year ended December 31, 2020, and the effectiveness of BMRC’s internal control over financial reporting as of December 31, 2020, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for credit losses) given on the authority of such firm as experts in accounting and auditing.
AMRB’s consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS
Stuart | Moore | Staub, counsel for BMRC, has provided an opinion as to the legality of the BMRC common stock to be issued in connection with the merger.

WHERE YOU CAN FIND MORE INFORMATION
Both BMRC and AMRB file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You can read the SEC filings of BMRC and AMRB over the Internet at the SEC’s website at www.sec.gov. You may also obtain these documents, free of charge, from BMRC at www.bankofmarin.com under the “Investor Relations” link and then under the “[*]” tab or from AMRB at www.americanriverbank.com under the heading “Investor Relations” and then under the tab “Corporate Information.”
BMRC has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that BMRC and AMRB have previously filed with the SEC. They contain important information about the companies and their financial condition. For more information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.
Bank of Marin Bancorp 504 Redwood Blvd., Suite 100 Novato, California 94947 Attention: Investor Relations (415) 763-4520	American River Bankshares 3100 Zinfandel Dr. Rancho Cordova, California 95670 Attention: Investor Relations (916) 851-0123
To obtain timely delivery of these documents, BMRC shareholders must request the information no later than [*], 2021 in order to receive it before the BMRC special meeting and AMRB shareholders must request the information no later than [*], 2021 in order to receive it before the AMRB special meeting.
BMRC common shares is traded on Nasdaq under the symbol “BMRC,” and AMRB common shares are traded on Nasdaq under the symbol “AMRB.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows BMRC and AMRB to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.
BMRC incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the BMRC and AMRB special meetings (other than documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):
•
BMRC’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 15, 2021.

•
BMRC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed on May 7, 2021.

•
BMRC’s Current Reports on Form 8-K filed on April 1, April 19, May 11, and May 18, 2021.

•
BMRC’s annual meeting proxy statement, filed on April 6, 2021 (only those portions that have been incorporated by reference in the 2020 Annual Report on Form 10-K).

•
The description of BMRC’s capital stock filed as Exhibit 4.02 to BMR’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 13, 2020.

•
The description of BMRC’s preferred share purchase rights contained on the Form 8-A as filed with the Commission pursuant to Section 12(b) of the Exchange Act on July 7, 2017.

AMRB incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the BMRC and AMRB special meetings (other than documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):
•
AMRB’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 18, 2021.

•
AMRB’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed on May 6, 2021.

•
AMRB’s Current Reports on Form 8-K filed on January 21, February 23, April 19, April 22, May 24 and [*], 2021.

•
AMRB’s annual meeting proxy statement, filed on April 9, 2021 (only those portions that have been incorporated by reference in the 2020 Annual Report on Form 10-K).

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. BMRC and AMRB have not authorized anyone else to provide you with information that is different from that which is contained in this joint proxy statement/prospectus. Moreover, neither BMRC nor AMRB is making an offer to sell or soliciting an offer to buy any securities other than the BMRC common stock to be issued by BMRC in the merger, and neither BMRC nor AMRB is making an offer of such securities in any state where the offer is not permitted. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

BMRC ANNUAL MEETING SHAREHOLDER PROPOSALS
If a shareholder intends to present any proposal for consideration at the 2022 Annual Meeting of Shareholders and wishes for that proposal to be included in the proxy and proxy statement to be prepared by the Company, the proposal must be received by the Company at its corporate office not later than February 8, 2022. In addition, any shareholder proposals intended to be presented at BMRC’s 2022 annual meeting must be submitted in accordance with the notice and other requirements as indicated in the BMRC bylaws and SEC rules and regulations, as applicable.
Any shareholder who is entitled to vote for the election of directors may nominate directors for consideration at an annual meeting if the shareholder and nominee(s) satisfy the requirements specified in our bylaws and notice is received between not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors.
AMRB ANNUAL MEETING SHAREHOLDER PROPOSALS
AMRB intends to hold its 2022 Annual Meeting of Shareholders on May 19, 2022 only if the merger is not consummated prior to such date. In the event the merger is not completed by the time AMRB would otherwise mail its proxy materials for its 2022 Annual Meeting of Shareholders, or at all, any shareholder proposals intended to be presented at AMRB’s next annual meeting must be submitted in accordance with the notice and other requirements as indicated in the AMRB bylaws and SEC rules and regulations, as applicable. The deadline for AMRB shareholders to submit proposals for inclusion in its proxy statement and form of proxy for its 2022 Annual Meeting of Shareholders is December 10, 2021. All proposals should be submitted by Certified Mail — Return Receipt Requested, to Kimberly A. Box, Secretary, American River Bankshares, 3100 Zinfandel Drive, Suite 450, Rancho Cordova, CA 95670. For any proposal that is not submitted for inclusion in AMRB’S proxy statement (as described above), but is instead sought to be presented directly at AMRB’s annual meeting next year, SEC rules permit management to vote proxies in its discretion if AMRB (a) receives notice of the proposal before the close of business on February 23, 2022 and advises shareholders in next year’s proxy statement about the nature of the matter and how AMRB management intends to vote on the matter, or (b) does not receive notice of the proposal prior to the close of business on February 23, 2022. If the merger is completed, AMRB shareholders will become shareholders of BMRC. Any shareholder nominations or proposals which a shareholder wishes to have included in BMRC’s proxy statement and form of proxy relating to its 2022 annual meeting of shareholders or have presented at such meeting (regardless of whether submitted for inclusion in BMRC’s proxy statement and form of proxy for such meeting) must be received by the applicable date, and must otherwise comply with the requirements, described above in “BMRC Annual Meeting Shareholder Proposals” in this joint proxy statement/prospectus.

Appendix A — Agreement to Merge and Plan of Reorganization

Execution Version
AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION
dated as of April 16, 2021
by and among
Bank of Marin Bancorp
And
American River Bankshares

RECITALS

EXHIBIT A-1 Form of AR Shareholder Agreement
EXHIBIT A-2 Form of Parent Shareholder Agreement
EXHIBIT B-1 Form of Non-Compete/Non-Solicitation Agreement
EXHIBIT B-2 Form of Non-Solicitation Agreement
EXHIBIT C-1 Form of Agreement of Merger
EXHIBIT C-2 Form of Agreement of Merger
ARB Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT TO MERGE AND PLAN OF REORGANIZATION, dated as of April 16, 2021 (this “Agreement”), by and among American River Bankshares (“ARB”) and Bank of Marin Bancorp (“Parent”).
RECITALS
ARB. ARB is a corporation organized under the laws of the State of California and registered as a bank holding company pursuant to the Bank Holding Company of 1956, as amended (“BHCA”), having its principal place of business in Sacramento, California.
American River Bank.    American River Bank (“AR Bank”) is a California state bank organized under the laws of the State of California, having its principal place of business in Sacramento, California, and wholly owned subsidiary of ARB.
Parent.    Parent is a corporation organized under the laws of the State of California and registered as a bank holding company pursuant to the BHCA, as amended, having its principal place of business in Novato, California.
Bank of Marin.    Bank of Marin (“Bank”) is a California state bank organized under the laws of the State of California, having its principal place of business in Novato, California, and wholly owned subsidiary of Parent.
Board Action.    The respective boards of directors of Parent and ARB have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger (as defined herein).
Intention of the Parties.    It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Code (as defined herein) and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Shareholder Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each director of ARB and AR Bank (“ARB Director”) is entering into an agreement, in the form of Exhibit A-1 hereto (collectively, the “AR Shareholder Agreements”), and each director of Parent and Bank (“Parent Director”) is entering into an agreement, in the form of Exhibit A-2 hereto ( collectively the “Parent Shareholder Agreements” ) pursuant to which each such person has agreed, among other things, to vote his or her shares in favor of adoption of this Agreement.
Non-Compete/Non-Solicitation Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each non-executive ARB Director is entering into a non-compete and non-solicitation agreement with the Parent, substantially in the form of Exhibit B-1 hereto (collectively, the “Non-Compete/Non-Solicitation Agreements”) and the executive officers of ARB and AR Bank are entering into a non-solicitation agreement with the Parent substantially in the form of Exhibit B-2 hereto (the “Non-Solicitation Agreement’).
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

CERTAIN DEFINITIONS
Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:
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“Acquisition Proposal” has the meaning set forth in Section 6.06.

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“Adjusted Stockholders’ Equity” has the meaning set forth in Section 7.03(d).

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“Advisors” has the meaning set forth in Section 7.03(d).

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“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

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“Agreement of Merger” has the meaning set forth in Section 2.01(b).

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“ALLL” has the meaning set forth in Section 5.02(t).

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“Alternative Acquisition Agreement” has the meaning set forth in Section 6.03.

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“Applicable Date” has the meaning set forth in Section 5.02(g).

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“AR Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

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“ARB” has the meaning set forth in the preamble to this Agreement.

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“ARB Articles” means the articles of association of ARB, as amended.

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“ARB Award” means a right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Benefit Plans or ARB Stock Option Plan, other than ARB Stock Options and ARB Restricted Stock.

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“ARB Board” means the board of directors of ARB.

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“ARB Bylaws” means the bylaws of ARB, as amended.

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“ARB Common Stock” means the common stock, no par value per share, of ARB.

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“ARB Director” has the meaning set forth in the recitals of this Agreement.

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“ARB Disclosure Schedule” has the meaning set forth in Section 5.01.

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“ARB Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

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“ARB Knowledge” means the actual knowledge after reasonable inquiry of David E. Ritchie, Jr. and Mitchell A. Derenzo.

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“ARB Loan Property” has the meaning set forth in Section 5.02(o).

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“ARB Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, or financial condition of ARB and AR Bank taken as a whole; provided, however, that any of the following effects, circumstances, occurrences or changes shall not be considered when determining if a ARB Material Adverse Effect has occurred: (i) any change in law, rule or regulation (including Pandemic Measures) of general applicability to the commercial banking industry or interpretations thereof by any court or Governmental Authority; (ii) changes, after the date hereof, of U.S. generally accepted accounting principles or interpretations thereof or applicable regulatory accounting requirements that apply to both Bank and AR Bank; (iii) any action taken by ARB or AR Bank with Parent’s express written consent or any action taken by ARB or AR Bank that ARB or AR Bank was required to take pursuant to the terms of this Agreement (other than those actions that ARB or AR Bank is required to take pursuant to Section 4.01(a) hereof); (iv) any failure, in and of itself, by ARB to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (iv), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a ARB Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of ARB Material Adverse Effect pursuant to any other clause of this definition); (v) anyxpense of ARB arising out of the acceleration of the vesting of ARB Stock Options or ARB Restricted Stock as contemplated by this Agreement or the transactions contemplated herein in accordance with the fair value recognition provisions of FASB Accounting Standards Codification Subtopic 718, Share-Based Payment; (vi) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect ARB and AR Bank; (vii) changes, after the date hereof, in global, national or regional political conditions, (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the commercial banking industry generally (including any such changes arising out of the Pandemic or any Pandemic Measures); (viii) changes, after the date hereof, resulting from earthquakes, floods, wildfires, or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); (ix) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees); or (x) any litigation instituted seeking to enjoin, whether temporarily, preliminarily or permanently, the consummation of the Merger or asserting that (A) the Merger Consideration is unfair, (B) directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of or efforts to consummate the Merger, or (C) the Registration Statement or Proxy Statement/Prospectus contained any misstatements of material fact relating to the transactions contemplated by this Agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by this Agreement not misleading.
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“ARB Meeting” has the meaning set forth in Section 6.02.

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“ARB Recommendation” has the meaning set forth in Section 5.02(e).

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“ARB Reports” have the meaning set forth in Section 5.02(g)(iv).

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“ARB Restricted Stock” means issued and outstanding shares of restricted ARB Common Stock which were granted under the ARB Stock Option Plan.

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“ARB Shareholder Approval” has the meaning set forth in Section 7.01(a).

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“ARB Stock Option Plan” means ARB’s 2010 Equity Incentive Plan, as amended to date and the 2020 Equity Incentive Plan, as amended to date.

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“ARB Stock Options” means issued and outstanding options to acquire ARB Common Stock which were granted under the ARB Stock Option Plan.

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“Bank” has the meaning set forth in the preamble to this Agreement.

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“BankArticles” means the articles of incorporation of Bank, as amended.

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“BankBoard” means the board of directors of Bank.

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“BankBylaws” means the bylaws of Bank, as amended.

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“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

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“Benefit Plans” has the meaning set forth in Section 5.02(m).”Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

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“California Secretary” means the Secretary of State of the State of California.

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“Certificate” has the meaning set forth in Section 3.01(a).

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“CFC” means the California Financial Code.

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“CGCL” means the California General Corporation Law.

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“Change in Control Agreements” means the employment agreements listed on the ARB Disclosure Schedule which contain change in control provisions.

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“Change of Recommendation” has the meaning set forth in Section 6.03.

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“Closing Financial Statements” has the meaning set forth in Section 6.22.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

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“Confidentiality Agreement” has the meaning set forth in Section 6.05(e).

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“Continuing Employees” has the meaning set forth in Section 6.10(a).

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“Contract” or “Contracts” has the meaning set forth in Section 5.02(f).

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“Deferred Compensation Programs” means any salary continuation agreements, executive bonus agreements and any other non-qualified deferred compensation plan, whether or not subject to Section 409A of the Code.

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“Deposit Insurance Fund” means the Deposit Insurance Fund maintained by the FDIC.

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“Derivatives Contract” has the meaning set forth in Section 5.02(q).

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“DFPI” means the California Department of Financial Protection and Innovation.

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“D&O Insurance” has the meaning set forth in Section 6.09(c).

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“Effective Time” has the meaning set forth in Section 2.02.

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“Employees” has the meaning set forth in Section 5.02(m).

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“Environmental Laws” has the meaning set forth in Section 5.02(o).

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“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” has the meaning set forth in Section 5.02(m).

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“ERISA Plans” has the meaning set forth in Section 5.02(m).

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Exchange Agent” has the meaning set forth in Section 3.03(a).

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“Exchange Fund” has the meaning set forth in Section 3.03(a).

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“Exchange Ratio” means 0.575 share of Parent Common Stock for each share of ARB Common Stock.

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“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

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“FDIC” means the Federal Deposit Insurance Corporation.

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“Federal Reserve Act” means the Federal Reserve Act, as amended.

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“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

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“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), as amended.

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“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

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“Governmental Authority” means any federal, state or local court, governmental, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity.

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“Hazardous Substance” has the meaning set forth in Section 5.02(o).

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“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

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“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.09(a).

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“Independent Counsel” means a law firm of national reputation that has not provided legal services within the past 5 years from the date of this Agreement to either ARB or Parent, any of their respective subsidiaries, or any of their respective officers, directors, or employees.

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“Insurance Policies” has the meaning set forth in Section 5.02(s).

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“IRS” has the meaning set forth in Section 5.02(m).

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“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

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“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

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“Merger” has the meaning set forth in Section 2.01(a).

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“Merger Consideration” has the meaning set forth in Section 3.01(a).

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“Multiemployer Plan” has the meaning set forth in Section 5.02(m).

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“Nasdaq” means the Global Market System of the Nasdaq Stock Market, Inc.

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“National Labor Relations Act” means the National Labor Relations Act, as amended.

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“Non-Compete/Non-Solicitation Agreements” has the meaning set forth in the recitals to this Agreement.

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“Non-Solicitation Agreement” has the meaning set forth in the recitals to this Agreement.

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“Order” has the meaning set forth in Section 7.01(c).

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“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

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“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

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“Parent” has the meaning set forth in the preamble to this Agreement.

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“Parent Articles” means the articles of incorporation of Parent, as amended.

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“Parent Average Price” means the volume weighted average price of the Parent Common Stock on the Nasdaq Stock Exchange reporting system (based on “regular way” trading) for the fifteen (15) trading days ending on the day which is the second trading day preceding the anticipated date that the Effective Time is to occur, whether or not trades occurred on those days.

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“Parent Board” means the board of directors of Parent.

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“Parent Bylaws” means the bylaws of Parent, as amended.

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“Parent Common Stock” means the common stock, no par value per share, of Parent.

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“Parent Director” has the meaning set forth in the recitals to this Agreement.

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“Parent Disclosure Schedule” has the meaning set forth in Section 5.01.

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“Parent 401(k) Savings Plan” has the meaning set forth in Section 6.10(c).

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“Parent Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, or financial condition of Parent and Bank taken as a whole; provided, however, that any of the following effects, circumstances, occurrences or changes shall not be considered when determining if a Parent Material Adverse Effect has occurred: (i) any change in law, rule or regulation (including Pandemic Measures) of general applicability to the commercial banking industry or interpretations thereof by any court or Governmental Authority; (ii) changes, after the date hereof, of U.S. generally accepted accounting principles or interpretations thereof or applicable regulatory accounting requirements that apply to both Bank and AR Bank; (iii) any action taken by Parent or Bank with ARB’s express written consent or any action taken by Parent or Bank that Parent or Bank was required to take pursuant to the terms of this Agreement (other than those actions that Parent or Bank are required to take pursuant to Section 4.02(a) hereof); (iv) any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (iv), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (v) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect Parent and Bank; (vi) changes, after the date hereof, in global, national or regional political conditions, (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the commercial banking industry generally (including any such changes arising out of the Pandemic or any Pandemic Measures); (vii) changes, after the date hereof, resulting from earthquakes, floods, wildfires, or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); (viii) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees); or (ix) any litigation instituted seeking to enjoin, whether temporarily, preliminarily or permanently, the consummation of the Merger or asserting that (A) the Merger Consideration is unfair, (B) directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of or efforts to consummate the Merger, or (C) the Registration Statement or Proxy Statement/Prospectus contained any misstatements of material fact relating to the transactions contemplated by this Agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by this Agreement not misleading.

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“Parent Meeting” has the meaning set forth in Section 6.02.

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“Parent Recommendation” has the meaning set forth in Section 6.01(d).

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“Parent Reports” has the meaning set forth in Section 5.03(g).

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“Parent Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

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“Parent Shareholder Approval” has the meaning set forth in Section 7.01(a).

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“Pension Plan” has the meaning set forth in Section 5.02(m).

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“Person” means any individual, bank, corporation (including not-for-profit), and joint — stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

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“Professional Fees” has the meaning set forth in Section 7.03(d).

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“Prospectus/Proxy Statement” has the meaning set forth in Section 6.03.

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“Regulatory Authorities” means the Federal Reserve Board, FDIC, DFPI, or other supervisory agency of ARB, Parent or Bank, as the case may be.

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“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

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“S-4 Registration Statement” has the meaning set forth in Section 6.03.

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“Salary Continuation Agreements” means the salary continuation agreements with Employees that are listed as such on Schedule 5.02(m).

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“Sarbanes-Oxley Act” has the meaning set forth in Section 5.03(g).

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“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Share” and “Shares” has the meaning set forth in Section 3.01(a).

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“Short Term Employee” means an employee of ARB or AR Bank immediately prior to the Effective Time who is offered short term employment with Bank in connection with systems conversion or other integration matters; provided, however, that a Short Term Employee shall not be deemed to be a Continuing Employee except for purposes of eligibility for any medical, dental, health or other welfare plans of Bank or Parent and, to the extent permissible under the respective plan, the Parent 401(k) Plan.

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“Stockholders’ Equity Measuring Date” has the meaning set forth in Section 7.03(d).

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“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such

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“Superior Proposal” has the meaning set forth in Section 6.06.

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“Surviving Bank” has the meaning set forth in Section 2.01(a).

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“Surviving Corporation” has the meaning set forth in Section 2.01(a)

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“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

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“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

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“Termination Fee” has the meaning set forth in Section 8.05(b).

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“Third-Party Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

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“Treasury Shares” has the meaning set forth in Section 3.01(c).

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“Truth in Lending Act” means the Truth in Lending Act (15 U.S.C. 1601 et seq.), as amended.

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“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107-56).

THE MERGER
The Merger.
The Combination.    Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the CGCL, at the Effective Time, ARB shall merge with and into Parent (the “Merger”) and the separate corporate existence of ARB shall cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Immediately after the Merger, in accordance with the CGCL and the CFC, AR Bank will be merged (the “Bank Merger”) with and into Bank (the “Surviving Bank”).
Filings.    Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective at the Effective Time. An agreement of merger (the “Agreement of Merger”), substantially in the form of Exhibit C-1 hereto, shall be filed with the California Secretary and an agreement of merger (the “Agreement of Bank Merger”) substantially in the form of Exhibit C-2 hereto, shall be filed with the DFPI after having been filed with the California Secretary.
Articles of Incorporation and Bylaws.    The Parent’s and the Bank’s Articles and Bylaws as in effect immediately prior to the Effective Time shall not be changed or amended as a result of the Merger.
Directors and Officers of the Surviving Corporation.    Subject to Section 6.20, the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.
Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in §1108 of the CGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of ARB and Parent shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of ARB and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
Effective Time     Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01(b) to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) on such other date to which the parties may agree in writing. The Merger provided for herein shall become effective (the “Effective Time”) upon filing the Agreement of Merger with the California Secretary or on such date and time as may be specified therein.
United States Federal Income Tax Consequences     It is intended that the Merger shall constitute “reorganization” as that term is used in Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code (“Reorganization”). Until the Closing, Parent and ARB shall use their respective best efforts to cause the Merger to qualify as a Reorganization, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a Reorganization. Parent and ARB each intend to report and, except to the extent otherwise required, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the mean of Section 368(a) of the Code.
American River Bank Foundation Prior to the Effective Time ARB and Parent will discuss the future status of the foundation.

CONSIDERATION; EXCHANGE PROCEDURES
Effect on Capital Stock    At the Effective Time, as a result of this Agreement and the Merger and without any action on the part of any holder of shares of ARB Common Stock:
Outstanding ARB Common Stock.    Subject to Section 3.03 (g), each share of ARB Common Stock, excluding Treasury Shares,issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, “Shares”), shall become and be converted into the right to receive shares of Parent Common Stock in accordance with the Exchange Ratio ( “Merger Consideration”). At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
Outstanding Parent and Bank Stock.    Each share of Parent Common Stock and each share of Bank stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share and shall not be affected by the Merger.
Cancellation of Certain Shares.    Any shares of ARB Common Stock held by Parent or by ARB, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.
ARB Stock Options and ARB Restricted Stock.    ARB Stock Options and ARB Restricted Stock will be treated in accordance with Section 6.19.
Rights as Shareholders; Stock Transfers    At the Effective Time, holders of ARB Common Stock shall have no rights as, shareholders of ARB other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of ARB or the Surviving Corporation of the shares of ARB Common Stock that were outstanding immediately prior to the Effective Time.
Exchange Procedures.
Exchange Fund.    As of the Effective Time, Parent shall have deposited with Computershare Trust Company, N.A., (the “Exchange Agent”) for the benefit of the holders of shares of ARB Common Stock, for exchange in accordance with this Section 3.03 through the Exchange Agent, certificates representing the shares of Parent Common Stock equal to the product of the number of ARB Common Stock issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio and the amount of estimated cash to pay fractional shares in accordance with Section 3.03(g) (the “Exchange Fund”).
Forms. —  Parent shall direct the Exchange Agent to mail not more than three (3) Business Days after the Effective Time to each holder of record of a certificate or certificates of ARB Common Stock (the “Certificates” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of ARB Common Stock): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration and any cash in lieu of fractional shares in accordance with section 3.03(g). Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and cash in lieu of fractional shares, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing ARB Common Stock, the transfer of ownership which is not registered in the transfer records of ARB, the consideration provided herein will be paid if the Certificate representing such ARB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.03 and except as provided in subsection 3.01(e), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of ARB

Common Stock should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Parent, such bond in form and substance and with surety reasonably satisfactory to Parent and thereafter shall be entitled to receive the consideration provided herein.
Parent Dividends.    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive Parent Common Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Parent Common Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.03(g) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.
Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the shareholders of ARB following the passage of six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of ARB who have not theretofore complied with this Section 3.03 shall thereafter look only to Parent for payment of their claim for the consideration provided herein.
Liability for Escheated Payments.    Neither Parent, Bank nor ARB shall be liable to any holder of shares of ARB Common Stock for such shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Voting Rights. —  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto. Former shareholders of record of ARB who are to receive shares of Parent Common Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock into which their respective shares of ARB Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Parent Common Stock in accordance with the provisions of this Agreement.
Fractional Shares. —  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(g) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Parent Average Price.
Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts (i) shall be remitted by Parent to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent.
Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.
ACTIONS PENDING ACQUISITION
Forbearances of ARB From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth on Schedule 4.01 hereto, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), ARB will not and will cause its Subsidiaries not to:
Ordinary Course.    (i) Conduct the business of ARB or any of its Subsidiaries other than in the ordinary and usual course of business, (ii) fail to use its reasonable best efforts to preserve its business organization and assets intact and to maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, (iii) take any action that would adversely affect or delay the ability of ARB, Bank or Parent to perform any of their obligations on a timely basis under this Agreement, (iv) take any action that would be reasonably likely to have a ARB Material Adverse Effect, (v) take any action which is intended, or would reasonably be expected to impede, delay, or adversely affect the ability of ARB or its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement or (vi) take any action which is intended, or would reasonably be expected to, diminish the value of ARB or its goodwill to Parent or Bank or otherwise disparage the Parent or Bank or any of their officers, employees or directors. Solely for the purpose of eliminating any doubt, ARB shall be deemed to be responsible for the acts, conduct and communications of its directors and executive officers and those of AR Bank and any action taken by such a director or executive officer in contravention of any of the provisions in the preceding sentence shall be deemed to be a breach of this Section by ARB.
Capital Stock.    Other than any shares of ARB Common Stock issuable in respect of: (A) outstanding ARB Stock Options, or (B) as set forth on Schedule 4.01(b), (i) issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights or (ii) permit any additional unissued shares of capital stock of ARB or any Subsidiary of ARB to become subject to grants of employee or director stock options, other Rights or similar stock-based employee compensation plans or programs.
Dividends; Etc.    (i) Except for the payment of quarterly cash dividends in the amount of $0.07 per share in the usual and ordinary course, make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of ARB) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.
Compensation; Employment Agreements; Etc.    Except as described in Schedule 4.01(d) enter into, renew, make any new grants of awards under, terminate, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of ARB or any of its Subsidiaries or grant any salary or wage increase, bonus or increase any employee benefit (including incentive or bonus payments); except (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than five percent (5%); (ii) incentive payments accrued and paid prior to the Closing in the usual and ordinary course; or (iii) for other changes that are required contractually or by applicable Law. Without limiting the generality of the foregoing, except as provided in Section 4.01(b) ARB shall not grant or approve the grant of any ARB Stock Options, ARB Restricted Stock or ARB Award under the ARB Stock Option Plan. ARB shall not make any severance payments except in accordance with Section 6.10.
Hiring.    Hire any person as an employee of ARB or promote any employee, except persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of ARB.

Benefit Plans.    Enter into, terminate, establish, adopt or amend (except as may be required by applicable Law or except as otherwise provided herein) any Benefits Plans or take any action to change the vesting, accrual or fund or in any other way secure the payment of or exercisability of stock options, or restricted stock or other compensation or benefits payable thereunder. Without limiting the generality of the foregoing and except as otherwise provided herein, or as necessary to fulfill its obligations under this Agreement, ARB shall not amend or modify any ARB Stock Option Plan or enter into, amend or modify any option or award agreement under any ARB Stock Option Plan or take any other action which has the effect of changing ARB’s obligations or liabilities pursuant to any ARB Stock Option Plan.
Dispositions.    Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties other than (i) sales of loans and loan participations pursuant to Section 4.01(q), (ii) sale or disposition of property acquired in foreclosure or by transfer in lieu of foreclosure (“OREO”), and (iii) other sales or dispositions in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to ARB and its Subsidiaries, taken as a whole.
Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 4.01(q)) except (i) in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to ARB and its Subsidiaries taken as a whole, or (ii) as otherwise permitted by this Agreement; notwithstanding the foregoing, ARBshall not foreclose or otherwise acquire any ownership interest in the collateral identified on Schedule 4.01(h) hereto without the prior written approval of Parent (which approval will not be unreasonably withheld, conditioned or delayed).
Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.
Governing Documents.    Amend the ARB Articles or the ARB Bylaws or the organizational documents of any Subsidiary of ARB.
Accounting Methods.    Implement or adopt any change in ARB’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by ARB’ sindependent public accountants, or as required by Section 6.07 or Section 6.18 of this Agreement.
Contracts.    Except with respect to contracts relating to loans (not including loan participations)made in the ordinary and usual course of business consistent with past practice and in accordance with Section 4.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with thirty (30) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.
Claims.    Enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which ARB or any Subsidiary of ARB is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by ARB or any Subsidiary of ARB of an amount that exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to ARB and its Subsidiaries, taken as a whole.
Adverse Actions.    Take any action or omit to take any action that would reasonably be likely to result in (i) any of ARB’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

Risk Management.    Except as required by applicable Law or regulation or the Regulatory Authorities,with respect to its business generally (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow ARB’s existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in ARB’ saggregate exposure to interest rate risk.
Indebtedness.    Incur or materially and adversely modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings, borrowings from the Federal Home Loan Bank of San Francisco, or liabilities with a duration of 90 days or less incurred in the ordinary and usual conduct of business) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to standby letters of credit, and the collection of checks and other negotiable instruments in the ordinary and usual course of business consistent with past practices.
Loans.    Except as provided in the next sentence and except for loans, loan commitments, renewals or extensions approved prior to the date hereof with notice to the customer having been given but not yet boarded, ARB shall not: (i) make any loan or loan commitment to any Person that exceeds $750,000 individually, (ii) make an aggregate of loans or loan commitments to any Person or Affiliate in excess of $750,000, (iii) renew or extend any loan or loan commitment to any Person in excess of $1,000,000 or any loan or loan commitment that is below a “pass” grade, (iv) any loan proposed to be made with one or more exceptions to ARB’s loan policy, or (v) except as described in Schedule 4.01(q) purchase or sell any loan or loan participation. In connection with any action requiring approval by Parent pursuant to clauses (i)  — (v) of the preceding sentence, ARB shall submit a copy of the loan write up containing the information customarily submitted to the Board of Directors or Credit and Loan Committee of ARB or AR Bank, as the case may be, in connection with obtaining approval for such action to the Chief Credit Officer, or, if such person is unavailable, the Chief Operating Officer of Bank 48 hours (excluding weekends) prior to making any indication to the third party whether such action has been approved; provided that, if Parent objects in writing (stating in reasonable detail the reasons for such objection under Bank’s underwriting policy or criteria) to such loan or loan commitment or renewal or extension thereof or such purchase or sale within 48 hours (excluding weekends) after such loan write up has been delivered, ARB shall not make such loan or loan commitment or renewal or extension thereof or such purchase or sale. Prior to the date of this Agreement, Bank has provided ARB with a copy of its loan underwriting policy or criteria and discussed them with ARB’s chief credit officer. ARB shall not forgive any loans to directors, officers or employees of either ARB or its Subsidiaries.
Investments.    (i) Other than sales of overnight federal funds or in securities transactions as provided in (ii) below, make any investment either by contributions of capital, property transfers or purchase of any property or assets of any Person or (ii) purchase or acquire securities of any type other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less; provided, however, that in the case of investment securities, ARB may purchase investment securities if, within 24 hours after ARB requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent’s Chief Financial Officer consents to making of any such purchase, Parent’s Chief Financial Officer has approved such request in writing or has not responded in writing to such request.
Taxes.    Commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a ARB Material Adverse Effect on the Tax position of ARB or, after the Merger, which is reasonably likely to have a Parent Material Adverse Effect on the Tax Position of Parent, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.
Commitments.    Agree or commit to do any of the foregoing.
Forbearances of Parent    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of ARB (which consent shall not be unreasonably withhold, conditioned or delayed), Parent will not, and will cause each of Parent’s Subsidiaries not to:

Conduct the business of Parent or any of its Subsidiaries other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, or knowingly take any action which is intended, or would reasonably be expected to (i) materially impede, delay or adversely affect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.
Take or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.
Amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect the holders of ARB Common Stock, or adversely affect the holders of ARB Common Stock relative to other holders of Parent Common Stock.
Adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;
Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 4.02.
REPRESENTATIONS AND WARRANTIES
Disclosure Schedules    At least two Business Days prior to the date hereof, each of ARB and Parent shall have delivered to the other a schedule (the “ARB Disclosure Schedule” and “Parent Disclosure Schedule”, respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or Section 5.03 or to one or more covenants contained in Article IV; provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in a respective Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a respective Material Adverse Effect and (c) any disclosures made with respect to a section of this Article V or Article IV shall be deemed to qualify (1) any other section of this Article V or Article IV applicable to ARB or Parent specifically referenced or cross-referenced and (2) other sections of this Article V or Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.
Representations and Warranties of ARB    Except as set forth in the ARB Disclosure Schedule, or as disclosed in ARB Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature)ARB hereby represents and warrants to Parent:
Organization, Standing and Authority.    ARB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Each Subsidiary of ARB is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. AR Bank is a California state-chartered bank and its deposits are insured by the FDIC through the FDIC Deposit Insurance Fund in the manner and to the fullest extent provided by law. Each of ARB and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement. ARB has made available to Parent a complete and correct copy of the ARB Articles and the ARB Bylaws and the organizational documents of its Subsidiaries, each as amended to date. The ARB Articles and the ARB Bylaws and such organization documents made available to Parent are in full force and effect.
ARB Capital Stock.    As of the date hereof, the authorized capital stock of ARB consists solely of 20,000,000 shares of ARB Common Stock, of which 5,962,466 shares are issued and outstanding, and 10,000,000 shares of preferred stock, no par value, none of which are issued and outstanding. As of the date hereof, 27,782 shares of ARB Common Stock are issuable upon the exercise of outstanding ARB Stock Options and 65,605shares of ARB Common Stock are subject to outstanding restricted stock awards. As of the date hereof, no shares of ARB Common Stock are held in treasury by ARB or otherwise owned directly or indirectly by ARB or any Subsidiary of ARB. The outstanding shares of ARB Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Schedule 5.02(b) of the ARB Disclosure Schedule sets forth for each ARB Stock Option the name of the grantee or holder, the date of the grant, the expiration date, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of ARB Common Stock subject to such ARB Stock Option, the number and type of shares subject to such ARB Stock Options that are currently exercisable and the exercise price per share and for each other ARB Award the name of the grantee or holder, the date of the grant and the number of shares of ARB Common Stock subject to such ARB Award. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of ARB Common Stock authorized and reserved for issuance, ARB does not have any other Rights issued or outstanding with respect to ARB Common Stock, and ARB does not have any commitment to authorize, issue or sell any ARB Common Stock or Rights, except pursuant to this Agreement. ARB does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of ARB on any matter. All Shares issuable upon exercise of ARB Stock Options or in respect of ARB Awards, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights.
Subsidiaries.
Section 5.02(c)(i) of ARB Disclosure Schedule sets forth each of ARB’s Subsidiaries and the ownership interest of ARB in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such. The outstanding shares of capital stock of each Subsidiary of ARB have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of ARB authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.
Other than the Subsidiaries of ARB, ARB does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.
Corporate Power.    ARB and each of its Subsidiaries has all requisite corporate power and authority to carry on its respective business as it is now being conducted and to own all its respective properties and assets; and ARB has all requisite corporate power and authority and, other than adoption of this Agreement by the holders of a majority of the outstanding shares of ARB Common Stock, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.
Corporate Authority.    As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, ARB’s Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of ARB and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matter be submitted for consideration by its shareholders at a meeting of such shareholders and that subject to Section 6.06 such matter be recommended for approval at such meeting (the “ARB Recommendation”). ARB has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of ARB, enforceable against ARB in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles. The ARB Board has received the opinion of its financial advisor, Piper Sandler to the effect that the Merger Consideration is fair to such holders from a financial point of view.
Regulatory Approvals; No Violations.
No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the DFPI, and FINRA, as may be required, (B) the adoption of this Agreement by the holders of a majority of the outstanding shares of ARB Common Stock and (C) the filing of the Agreement of Merger with the California Secretary as described in Section 2.01(b) herein. As of the date hereof, ARB is not aware of any reason why the approvals set forth in this Section 5.02(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by ARB does not, and the consummation by ARB of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of ARB or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a “Contract” and, collectively, “Contracts”) binding upon ARB or any of its Subsidiaries or to which ARB or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which ARB or any Subsidiary of ARB is subject, (B) constitute or result in a breach or violation of, or a default under, ARB Articles or ARB Bylaws or the organizational documents of any Subsidiary of ARB, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have an ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement.
Reports; Financial Statements.
ARB has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “ARB Reports”). Each of the ARB Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the ARB Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the ARB Reports did not, and any ARB Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
ARB’s consolidated financial statements (including, in each case, any notes thereto) contained in the ARB Reports, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of ARB and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to ARB and its consolidated Subsidiaries taken as a whole).
ARB is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.
ARB maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by ARB is recorded and reported on a timely basis to the individuals responsible for the preparation of ARB’s filings with the SEC and other public disclosure documents. ARB maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of ARB, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of ARB are being made only in accordance with authorizations of management and directors of ARB, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of ARB’s assets that could have a material effect on its financial statements.
ARB has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to ARB’s auditors and the audit committee of ARB’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect ARB’s ability to record, process, summarize and report financial information and has identified for ARB’s auditors and audit committee of ARB’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ARB’s internal control over financial reporting. ARB has made available to Parent (i) a summary of any such disclosure made by management to ARB’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or ARB’s auditors to the audit committee required by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from ARB employees regarding questionable accounting or auditing matters, have been received by ARB. ARB has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through ARB’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. ARB and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018, with the Federal Reserve Board, DFPI, and FDIC, and all other material reports and statements required to be filed by it since December 31, 2018, with such Regulatory Authorities, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.
Since December 31, 2019, neither ARB nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).
Since December 31, 2019, (A) each of ARB and its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement.
Since December 31, 2019, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by ARB or any Subsidiary of ARB, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of ARB, (C) any change by ARB in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by ARB or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.
Litigation.    No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to ARB’s Knowledge, threatened against ARB or any of its Affiliates and to ARB’s Knowledge there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, ARB or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement. Neither ARB nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding, except for those that are not, individually or in the aggregate, reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement.
Regulatory Matters.
None of ARB, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, any Regulatory Authority. ARB and each of its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.
Neither ARB nor any of its Subsidiaries has been advised by, and ARB does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
Compliance With Laws.
ARB and its Subsidiaries are in compliance with all applicable Laws applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Truth in Savings Acts, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, Privacy Laws, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those instances of noncompliance that are not, individually or in the aggregate, reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, ARB has not been advised formally of any regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. ARB has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to ARB’s knowledge, is in compliance with such law in all material respects.

ARB and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its businesses as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to ARB’s knowledge, no suspension or cancellation of any of them is threatened.
No investigation or review by any Governmental Authority with respect to ARB or any of its Subsidiaries is pending or, to the knowledge of ARB, threatened, nor has ARB or any Subsidiary of ARB received any notification or communication from any Governmental Authority (A) asserting that ARB or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to ARB’s knowledge, do any grounds for any of the foregoing exist).
Material Contracts; Defaults.    Except as set forth on Section 5.02(k) of ARB Disclosure Schedule, neither ARB nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (ii) that purports to limit in any material respect either the type of business in which ARB or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or (iii) that provides for a termination fee, penalty or like charge. Neither ARB nor any of its Subsidiaries is in default under any Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by ARB or any Subsidiary of ARB is currently outstanding. Schedule 5.02(k) of the ARB Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by ARB of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
No Brokers.    None of ARB, any of its Subsidiaries or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that ARB has employed Piper Sandler as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.
Employee Benefit Plans.
All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of ARB or any of its Subsidiaries (the “Employees”) and current or former directors of ARB, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 5.02(m) of the ARB Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.02(m) of the ARB Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been made available to Parent.
All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable Laws in all material respects. Each Benefit Plan which is subject to ERISA (“ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or may rely upon an IRS advisory or opinion letter to a prototype or volume submitter plan sponsor covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and to ARB’s Knowledge is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither ARB nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, would subject ARB or any such Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither ARB nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.
Neither ARB nor any entity which is considered one employer with ARB under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under the terms of any Benefit Plan, as of the date hereof, have been timely made or have been reflected on ARB’s financial statements included in ARB Reports.
As of the date hereof, there is no material pending or, to ARB’s Knowledge , threatened litigation relating to the Benefit Plans. Neither ARB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan.
There has been no amendment to, announcement by ARB or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except for such amounts and with respect to such individuals as are listed in Schedule 5.02(m) of the ARB Disclosure Schedule, none of the execution of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated hereby will (v) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (x) limit or restrict the right of ARB or any Subsidiary of ARB or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, or (y) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code.
Labor Matters.    Neither ARB nor any of its Subsidiaries is a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ARB or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel ARB or any such Subsidiary to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to ARB’s Knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving ARB or any of its Subsidiaries. ARB is not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
Environmental Matters.    To ARB’s knowledge, except for such matters that, individually or in the aggregate, are not reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement: (i) ARB and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by ARB or any of its Subsidiaries (including any property in which ARB or any of its Subsidiaries holds or has held a fiduciary or management role, a “ARB Loan Property”), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) neither ARB nor any of its Subsidiaries could be deemed the owner or operator under any

Environmental Law of any ARB Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) neither ARB nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither ARB nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither ARB nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) neither ARB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to ARB’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving ARB, any Subsidiary of ARB, any currently or formerly owned or operated property, or any ARB Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against ARB, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or ARB Loan Property and (ix) ARB has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to ARB, any of its Subsidiaries and any currently or formerly owned or operated property or any ARB Loan Property.
As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
Tax Matters.
(A) ARB and each of ARB’s Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all respects, and has fully and timely paid all Taxes owed (whether or not shown or required to be shown on any Tax Return); (II) has withheld and paid all Taxes from amounts owing to any employee, creditor or third party all amounts that ARB or any of ARB’s Subsidiaries is obligated to have withheld, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (III) in the case of any Tax Return required to be retained by ARB or any of ARB’s Subsidiaries prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in ARB’s or ARB’s Subsidiary’s files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised in writing by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) neither ARB nor any of ARB’s Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) to ARB’s knowledge and as of the date hereof, there are not anticipated, pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, (F) as of the date hereof, ARB has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by ARB or any of ARB’s Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired, (G) ARB and each of ARB’s Subsidiaries have no foreign source operations or income, and (H) there are no uncertain tax positions taken on ARB or its Subsidiaries’ Tax Returns that would, more likely than not, fail to be sustained in a tax examination based on their technical merits, presuming a tax examination were to occur.

There are no Liens on any of ARB’s assets or on any assets of any of ARB’s Subsidiaries that arose either in connection with any failure (or alleged failure) to pay any Tax or, to ARB’s Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.
Neither ARB nor any of ARB’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, any Tax period beginning on or after the Effective Time as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time; (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law); (C) any intercompany transaction or any excess loss account, within the meaning of Treas. Reg. 1.1502-13 and 1.1502-19, respectively (or any corresponding or similar provision or administrative rule of federal, state, local, or non-U.S. income Tax law); or (D) any prepaid amount received on or prior to the Effective Time.
Neither ARB nor any of ARB’s Subsidiaries is or has been a party to any Tax allocation or sharing agreement. Neither ARB nor any of ARB’s Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which ARB is the common parent) or otherwise has, or may have, any liability for the Taxes of any Person (other than ARB or any of ARB’s Subsidiaries).
No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to ARB or any of ARB’s Subsidiaries.
(A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement, and (B) all Taxes that ARB or any of ARB’s Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Authority or other Person.
As of the date hereof, neither ARB nor any of ARB’s Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Neither ARB nor any of ARB’s Subsidiaries has been a party to any distribution prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.
Neither ARB nor any of ARB’s Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b).
Risk Management Instruments.    Neither ARB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar, embedded derivative or any other contract that is a derivatives contract (meaning any financial instrument or contract whose value is derived from the value of one or more underlying asset or factor), including various combinations thereof, (each, a “Derivatives Contract”) and does not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
Books and Records.    The books and records of ARB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of ARB and its Subsidiaries.
Insurance.    Schedule 5.02(s) to the ARB Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by ARB or any of its Subsidiaries (collectively, “Insurance Policies”) and all insurance claims filed by ARB or any of its Subsidiaries under such Insurance

Policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All Insurance Policies are with reputable insurers and provide full and adequate coverage for all normal risks incident to the business of ARB and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All Insurance Policies are in full force and effect; neither ARB nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion. Schedule 5.02(s) lists all claims or potential claims meeting the applicable reporting thresholds under the Insurance Policies that have not been reported thereunder.
Allowance For Loan and Lease Losses.    ARB’s allowance for loan losses (“ALLL”) is, and (except for changes required by Parent pursuant to this Agreement, as to which ARB makes no representation) shall be as of the Effective Time, in compliance with ARB existing methodology for determining the adequacy of its ALLL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.
Transactions With Affiliates.    ARB has no transactions with Affiliates that are in violation of Sections 23A and 23B of the Federal Reserve Act.
Real Property.
Except as set forth on Schedule 5.02(v) to the ARB Disclosure Schedule hereto, neither ARB nor any of its Subsidiaries owns, and is not in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, any real property or premises on the date hereof in whole or in part. Schedule 5.02(v) also contains a complete and correct list of all real property or premises leased or subleased in whole or in part by ARB or any of its Subsidiaries and together with a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any Governmental Authority and, to ARB’s knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might affect its use or value for the purposes now made of it. None of the premises or properties of ARB or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by ARB or such Subsidiary.
Each of the leases referred to in the ARB Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to ARB or any of its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than ARB the foregoing representation is based on the knowledge of ARB.
Title.    Each of ARB and each of its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2009 and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.
Intellectual Property.
ARB, AR Bank or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of ARB or any of its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement.
Except as is not reasonably likely to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement:

(A) neither ARB nor any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by ARB of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which ARB or any of its Subsidiaries is a party and pursuant to which ARB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by ARB or any of its Subsidiaries (collectively, the “ARB Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of ARB, are threatened by any Person; and (C) ARB does not know of any valid grounds for any bona fide claims (I) against the use by ARB or any of its Subsidiaries of any ARB Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of ARB or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any ARB Intellectual Property Rights; or (III) challenging ARB’s or any of its Subsidiaries’ license or legally enforceable right to use any Third-Party Intellectual Rights.
Trust Business.    ARB does not engage in the trust business and does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.
Affiliate Ownership.    As of the date hereof, the aggregate percentage of ARB Common Stock beneficially owned by directors and executives officers of ARB is approximately 10.2% of all issued and outstanding ARB Common Stock (on a fully diluted basis).
Representations and Warranties of Parent    Except as set forth in the Parent Disclosure Schedule, or (ii) as disclosed in Parent Reports prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) Parent hereby represents and warrants to ARB:
Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of California. Bank and each other Subsidiary of Parent has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement. All outstanding shares of Bank are owned by Parent.
Parent Capital Stock.    As of the date hereof, the authorized capital stock of Parent consists solely of 30,000,000 shares of Parent Common Stock, of which 13,262,498 are issued and outstanding (excluding 64,011 shares of unvested restricted stock and restricted performance stock) and 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding. As of the date hereof, 308,437 shares of Parent Common Stock are issuable upon the exercise of outstanding options to acquire such shares, and there are 64,011 outstanding shares of unvested restricted stock and restricted performance stock. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).
Corporate Power.    Each of Parent and Bank has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets; and Parent and Bank have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.
Corporate Authority.    As of the date hereof, with respect to each of clauses (i) and (ii) below, each of the Parent Board and the Bank Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved that such matter be submitted for consideration by its shareholders at a meeting of such shareholders and that such matter be recommended for approval at such meeting (the “Parent Recommendation”). This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Parent Board and Bank Board. This Agreement has been duly authorized, executed and delivered by Parent and Bank and this Agreement is a valid and legally binding agreement of Parent and Bank, as the case may be, enforceable against Parent or Bank in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.
Regulatory Approvals; No Violations.
No consents, approvals, permits authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery and performance by Parent or Bank of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the DFPI, FINRA and NASDAQ as may be required, (B) filings with the SEC and state securities authorities, if any, and (C) the filing of the Agreement of Merger with the Secretary of California as described in Section 2.01(b) herein. As of the date hereof, neither Parent nor Bank is aware of any reason why the approvals set forth in this Section 5.03(e) and Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent and Bank does not, and the consummation by Parent and Bank of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or Bank (with or without notice, lapse of time, or both) pursuant to, Contracts binding upon Parent or Bank or to which Parent or Bank or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent or Bank is subject, (B) constitute or result in a breach or violation of, or a default under, the Parent or Bank Articles or Bylaws, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement.
No Brokers.    Neither Parent or Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Keefe, Bruyette & Woods, Inc. as its financial advisor.
Parent Reports; Financial Statements.
Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Reports did not, and any Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
Parent’s consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries taken as a whole).
Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.
Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and directors of Parent or Bank, as the case may be,, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s or Subsidiaries’ assets that could have a material effect on its financial statements.
Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s or its Subsidiaries ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent or Bank employees regarding questionable accounting or auditing matters, have been received by Parent or Bank. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s audit committee (or other person or committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.
Parent and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2019 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, and all other material reports and statements required to be filed by it since December 31, 2019, including, without limitation, the rules and regulations of the FDIC, the DFPI or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.
Since December 31, 2019, except as disclosed in the Parent Reports, (A) Parent and each of its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise) has had or could be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement.
Since December 31, 2019, except as disclosed in the Parent Reports, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any Subsidiary of Parent, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent other than as set forth in the Parent Reports, or (C) any change by Parent in accounting principles, practices or methods.
Litigation.    Except as disclosed in the Parent Reports, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to Parent’s or Bank’s knowledge, threatened against Parent or any of its Subsidiaries and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement.
Compliance With Laws.    Parent and Bank are in compliance with all applicable Laws applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Truth in Savings Act, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, Privacy Laws, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for instances of noncompliance that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its businesses as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened.
Regulatory Matters.
Neither Parent, Bank nor any of their respective properties are, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Parent and Bank have paid all assessments made or imposed by any Regulatory Authority.
Parent and Bank have not been advised by, and do not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
Tax Matters.    (i) (A) Parent and each of Parent’s Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects; (II) has paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that Parent or any of Parent’s Subsidiaries is obligated to have withheld; (III) in the case of any Tax Return required to be retained by Parent or any of Parent’s Subsidiaries prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in Parent’s or Parent’s Subsidiary’s files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) neither Parent nor any of Parent’s Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) to Parent’s knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, (F) as of the date hereof, Parent has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by Parent or any of Parent’s Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired; and (G) neither Parent nor any of Parent’s Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Parent Employee Benefit Plans.    All “employee benefit plans” within the meaning of Section 3(3) of ERISA covering current or former employees of Parent or any of its Subsidiaries ( the “Parent Benefit Plans”) are in substantial compliance with ERISA, the Code and other applicable Laws in all material respects. Neither Parent nor any ERISA Affiliate of Parent maintains or contributes to or has within the past six years maintained or contributed to any Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to any Multiemployer Plan. All contributions required to be made under the terms of any Parent Benefit Plan, as of the date hereof, have been timely made or have been reflected on Parent’s financial statements included in Parent Reports. As of the date hereof, there is no material pending or, to the knowledge of Parent or Bank, threatened litigation relating to the Parent Benefit Plans. Neither Parent nor any of its Subsidiaries has incurred or reasonably expects to incur any material Tax or penalty relating to the Parent Benefit Plans.
COVENANTS
Reasonable Best Efforts    Subject to the terms and conditions of this Agreement, each of ARB and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.
Shareholder Approval    ARB and Parent, through their boards of directors, will promptly take all action necessary in accordance with applicable law and their respective governing documents to convene a meeting of their respective shareholders for the purpose of approving the principal terms of this Agreement, the Merger, and the transactions contemplated hereby (the “ARB Shareholder Meeting” or the “Parent Shareholder Meeting,” as the case may be) and shall recommend that their shareholders approve the transactions contemplated hereby, and the parties will use their commercially reasonable efforts to obtain the requisite approval of their respective shareholders. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the ARB shareholders. Each of the ARB Board and the Parent

Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders subject in the case of the ARB Board to Section 6.03.
Registration Statement; Proxy Statement; Change of Recommendation Parent and ARB shall promptly prepare the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) within forty five (45) days from the date of this Agreement. Parent and ARB each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Parent and ARB shall mail the Prospectus/Proxy Statement to the respective holders of Parent Common Stock and of ARB Common Stock. ARB and Parent each agrees, as to itself and its Subsidiaries, that (i) the S-4 Registration Statement will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to shareholders and at the times of the ARB Meeting and Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. ARB and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of ARB and Parent agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.
ARB Board shall not:
except as expressly permitted by, and after compliance with, Section 6.03(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the ARB Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) Business Days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification of the ARB Recommendation); or
except as expressly permitted by, and after compliance with, Section 8.03(a) hereof, cause or permit ARB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.06 entered into in compliance with Section 6.06) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after the ARB Shareholder Approval contemplated by this Agreement is obtained, the ARB Board may withhold, withdraw or modify the ARB Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the ARB Board determines in good faith, after consultation with outside counsel, that such action is legally required in order for its directors to comply with their respective fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least five Business Days following Parent’s receipt of notice from ARB advising that the ARB Board may take such action and the basis therefor, including all necessary information under Section 6.06. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, ARB Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice.
Press Releases    ARB and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq or the SEC. ARB and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.
Access; Information   Each party agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other party’s officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as the other party may reasonably request and, during such period, it shall furnish promptly to the other party all information concerning its business, properties and personnel as Parent may reasonably request.
Without limiting the generality of Section 6.05(a), prior to the Effective Time, each party’s representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the other party are in satisfactory condition and will not in a material way adversely impact the Surviving Corporation after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.
Each party agrees that, subject to applicable Laws, it shall cooperate in good faith with the other party on mutually agreed operating issues which the parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.
Each party agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, its hall afford the other party and its authorized representatives such access to its personnel as the other party may reasonably request and such books and records as the other party may reasonably request.
Each party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 6.05 in accordance with the terms of the Confidentiality Agreement, dated as of January 22, 2021 (the “Confidentiality Agreement”), between the parties.
No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.
Acquisition Proposals    ARB agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. ARB further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent ARB or the ARB Board from (A) complying with its disclosure obligations under federal or state law; (B) at any time prior, but not after the Merger is approved by the requisite vote of ARB’s shareholders, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the ARB Board receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of ARB, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, ARB Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable Law and (ii) in each such case referred to in clause (C) or (D) above, the ARB Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal. ARB agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. ARB agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. ARB agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. As used in this Agreement, (i) “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving ARB or any of its Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power or of any class of equity securities of ARB or 10% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of ARB, in each case other than the transactions contemplated by this Agreement; and (ii) “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of ARB that its board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to ARB’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.03(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).
Certain Policies    Immediately prior to the Effective Time, ARB shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the Regulatory Authorities and applicable banking Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent and Bank; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by ARB that any such modification or change is appropriate or required or that any financial statement or information previously provided by ARB was incorrect in any respect.
Regulatory Applications    Each of Parent, Bank, ARB and AR Bank shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of Parent cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities (other than the SEC) shall be made by Parent or Bank, as the case may be, as soon as reasonably practicable after the execution hereof and in any event within thirty (30) days of the date hereof. Subject to applicable Laws relating to the exchange of information and except for information submitted on a confidential basis to a Regulatory Authority by Parent or Bank, each of Parent and ARB shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Regulatory Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by Parent, Bank, ARB or AR Bank, as the case may be, from any third party and/or Governmental Authority with respect to the Merger, the Bank Merger and the other transactions contemplated by this Agreement and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons). In furtherance and not in limitation of the foregoing, each of Parent and ARB shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or ARB or any of their respective Subsidiaries, and neither Parent nor ARB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.
Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.
Indemnification; Director’s and Officer’s Insurance    From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of ARB(each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that ARB would have been permitted under the CGCL and ARB Articles and ARB Bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the CGCL and ARB Articles and ARB Bylaws shall be made by Independent Counsel selected by Parent. Further, Parent shall assume, perform and observe the obligations of ARB under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of ARB for their acts and omissions occurring prior to the Effective Time in their capacity as officers or directors.
Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
For a period of six years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of ARB (as opposed to the portion that serves to reimburse ARB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, including the Merger and other transactions contemplated hereby, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by ARB; provided, however, that in no event shall Parent be required to expend on a total basis more than 250% of the current amount expended on an annual basis by ARB to maintain or procure such D&O Insurance; provided, further, that if Parent is unable to maintain or obtain the D&O Insurance called for by this Section 6.09, Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of ARB may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such D&O Insurance. Immediately after the date hereof, ARB shall obtain a quote for the above described insurance coverage from its carrier. The insurance provided for above shall be in effect as of the Effective Time.
If Parent or Bank or any of their successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or Bank shall assume the obligations set forth in this Section 6.09.
Benefit Plans From and after the Effective Time, Bank agrees that any Employees who continue employment with Bank (such Employees “Continuing Employees”) will be eligible to participate in the employee benefit plans of Bank and Parent on substantially the same terms and conditions of similarly situated employees of Bank. With respect to Bank employee benefit plans similar to ARB employee benefit plans, Bank will cause such employee benefit plans to take into account for purposes of eligibility, vesting and benefit levels (but not benefit accrual) thereunder service by such Continuing Employees at ARB as if such service were with Bank (except to the extent it would result in a duplication of benefits). Nothing herein shall limit the ability of Bank to (i) amend or terminate any of the Benefit Plans in accordance with their terms at any time or (ii) to retain or terminate the employment of any particular Employee.
If any of the Continuing Employees or Short Term Employees of ARBbecome eligible to participate in a medical, dental or health plan of Bank or Parent, Bank and Parent shall use commercially reasonable efforts to cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of ARB, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees or Short Term Employees and their respective beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.
Effective as of no later than the day immediately preceding the Effective Time, ARB shall provide Parent with evidence that its 401(k) Profit Sharing Plan is in the process of being terminated and/or ARB is exiting such plan pursuant to resolutions of ARB Board that are effective as of no later than the day immediately preceding the Effective Time, provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of Parent. ARB also shall take such other actions in furtherance of terminating or separating from its 401(k) Profit Sharing Plan as Parent may reasonably require, provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the Merger. Parent shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of Parent or one of its Affiliates (such plan(s), the “Parent 401(k) Savings Plan”) that either (i) currently provides for the receipt from Continuing Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Effective Time to provide for the receipt from the Continuing Employees of eligible rollover distributions. Each Continuing Employee or Short Term Employee who is a participant in the ARB’s 401(k) Profit Sharing Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance (including direct rollover of any outstanding plan loans) to the Parent 401(k) Savings Plan, subject to and in accordance with the provisions of such plan(s) and applicable law.
In connection with the Salary Continuation Agreements, Bank will assume such agreements at the Effective Time and will honor them in accordance with their terms with the express understanding of all the parties that such agreement are unsecured obligations of the Bank. In connection with the ARB Deferred Compensation Plan, Parent will assume such plan and the participant account balances thereunder as of the Effective Time with the express understanding of all the parties that the participant accounts under such plan are unsecured obligations of Parent.
Immediately prior to the Effective Time, ARB shall make or caused to be made a severance payment to each Employee who is identified by Bank as not being either a Continuing Employee or a Short Term Employee. The amount of the severance payment to a non-continuing Employee (other than any such Employee with a Change in Control Agreement) shall be equal to two weeks of his or her current salary for each full year of service worked by such Employee for ARB or AR Bank with a minimum of four weeks and a maximum of 52 weeks of salary. No Employee receiving any payments under a Change in Control Agreement shall be entitled to any payment under this Section 6.10(e).
Any ARB employee who (i) receives an offer of ongoing regular employment with Bank at a salary commensurate with his or her current salary and declines such offer or (ii) accepts such an offer of continuing full time employment but (A) voluntarily terminates while employed by Bank or (B) is terminated for cause by the Bank shall not be entitled to any severance payment pursuant to Section 6.10.
In connection with Short Term Employees, ARB shall make no payments under Section 6.10(e). Rather, Bank will make such payments but not until the separation date indicated in the offer of short term employment; provided, however, an employee who declines such offer of short term employment or voluntarily terminates with Bank prior to the separation date indicated in the offer of short term employment will receive no severance payment pursuant to Section 6.10.
Non-Compete/Non-Solicitation    Each of the Directors shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Compete and Non-Solicitation Agreement and ARB’s and AR Bank’s officers with a title of EVP or greater shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Solicitation Agreement.
Notification of Certain Matters    Each of ARB and Parent shall give prompt notice of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in an ARB Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of ARB or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
Covenant Relating to the Tax Status of the Agreement    Neither Parent nor ARB shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify or would reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
Human Resources Issues    ARB will consult in good faith with Parent regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of ARB and its Subsidiaries as a group and will include a Parent representative in any such group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. ARB agrees to work in good faith with Parent to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of ARBand its Subsidiaries and their respective relationships with their employees and to facilitate the transition of such relationships to Parent or its Subsidiaries, as the case may be. In addition, prior to making any written or oral communications to the directors, officers or employees of ARB or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, ARB shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and ARB shall cooperate in providing any such mutually agreeable communication.
Third-Party Agreements    ARB shall use its reasonable best efforts to obtain (i) the consents or waivers listed in Schedule 5.02(k) or otherwise required to be obtained from any third-parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as is approved in writing by Parent) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with Parent’s timetable at or after the Effective Time. ARB shall cooperate with Parent in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 4.01(l).
Without limiting the generality of Section 6.15(a), ARB shall use all reasonable efforts to provide data processing, item processing and other processing support of outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of ARB to Parent’s production environment, when requested by Parent and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Parent. Among other things, ARB shall:
cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;
use its commercially reasonable efforts to have ARB’s outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;
provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;
provide reasonable access to ARB’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and
give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.15(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by Parent.
Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of ARB.
Shareholder Agreements    Each ARB Director, as a holder of ARB Common Stock, shall execute and deliver to Parent an AR Shareholder Agreement, and each Parent Director, as a holder of Parent Common Stock, shall execute and deliver to ARB a Parent Shareholder Agreement, simultaneously with the execution of this Agreement or at such time as the parties may otherwise agree. a Shareholder Agreement.
Additional Agreements.    In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent and Bank, as the case may be, with full title to all properties, assets, rights, powers, approvals, privileges, immunities and franchises of ARB and AR Bank, as the case may be, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.
Pre-Closing Adjustments    At or before the Effective Time of the Merger, ARB shall make such accounting entries or adjustments, including additions to its ALLL and charge-offs of loans, as Parent shall direct as a result of its on-going review of ARB (including its review of the information provided to it pursuant to Sections 6.05 and 6.12) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable Law, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of ARB, (a) ARB shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.03 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to ARB, (iii) otherwise materially disadvantage ARB if the Merger is not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by ARB that any such entry or adjustment is appropriate or required or that any financial statement or information previously provided by ARB was incorrect in any respect.
ARB Stock Options and ARB Restricted Stock    Prior to the Effective Time, ARB shall take commercially reasonable efforts to cause the holders of ARB Stock Options to agree that immediately prior to the Effective Time each ARB Stock Option, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash, without interest, from ARB equal to the product of (x) the total number of Shares subject to the ARB Stock Option times (y) the excess, if any, of (i) the product of the Parent Average Price times the Exchange Ratio over (ii) the exercise price per Share under such ARB Stock Option less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, each option to purchase a share of ARB Common Stock whether or not then exercisable shall terminate and be of no further effect and any rights thereunder to purchase shares of ARB Common Stock shall also terminate and be of no further force or effect.
In addition, if so requested by Parent, at least twenty (20) Business Days prior to the Effective Time and prior to any such payment, ARB shall use its reasonable efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of an ARB Stock Option (i) confirming the number of ARB Stock Options held, (ii) confirming that the treatment of such ARB Stock Options pursuant to this Agreement and (iii) containing such other matters as reasonably determined by Parent and shall provide a copy of each such acknowledgement and waiver it has been able to obtain to Parent at least five (5) Business Days prior to the Effective Time.
All shares of ARB Restricted Stock will vest prior to or immediately upon the Effective Time and will be treated as any other outstanding share of ARB Common Stock and shall receive the Merger Consideration.
At or prior to the Effective Time, the ARB Board and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 6.19(a), (b)and (c).
ARB shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of ARB to any Person pursuant to or in settlement of ARB Stock Options after the Effective Time.
Election to Parent’s and Bank’s Boards of Directors; Section 16 Matters.
At the Effective Time, Parent and Bank shall cause two mutually agreed upon ARB directors to be appointed as a director to their respective Boards. Parent shall cause such directors to be nominated for reelection at the first annual shareholder meeting of Parent following the Merger.
The Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) under the Exchange Act to exempt the conversion of shares of ARB Common Stock into shares of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of ARB who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Parent shall provide to ARB and its counsel for its review (x) copies of such resolutions to be adopted by Parent Board prior to such adoption and (y) copies of such resolutions as adopted, and ARB shall provide Parent with such information as shall be reasonably necessary for Parent’s Board to set forth the information required in the resolutions of Parent Board.
Updated ARB Disclosure Schedule    ARB shall update the ARB Disclosure Schedule to the second Business Day prior to the date of the Effective Time and a draft of the updated ARB Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the ARB Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.02.
Closing Financial Statements.    At least five Business Days prior to the Effective Time of the Merger, each party shall provide the other party with its financial statements presenting its financial condition of as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and its results of operations for the period from January 1, 2021 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the seventh Business Day of the month, the parties shall have provided financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall consist of a balance sheet and income statement and shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements (excluding footnotes), and reflect all material period-end accruals and other adjustments, subject to the other requirements of this Agreement including the final sentence of this Section 6.22 below. Such financial statements shall be accompanied by a certificate of the parties respective Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of he party’s in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the party’s Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 6.22. Each party shall also provide a Closing Financial Statement updated as of the Effective Time along with the certification of ARB’s Chief Executive Officer and Chief Financial Officer.
Nasdaq   Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on Nasdaq subject to official notice of issuance, prior to the Effective Time. Prior to the Effective Time, AR Bshall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the delisting of the shares of ARB Common Stock concurrent with the Effective Time.
Transaction Expenses    ARB shall use its reasonable best efforts to cause final bills or estimates of final bills for all Professional Fees to be submitted to ARB by its Advisors at least five Business Days prior to the Effective Time. ARB shall pay, immediately prior to the Effective Time, all unpaid Professional Fees incurred in connection with the Merger and the transactions contemplated by this Agreement and collateral agreements.
Change in Control Agreements    Parent and Bank shall assume the respective change in control severance pay and related change in control obligations of ARB and AR Bank under the Change in Control Agreements and shall pay such change in control severance pay and related benefits to the other respective parties to the Change in Control Agreements resulting from their termination of employment following the Merger, which payments shall be made in accordance with the terms and conditions of, and at the times specified in, the Change in Control Agreements; provided, however, that the foregoing actions shall be modified to the extent necessary to cause the Employees who are parties to the Change in Control Agreement not to incur any excise or penalty tax or interest charge under the Code because of the payment called for under the Change in Control Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER
Conditions to Each Party’s Obligation to Effect the Merger    The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:
Shareholder Approval.    This Agreement shall have been duly approved by holders of not less than a majority of the outstanding shares of ARB Common Stock (“ARB Shareholder Approval”) and of Parent Common Stock (“Parent Shareholder Approval”).
Regulatory Approvals.    All notices, reports and other filings required to be made prior to the Effective Time by ARB, Parent or their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by ARB, Parent or their respective Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by ARB or Parent shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any conditions, restrictions or requirements which would reasonably be likely that would reasonably be likely to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.
No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”).
Conditions to Obligation of ARB     The obligation of ARB to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:
Representations and Warranties.    The representations and warranties of Parent and Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and ARB shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent and Bank, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement.
Performance of Obligations of Parent.    Parent and Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and ARB shall have received a certificate signed by an executive officer of Parent and Bank, dated as of the Effective Time, to such effect
Performance of Obligations of Shareholders.    ARB shall have received Parent Shareholder Agreements executed and delivered by each Parent Director as contemplated by Section 6.16, each of which shall remain in full force and effect. The Parent Directors shall have performed in all material respects all obligations required to be performed by them under the Parent Shareholder Agreements.
No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Parent Material Adverse Effect.
Tax Opinion.    ARB shall have received the opinion of Manatt, Phelps & Phillips LLP dated as of the Effective Time, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and ARB will be a party to that reorganization within the meaning of Section 368(b) of the Code.
NASDAQ Listing.    The shares of Parent Common Stock to be issued in the Merger shall be approved for quotation on Nasdaq subject to official notice of issuance, prior to the Effective Time.
Conditions to Obligation of Parent and Bank     The obligation of Parent and Bank to consummate the Merger is also subject to the fulfillment or written waiver by Parent or Bank prior to the Effective Time of each of the following conditions:
Representations and Warranties.    The representations and warranties of ARB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of ARB by the Chief Executive Officer and Chief Financial Officer of ARB, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a ARB Material Adverse Effect or prevent, materially delay or materially impair the ability of ARB to consummate the transactions contemplated by this Agreement.
Performance of Obligations of ARB.    ARB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time (including Sections 6.21 and 6.22 hereof), and Parent shall have received a certificate signed on behalf of ARB by the Chief Executive Officer and the Chief Financial Officer of ARB, dated as of the Effective Time, to such effect.
Performance of Obligations of Shareholders.    Parent shall have received ARB Shareholder Agreements executed and delivered by each ARB Director as contemplated by Section 6.16, each of which shall remain in full force and effect. The ARB Directors shall have performed in all material respects all obligations required to be performed by them under the AR Shareholder Agreements.
Stockholders’ Equity and Reserves.    As of the last business day of the month reflected in the Closing Financial Statements (the “Stockholders’ Equity Measuring Date”), (i) the Adjusted Stockholders’ Equity of ARB shall not be less than $93.1 million as determined in accordance with GAAP. For purposes of this Section 7.03(d), “Adjusted Stockholders’ Equity” means the equity of ARB as set forth in the Closing Financial Statements, excluding (s) employee payments referred to in Section 6.10(e), (t) any change in the accumulated other comprehensive income of the securities portfolio from the amount reported as of December 31, 2020, (u) any purchase accounting marks, (v) any goodwill impairment recognized since December 31, 2020, (w) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.07 and 6.18 to the extent that such actions were not necessary to bring ARB into conformity with GAAP or any applicable Law of any Governmental Authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for ARB (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid by ARB prior to the Effective Time, (y) all amounts paid or accrued in connection with any litigation related to the transactions contemplated in this Agreement, including any amounts paid in settlement thereof, and (z) all amounts paid or accrued for the Change in Control Agreements (with the currently estimated expenses for (x), (y) and (z) listed on Schedule 7.03(d)); provided, however, that to the extent that the amounts of the items in (x), (y) and (z) exceed the respective amounts listed on Schedule 7.03(d), such excess shall reduce the Adjusted Stockholders’ Equity on an after tax basis.
Tax Opinion.    Parent shall have received the opinion of Crowe Horwath LLP dated as of the Effective Time, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and ARB will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Crowe Horwath LLP, may require and rely upon representations contained in letters from each of Parent and

ARB. Parent shall have delivered to ARBa certificate substantially in a form and substance reasonably acceptable to Crowe Horwath LLP, dated as of the Effective Time, signed on behalf of Parentby its Chief Financial Officer.
Non-Compete/Non-Solicitation Agreements.    Parent shall have received a Non-Compete/Non-Solicitation Agreement executed and delivered by each of the Directors and each of the any officer with a title of EVP or above shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Solicitation Agreement, all as contemplated by Section 6.11, each of which shall remain in full force and effect.
Transaction Expenses.    Based upon the final bills or estimates of such final bills provided in accordance with Section 6.26, ARB shall have paid all Professional Fees in full prior to the Effective Time, and Parent shall have received written evidence from ARB to such effect prior to the Effective Time. In no event shall Parent or Bank be liable for any such Professional Fees or for any amounts payable to ARB’s Advisors.
Directors’ Resignations.    Parent shall have received the written resignation of each director of ARB (in such director’s capacity as a director of ARB), effective as of the Effective Time.
No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a ARB Material Adverse Effect.
TERMINATION
Termination by Mutual Consent    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approval referred to in Section 7.01(a), by the mutual written consent of Parent and ARB by action of their respective boards of directors.
Termination by Either Party    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approvals referred to in Section 7.01(a), by action of the board of directors of Parent or ARB, in the event:
The Merger is not consummated by December 31, 2021, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.02(a) or (ii) any of the directors or executive officers of such party, which action or inaction is in violation of its obligations under this Agreement or, in the case of the directors of ARB or Parent, obligations under their respective Shareholder Agreement.
(i)    The approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the ARB Shareholder Approval referred to in Section 7.01(a) herein is not obtained at the ARB Meeting or the Parent Shareholder Approval referred to in Section 7.01(a) herein is not obtained at the Parent Meeting
Termination by ARB   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approvals referred to in Section 7.01(a), by action of the ARB Board if:
(i)    ARB is not in material breach of any of the terms of this Agreement, (ii) the ARB Board authorizes ARB, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and ARB notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five (5) Business Days of receipt of ARB’s written notification of its intention to enter into an Alternative Acquisition Agreement, a written offer that the ARB Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of ARB as the Superior Proposal and (iv) ARB prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.05(b). ARB agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such five (5) Business Day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any.
There has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by ARB to Parent.
There is a material breach by one or more Parent Directors of any of the representations or warranties or any of the covenants or obligations contained in such person’s Parent Shareholders Agreement, including a breach of the obligation to vote such person’s Parent Shares in favor of the adoption of this Agreement, if such breach has resulted in the failure of this Agreement to be adopted by the shareholders of Parent and cannot be or has not been cured within thirty (30) days after the giving of written notice thereof to the breaching directors.
Termination by Parent    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approvals referred to in Section 7.01(a), by action of the Parent Board, in the event that:
There has been a breach of any representation, warranty, covenant or agreement made by ARB in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.03(a) or 7.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to ARB.
There is a material breach by one or more ARB Directors the representations or warranties or any of the covenants or obligations contained in such person’s AR Shareholders Agreement, including a breach of the obligation to vote such person’s ARB Shares in favor of the adoption of this Agreement, if such breach has resulted in the failure of this Agreement to be adopted by the shareholders of ARB and cannot be or has not been cured within thirty (30) days after the giving of written notice thereof to the breaching directors.
At any time prior to the ARB Shareholder Approval, ARB shall have breached in any material respect Section 6.06; the ARB Board shall have effected a Change of Recommendation; at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal, the ARBBoard shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent; or a tender offer or exchange offer for outstanding shares of ARBCommon Stock shall have been publicly disclosed (other than by Parent or an Affiliate) and the ARB Board recommends that the shareholders of ARB tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the ARB Board fails to recommend unequivocally against acceptance of such offer.
Effect of Termination and Abandonment    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 9.01 and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.
ARB shall immediately pay or cause to be paid a termination fee, representing liquidated damages, of $5,380,000 (the “Termination Fee”) to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:
in the event that (A) an Acquisition Proposal shall have been made to ARB or its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to ARB and (B) thereafter this Agreement is terminated by either Parent or ARB pursuant to (x) Section 8.02(a) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of ARB or (y) Section 8.02(b)(ii) (solely as a result of the failure to receive the ARB Shareholder Approval) and (C) within twelve (12) months of the termination of this Agreement, ARB consummates an Acquisition Proposal, provided, that for purposes of this Section 8.05(b)(i)(1), the references to “10%” in the definition of “Acquisition Proposal” shall instead refer to “50%;
this Agreement is terminated by ARB pursuant to Section 8.03(a); or
this Agreement is terminated by Parent pursuant to Section 8.04(c).
Any Termination Fee required by this Section 8.05(b) shall be paid promptly, but in no event later than two Business Days after the date of termination; provided that with respect to clause (2) of Section 8.05 (b)(i), the Termination Fee shall be paid by ARB prior to termination of this Agreement; and provided further that with respect to clause (1) of Section 8.05(b)(i), the Termination Fee shall be paid prior to ARB’s entering into an Alternative Acquisition Agreement or consummating, approving or recommending an Acquisition Proposal or within two Business Days following notice from Parent if ARB shall have failed to oppose such Acquisition Proposal.
Notwithstanding anything else to the contrary in this Agreement, such Termination Fee shall upon payment thereof be the sole remedy for Parent with respect to any breach of any covenant or agreement giving rise to such payment, subject to Section 8.05(c).
Each of ARB and Parent acknowledges that the agreement contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreement Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If ARB fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, ARB shall pay all costs and expenses (including attorneys’ fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.
MISCELLANEOUS
Survival   This Article IX and the agreements of ARB and Parent contained in Sections 6.05, 6.09, 6.10 and 6.20 shall survive the consummation of the Merger. This Article IX, the agreements of ARB and Parent contained in Sections 6.05(e) and 8.05 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
Waiver; Amendment    Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the ARB Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the ARB shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law.
Counterparts     This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.
Governing Law and Venue     This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Northern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
Expenses   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
Notices   All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party.
•
If to ARB to:

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American River Bankshares

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3100 Zinfandel Drive

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Rancho Cordova, California 95670

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Attention: David E. Ritchie, Jr.

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Telephone: (916) 231-6701

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Facsimile: (916) 854-4618

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Email: dritchie@americanriverbank.com

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With a copy to:

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Manatt, Phelps & Phillips, LLP
2049 Century Park East, Suite 1700

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Los Angeles, California 90067
Attention: Gordon Bava and Craig Miller
Telephone: (310) 312-4205

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Facsimile: (310) 914-5772

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Emails: gbava@manatt.com; cmiller@manatt.com

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If to Parent or Bank to:

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Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, California 94947

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Attention: Russell A. Colombo
Telephone: (415) 763-4521

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Facsimile: (415) 884-9153

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Email: RussColombo@bankofmarin.com

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With a copy to:

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Stuart | Moore | Staub
641 Higuera Street
San Luis Obispo, California 93401

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Attention: Kenneth E. Moore
Telephone: (805) 545-8590

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Facsimile: (805) 545-8599

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Email: ken@stuartmoorelaw.com

Entire Understanding; No Third Party Beneficiaries    This Agreement (including the ARB Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the AR Shareholder Agreements, the Parent Shareholder Agreements, the Non-Solicitation Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.09, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Effect   No provision of this Agreement shall be construed to require ARB or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable Law (whether statutory or common law), rule or regulation.
Severability    Except to the extent that application of this Section 9.09 would have an ARB Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or would prevent, materially delay or materially impair the ability of ARB or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
Enforcement of the Agreement     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or in California , this being in addition to any other remedy to which they are entitled at law or in equity.
Interpretation     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
Assignment   This Agreement shall not be assignable by operation of law or otherwise.
Change of Method    Parent may at any time change the method of effecting the Merger if and to the extent requested by Parent, and ARB agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the consideration provided for in this Agreement, (ii) adversely affect the tax treatment of the Merger with respect to ARB’s shareholders or (iii) be reasonably likely to cause the closing to be materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.
Confidential Supervisory Information.    No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. §261.2(b) and as identified in 12 C.F.R. § 4.32(b)) of a Governmental Authority by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
Delivery by Electronic Transmission    This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
American River Bankshares
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By:   /s/ David E. Ritchie, Jr.

Name:   David E. Ritchie, Jr.
Title:   President and Chief Executive Officer
•   Bank of Marin Bancorp
By:   /s/ Russell A. Colombo

Name:   Russell A. Colombo
Title:   President and Chief Executive Officer

EXHIBIT A-1
Form of AR Shareholder Agreement

EXHIBIT A-1
SHAREHOLDER AGREEMENT
SHAREHOLDER AGREEMENT (the “Agreement”), dated as of April [*], 2021, among                  , a shareholder (“Shareholder”) of American River Bankshares, a California corporation (“ARB”), and Bank of Marin Bancorp, a California corporation (“Parent”) and, solely for purposes of the last sentence of Section 8 hereof, ARB. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
WHEREAS, ARB and Parent are entering into an Agreement to Merge and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which ARB will merge with and into Parent, and immediately thereafter ARB’s wholly owned banking subsidiary, American River Bank, will merge with and into Parent’s wholly owned banking subsidiary, Bank of Marin, on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of ARB Common Stock will be converted into shares of Parent Common Stock in the manner set forth therein; and
WHEREAS, Shareholder is the record and beneficial owner of the number of shares of ARB Common Stock identified on Exhibit I hereto (together with all shares of ARB Common Stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by Shareholder during the term of this Agreement, whether upon the exercise of options or otherwise after the date hereof being referred to as the “Shares”);
WHEREAS, the Board of Directors of ARB has (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the ARB shareholders, (ii) approved the Merger Agreement, and (iii) resolved to recommend that the ARB shareholders adopt the Merger Agreement and
WHEREAS, as a condition and inducement to Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of ARB and not in any other capacity, has agreed to enter into and perform this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.   Agreement to Vote Shares.    Subject to the terms and conditions of this Agreement, Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of ARB, or in connection with any written consent of the shareholders of ARB, Shareholder shall:
(a)   appear at each such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   unless the ARB Board has terminated the Merger Agreement in accordance with its terms, vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of ARB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.
2.   Transfer of Shares.
(a)   Prohibition on Transfers of Shares; Other Actions.    Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit the Shareholder from transferring and delivering any of the Shares to ARB to effect the exercise of an option to purchase ARB Common Stock.
(b)   Transfer of Voting Rights.    Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy (other than a proxy solicited by ARB’s board of directors) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.
3.   Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with Parent as follows:
(a)   Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   Binding Agreement.    This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Ownership.    Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of ARB Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).
(e)   Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
(f)   Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
4.   No Solicitation.    Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in the first sentence of Section 6.06 of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to ARB, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of ARB Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of ARB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent and its subsidiary bank with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder (i) who is an officer or a member of the ARB Board from engaging in one or more of the permitted activities described in clauses (A)  — (D) of the second sentence of Section 6.06 of the Merger Agreement or otherwise discharging his or her fiduciary duties solely in his or her capacity as such an officer or director or (ii) who is a trustee, personal representative or other fiduciary, to act or fail to act in accordance with his or her duties in such fiduciary capacity.
5.   Notice of Acquisitions.    Shareholder hereby agrees to notify Parent promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of ARB Common Stock or other securities of ARB of which Shareholder acquires beneficial or record ownership on or after the date hereof.
6.   Specific Performance and Remedies.    Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief.
7.   Term of Agreement; Termination.
(a)   The term of this Agreement shall commence on the date hereof.
(b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, except as described above, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.
8.   Stop Transfer Order.    In furtherance of this Agreement, Shareholder hereby authorizes and instructs ARB to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7. ARB agrees that it shall comply with such stop transfer instructions.

9.   Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
10.   Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Parent to:
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100,
Novato, California 94947
Attention: Russell A. Colombo
Fax: (415) 884-9153
With a copy to:
Stuart | Moore | Staub
641 Higuera Street, Suite 302
San Luis Obispo, California 93401
Attention: Kenneth E. Moore, Esq.
Fax: (805) 545-8599
If to Shareholder to the address set forth below Shareholder’s signature, with a copy to:
Manatt, Phelps & Phillips, LLP
2049 Century Park East
Suite 1700
Los Angeles, California 90067
Attention: Gordon Bava and Craig Miller.
Fax: (310) 914-5772
If to ARB to:
American River Bankshares
3100 Zinfandel Drive., Suite 450
Rancho Cordova, California 95670
Attention: David E. Ritchie, Jr.
Fax: (916) 854-4618
With a copy to:
Manatt, Phelps & Phillips, LLP
2049 Century Park East
Suite 1700
Los Angeles, California 90067
Attention: Gordon Bava, Esq.
Fax: (310) 914-5772
11.   Miscellaneous.
(a)   Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
(b)   Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of ARB, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of ARB or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of ARB.
(c)   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(d)   Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
(e)   Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
(f)   Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(g)   Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.
12.   Attorney’s Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
American River Bankshares
By: Name: David E. Ritchie, Jr.
Title: President and Chief Executive Officer
Bank of Marin Bancorp
By: Name: Russell A. Colombo
Title: President and Chief Executive Officer
Shareholder
(Signature)
Address:

EXHIBIT I
SHAREHOLDER AGREEMENT
Name of Shareholder	Shares of ARB Common Stock Beneficially Owned

EXHIBIT A-2
Form of Parent Shareholder Agreement

EXHIBIT A-2
PARENT SHAREHOLDER AGREEMENT
SHAREHOLDER AGREEMENT (the “Agreement”), dated as of April [*], 2021, among                  , a shareholder (“Shareholder”) of Bank of Marin Bancorp, a California corporation (“Parent”), and American River Bankshares, a California corporation (“ARB”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
WHEREAS, ARB and Parent are entering into an Agreement to Merge and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which ARB will merge with and into Parent, and immediately thereafter ARB’s wholly owned banking subsidiary, American River Bank, will merge with and into Parent’s wholly owned banking subsidiary, Bank of Marin, on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of ARB Common Stock will be converted into shares of Parent Common Stock in the manner set forth therein; and
WHEREAS, Shareholder is the record and beneficial owner of the number of shares of Parent Common Stock identified on Exhibit I hereto (together with all shares of Parent Common Stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by Shareholder during the term of this Agreement, whether upon the exercise of options or otherwise after the date hereof being referred to as the “Shares”);
WHEREAS, the Board of Directors of Parent has (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Parent shareholders, (ii) approved the Merger Agreement, and (iii) resolved to recommend that the Parent shareholders adopt the Merger Agreement and
WHEREAS, as a condition and inducement to ARB to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Parent and not in any other capacity, has agreed to enter into and perform this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.   Agreement to Vote Shares.    Subject to the terms and conditions of this Agreement, Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of Parent, or in connection with any written consent of the shareholders of Parent, Shareholder shall:
(a)   appear at each such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   unless the Merger Agreement has been terminated in accordance with its terms prior to receipt of the Parent Shareholder Approval, vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; and (y) against any action or agreement that is not recommended by the Parent Board and would reasonably be expected to: (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement, (B) result in any conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.
2.   Transfer of Shares.
(a)   Prohibition on Transfers of Shares; Other Actions.    Shareholder agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit the Shareholder from transferring and delivering any of the Shares to Parent to effect the exercise of an option to purchase Parent Common Stock.
(b)   Transfer of Voting Rights.    Shareholder agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy (other than a proxy solicited by Parent’s board of directors) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.
3.   Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with ARB as follows:
(a)   Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   Binding Agreement.    This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Ownership.    Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Parent Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).
(e)   Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)   Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
4.   Notice of Acquisitions.    Shareholder hereby agrees to notify ARB promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Parent Common Stock or other securities of Parent of which Shareholder acquires beneficial or record ownership on or after the date hereof.
5.   Specific Performance and Remedies.    Shareholder acknowledges that it will be impossible to measure in money the damage to ARB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, ARB will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that ARB may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with ARB’s seeking or obtaining such equitable relief.
6.   Term of Agreement; Termination.
(a)   The term of this Agreement shall commence on the date hereof.
(b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, except as described above, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.
7.   Stop Transfer Order.    In furtherance of this Agreement, Shareholder hereby authorizes and instructs Parent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8. Parent agrees that it shall comply with such stop transfer instructions.
8.   Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
9.   Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Shareholder or Parent to:
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100,
Novato, California 94947
Attention: Russell A. Colombo
Fax: (415) 884-9153

With a copy to:
Stuart | Moore | Staub
641 Higuera Street, Suite 302
San Luis Obispo, California 93401
Attention: Kenneth E. Moore, Esq.
Fax: (805) 545-8599
If to ARB to:
American River Bankshares
3100 Zinfandel Drive., Suite 450
Rancho Cordova, California 95670
Attention: David E. Ritchie, Jr.
Fax: [*]
With a copy to:
Manatt, Phelps & Phillips, LLP
2049 Century Park East
Suite 1700
Los Angeles, California 90067
Attention: Gordon Bava and Craig Miller
Fax: (310) 914-5772
10.   Miscellaneous.
(a)   Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
(b)   Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Parent, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Parent or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Parent.
(c)   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(d)   Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
(e)   Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
(f)   Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(g)   Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.
11.   Attorney’s Fees.    The prevailing party or parties in any litigation, arbitration, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
American River Bankshares
By: Name: David E. Ritchie, Jr.
Title: President and Chief Executive Officer
Bank of Marin Bancorp
By: Name: Russell A. Colombo
Title: President and Chief Executive Officer
Shareholder
(Signature)
Address:

EXHIBIT I
PARENT SHAREHOLDER AGREEMENT
Name of Shareholder	Shares of Parent Common Stock Beneficially Owned

EXHIBIT B-1
Form of Non-Compete/Non-Solicitation Agreement

EXHIBIT B-1
NON-COMPETE/NON-SOLICITATION AGREEMENT
Dated as of April [*], 2021
Between
Bank of Marin Bancorp
and
[*]

This NON-COMPETE/NON-SOLICITATION AGREEMENT (this “Agreement”) is dated as of April [*], 2021, by and between                   (“Director”) and Bank of Marin Bancorp (“Parent”), a California corporation and a bank holding company for its wholly owned subsidiary Bank of Marin (“Bank”).
RECITALS
WHEREAS, Director is a director and a shareholder of American River Bankshares (“ARB”), a California corporation and a bank holding company for its wholly owned subsidiary American River Bank (“AR Bank”);
WHEREAS, Parent and ARB have proposed to enter into an Agreement to Merge and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), by and among Parent and ARB, pursuant to which (i) ARB will be merged with and into Parent, and, in connection therewith, outstanding shares of ARB’s Common Stock will be converted into shares of Parent Common Stock, and immediately thereafter, AR Bank will be merged with and into Bank (such time being the “Effective Time”) (ii) Director will receive the Merger Consideration of Parent Common Stock as set forth in the Merger Agreement in exchange for all of Director’s shares of capital stock in ARB; and
WHEREAS, in order to induce Parent to enter into the Merger Agreement and to minimize the risk that Parent will lose the benefit of the goodwill and other assets being acquired by them, and to protect the trade secrets and other confidential and proprietary information of ARB known to Director and being acquired by Parent, Director has agreed to restrict his or her activities in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
Covenants.
No Solicitation.    Director agrees that for a two (2) year period following the Effective Time (the last day of such two (2) year period being referred to as the “Termination Date”), Director shall not, in any manner, directly or indirectly (without the prior written consent of the Parent): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with ARB, AR Bank or their affiliates, (ii) transact business with any Client that would cause Director to be a Competitive Enterprise in the Restricted Territory, (iii) interfere with or damage any relationship between ARB, AR Bank or their affiliates and a Client, (iv) make or affirm to any Person or Client, including but not limited to competitors and Clients of ARB or AR Bank (whether in or out of the Restricted Territory), any statement that disparages ARB or AR Bank, or which reflects negatively upon ARB or AR Bank or their affiliates, including but not limited to statements regarding its financial condition, products or services, or officers, directors, or employees or (v) Solicit anyone who is then an employee of ARB or AR Bank or their affiliates (or who was an employee of ARB, AR Bank, or their affiliates within the six (6) months preceding such Solicitation) to resign from ARB, AR Bank or their affiliates or to apply for or accept employment with any other Person; provided, however, that nothing contained in this Section 1(a) is intended to prohibit general advertising or Solicitation not directed at the current or prospective Clients or employees of ARB, AR Bank or their affiliates. For purposes of this Section 1, “ARB” means ARB and “AR Bank” means AR Bank prior to the Effective Time and Parent and Bank, respectively, at and following the Effective Time, and “Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization or other entity of any kind or nature. For purposes of this Agreement, “Competitive Enterprise” shall mean any activity customarily associated with commercial banking or commercial lending or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation, and the “Restricted Territory” shall mean the geographic area consisting of the California counties of Alameda, Amador, Contra Costa, Marin, Napa , Sacramento, San Francisco and Sonoma. For purposes of this Agreement, a “Client” means any client of ARB, AR Bank or their affiliates who was a client of ARB, AR Bank or their affiliates as of the later of the Effective Time and the date that Director’s services on ARB’s Board of Directors following the Effective Time ceases (such later date, the “Determination Date”) or any prospective client of ARB, AR Bank or their affiliates who was solicited by Director by or on behalf of ARB or AR Bank within the twelve months prior to the Determination Date, and “Solicit” or

“Solicitation” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any Person to take or refrain from taking any action. Notwithstanding the foregoing, nothing contained in this subparagraph (a) is intended to restrict or prohibit Director from becoming an officer, director or employee of a Competitive Enterprise or the conduct of such Competitive Enterprise in the usual and ordinary course of it’s business so long as Director does not violate the provisions of clauses (i)  — (iv) hereof.
Confidentiality.    Director hereby acknowledges that, as a director of ARB, he or she makes use of, acquires and adds to Confidential Information of a special and unique nature and value relating to ARB and its affiliate’s strategic plans, operations, financial condition and performance, and such Confidential Information are trade secrets of ARB and/or AR Bank. Director further recognizes and acknowledges that all Confidential Information is the exclusive property of ARB, is material and confidential, and is critical to the successful conduct of the business of ARB and its affiliates. Director agrees to undertake the following obligations which Director acknowledges to be reasonably designed to protect ARB’s legitimate business interests without unnecessarily or unreasonably restricting Director’s ability to pursue a livelihood after his or her relationship with ARB has terminated. Accordingly, Director hereby covenants and agrees that from the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms prior to the Effective Time and the Termination Date, whether or not he or she remains a director of ARB at any time during such period, Director will use Confidential Information for the benefit of ARB only and shall not at any time (without the prior written consent of Parent), directly or indirectly, divulge, reveal or communicate any Confidential Information to any Person, or use any Confidential Information for his or her own benefit or for the benefit of any other Person. The above time limitation is not intended to modify Director’s duties under law to refrain from divulging or revealing any information which is protected under state and federal laws and regulations, including but not limited to information regarding AR Bank’s customers, consumers and employees, or Director’s duty hereunder not to any time, directly or indirectly, divulge, reveal or communicate to any Person any Confidential Information with respect to which ARB or AR Bank has confidentiality obligations to a third party by contract or otherwise. In the event of a dispute regarding liability for divulging information which is protected under state and federal laws and regulations, the burden will be on Director to prove such information was not divulged in violation of the relevant laws or regulations. For purposes of this Agreement, “Confidential Information” means any proprietary or confidential information of ARB or its affiliates, whether or not labeled confidential, including, but not limited to, information (whether in written, oral, electronic or graphic form) concerning ARB’s or its affiliate’s businesses, transactions, contracts, operations, products, services, costs and prices, lists of actual or prospective Clients (including knowledge of their financial condition and their financial needs), suppliers, strategies, development and expansion plans, financial condition and performance, financial data, marketing plans, budgets, personnel, relationships with regulatory and self-regulatory bodies, policies, plans, procedures and other non-public matters. Confidential Information shall not, however, include information that (i) is or becomes generally available to the public other than as a result of disclosure by Director in violation of this subparagraph (b), or (ii) is or has become available to Director on a non-confidential basis from a source other than ARB, Parent or any of their respective subsidiaries or any other person who Director knows, or has reason to know, is bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to either ARB or Parent or any of their respective subsidiaries. Upon termination of Director’s relationship with ARB, Director shall immediately return to ARB any and all Confidential Information in his or her possession or under his or her control, including, without limitation, all records, files, reports, manuals, drawings, designs, computer files in any media, analyses, summaries, notes or other documents or work papers (and all copies, summaries and abstracts thereof) containing or based upon any Confidential Information, whether prepared by ARB or any other Person.
Legally Required Disclosure.    If Director is requested or required by any tribunal or government agency (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), to disclose any Confidential Information that would violate the other provisions of this Agreement, Director shall provide Parent with written notice of any such request or requirement within 5 business days and shall provide, at Parent’s expense, such reasonable cooperation as Parent may request so that Parent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement as it would apply to such requested or required disclosure. If, in the absence of a protective order or other remedy or the receipt of a written waiver from Parent, Director is nonetheless legally compelled to disclose Confidential Information to any tribunal or government agency, Director may, without liability hereunder, disclose to such tribunal or government agency only that portion of Confidential Information which is legally required to be disclosed; provided that Director exercises his or her reasonable efforts to preserve the confidentiality of such Confidential Information, including, without limitation, by reasonably cooperating with Parent, at Parent’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information by such tribunal or government agency.
Separate Covenants.    The terms and provisions of the covenants contained in this Section 1 above are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, the validity or the enforceability of any other provision of this Agreement shall not thereby be affected. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 1, then such unenforceable covenants (or any such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
Reformation.    Each party hereto acknowledges that the potential restrictions on Director’s future activities imposed by the covenants in this Section 1 are reasonable in both duration and geographic scope and in all other respects. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable law, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
Specific Performance.    Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that Parent shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Director from violating any of such provisions of this Agreement. In connection with any action or proceeding for such equitable or injunctive relief, Director hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 1 specifically enforced against Director, without the necessity of posting bond or other security against Director, and consents to the entry of equitable or injunctive relief against Director enjoining or restraining any breach or threatened breach of any of the provisions of this Section 1.
Miscellaneous.
Amendment; Waiver.    This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.
Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
Governing Law.    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.
Jurisdiction.    Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of California in the County of Marin or of the United States of America for the Northern District of California and, by execution and delivery of this Agreement, each of Director and Parent hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Director and Parent irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 2(f) below, such service to become effective thirty (30) days after such delivery.

Attorney’s Fees.    The prevailing party in any litigation, arbitration, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) such Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.
Notices.    All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 2(f).
if to Parent, to:
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, California 94947
Telephone: (415) 763-4520
Facsimile: (415) 884-9153
Attention: Russell A. Colombo
if to Director, to the address set forth below his or her signature.
Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.
Parties In Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Assignment.    This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Parent may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Parent or any of its subsidiaries or any entity with or into which Parent or any of its subsidiaries may be consolidated or merged.
Compliance.    Parent’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that Parent may have hereunder shall not be deemed to be waiver of such provision or right or any other provision or right of this Agreement.
Advice of Counsel.    DIRECTOR ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, DIRECTOR HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND DIRECTOR HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
Captions.    The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Term of Agreement; Termination.
This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
BANK OF MARIN BANCORP
By:

Name:
Russell A. Colombo

Title:
President and Chief Executive Officer

Name:
Address (for notice):

EXHIBIT B-2
Form of Non-Solicitation Agreement

EXHIBIT B-2
NON-SOLICITATION AGREEMENT
Dated as of April [*], 2021
Between
Bank of Marin Bancorp
and
[*]

This NON-SOLICITATION AGREEMENT (this “Agreement”) is dated as of April [*], 2021, by and between                   (“Executive”) and Bank of Marin Bancorp (“Parent”), a California corporation and a bank holding company for its wholly owned subsidiary Bank of Marin (“Bank”).
RECITALS
WHEREAS, Executive is the                   and                   of American River Bank (“AR Bank”), the wholly owned subsidiary of American River Bankshares (“ARB”), a California corporation, and a shareholder of ARB;
WHEREAS, Parent and ARB have proposed to enter into an Agreement to Merge and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), by and among Parent and ARB, pursuant to which (i) ARB will be merged with and into Parent, and, in connection therewith, outstanding shares of ARB’s Common Stock will be converted into shares of Parent Common Stock, and immediately thereafter, AR Bank will be merged with and into Bank (such time being the “Effective Time”) and (ii) Executive will receive the Merger Consideration of Parent Common Stock as set forth in the Merger Agreement in exchange for all of Executive’s shares of capital stock in the ARB [and will receive certain change in control benefits under Executive’s employment agreement with AR Bank]; and
WHEREAS, in order to induce Parent to enter into the Merger Agreement and to minimize the risk that Parent will lose the benefit of the goodwill and other assets being acquired by them, and to protect the trade secrets and other confidential and proprietary information of ARB and/or AR Bank known to Executive and being acquired by Parent, Executive has agreed to restrict his or her activities in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
Covenants.
No Solicitation.    Executive agrees that for an eighteen (18) month period following the Effective Time (the last day of such eighteen (18) month period being referred to as the “Termination Date”), Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Parent): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with ARB, AR Bank or their affiliates, (ii) interfere with or damage any relationship between ARB, AR Bank or their affiliates and a Client, (iii) make or affirm to any Person or Client, including but not limited to competitors and Clients of ARB or AR Bank any statement that disparages ARB or AR Bank, or which reflects negatively upon ARB, AR Bank or their affiliates, including but not limited to statements regarding its financial condition, products or services, or officers, directors, or employees or (iv) Solicit anyone who is then an employee of ARB, AR Bank or their affiliates (or who was an employee of ARB, AR Bank or their affiliates within the six (6) months preceding such Solicitation) to resign from ARB, AR Bank or their affiliates or to apply for or accept employment with any other Person; provided, however, that nothing contained in this Section 1(a) is intended to prohibit general advertising or Solicitation not directed at the current or prospective Clients or employees of ARB, AR Bank or their affiliates. For purposes of this Section 1, “ARB” means ARB and “AR Bank” means AR Bank prior to the Effective Time and Parent and Bank, respectively, at and following the Effective Time, and “Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization or other entity of any kind or nature. For purposes of this Agreement, “Competitive Enterprise” shall mean any activity customarily associated with commercial banking or commercial lending or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation. For purposes of this Agreement, a “Client” means any client of ARB, AR Bank or their affiliates who was a client of ARB, AR Bank or their affiliates as of the later of the Effective Time and the date that Executive’s services as an employee of ARB or AR Bank following the Effective Time ceases (such later date, the “Determination Date”) or any prospective client of ARB, AR Bank or their affiliates who was solicited by Executive by or on behalf of ARB or AR Bank within the twelve months prior to the Determination Date, and “Solicit” or “Solicitation” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any Person to take or refrain from taking any action. Notwithstanding the foregoing, nothing contained in this subparagraph (a) is intended to restrict or prohibit Executive from becoming an officer, director or employee of a Competitive Enterprise or the conduct of such Competitive Enterprise in the usual and ordinary course of its business so long as Executive does not violate the provisions of clauses (i)  — (iv) hereof.
Confidentiality.    Executive hereby acknowledges that, as an executive of AR Bank, he or she makes use of, acquires and adds to Confidential Information of a special and unique nature and value relating to ARB and its affiliate’s strategic plans, operations, financial condition and performance, and such Confidential Information are trade secrets of ARB and/or AR Bank. Executive further recognizes and acknowledges that all Confidential Information is the exclusive property of ARB, is material and confidential, and is critical to the successful conduct of the business of ARB and its affiliates. Executive agrees to undertake the following obligations which Executive acknowledges to be reasonably designed to protect ARB’s legitimate business interests without unnecessarily or unreasonably restricting Executive’s ability to pursue a livelihood after his or her relationship with AR Bank has terminated. Accordingly, Executive hereby covenants and agrees that from the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms prior to the Effective Time and the Termination Date, whether or not Executive remains employed by AR Bank at any time during such period, Executive will use Confidential Information for the benefit of ARB or AR Bank only and shall not at any time (without the prior written consent of Parent), directly or indirectly, divulge, reveal or communicate any Confidential Information to any Person, or use any Confidential Information for his or her own benefit or for the benefit of any other Person. The above time limitation is not intended to modify Executive’s duties under law to refrain from divulging or revealing any information which is protected under state and federal laws and regulations, including but not limited to information regarding AR Bank’s customers, consumers and employees, or Executive’s duty hereunder not to any time, directly or indirectly, divulge, reveal or communicate to any Person any Confidential Information with respect to which ARB or AR Bank has confidentiality obligations to a third party by contract or otherwise. In the event of a dispute regarding liability for divulging information which is protected under state and federal laws and regulations, the burden will be on Executive to prove such information was not divulged in violation of the relevant laws or regulations. For purposes of this Agreement, “Confidential Information” means any proprietary or confidential information of ARB or its affiliates, whether or not labeled confidential, including, but not limited to, information (whether in written, oral, electronic or graphic form) concerning ARB’s or its affiliate’s businesses, transactions, contracts, operations, products, services, costs and prices, lists of actual or prospective Clients (including knowledge of their financial condition and their financial needs), suppliers, strategies, development and expansion plans, financial condition and performance, financial data, marketing plans, budgets, personnel, relationships with regulatory and self-regulatory bodies, policies, plans, procedures and other non-public matters. Confidential Information shall not, however, include information that (i) is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this subparagraph (b) or in violation of applicable law, or (ii) is or has become available to Executive on a non-confidential basis from a source other than ARB, Parent or any of their respective subsidiaries or any other person who Executive knows, or has reason to know, is bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to either ARB or Parent or any of their respective subsidiaries. Upon termination of Executive’s relationship with AR Bank, Executive shall immediately return to AR Bank any and all Confidential Information in his or her possession or under his or her control, including, without limitation, all records, files, reports, manuals, drawings, designs, computer files in any media, analyses, summaries, notes or other documents or work papers (and all copies, summaries and abstracts thereof) containing or based upon any Confidential Information, whether prepared by ARB, AR Bank or any other Person.
Legally Required Disclosure.    If Executive is requested or required by any tribunal or government agency (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), to disclose any Confidential Information that would violate the other provisions of this Agreement, Executive shall provide Parent with written notice of any such request or requirement within 5 business days and shall provide, at Parent’s expense, such reasonable cooperation as Parent may request so that Parent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement as it would apply to such requested or required disclosure. If, in the absence of a protective order or other remedy or the receipt of a written waiver from Parent, Executive is nonetheless legally compelled to disclose Confidential Information to any tribunal or government agency, Executive may, without liability hereunder, disclose to such tribunal or government agency only that portion of Confidential Information which is legally required to be disclosed; provided that Executive exercises reasonable efforts to preserve the confidentiality of such Confidential Information, including, without limitation, by reasonably cooperating with Parent, at its expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information by such tribunal or government agency.
   (d)   Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or U.S. Department of Labor), or from cooperating in an investigation conducted by such a government agency. Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document contain the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
   (e)   Separate Covenants.    The terms and provisions of the covenants contained in this Section 1 above are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, the validity or the enforceability of any other provision of this Agreement shall not thereby be affected. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 1, then such unenforceable covenants (or any such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
Reformation.    Each party hereto acknowledges that the potential restrictions on Executive’s future activities imposed by the covenants in this Section 1 are reasonable in both duration and geographic scope and in all other respects. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable law, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
Specific Performance.   Executive acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that Parent shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from violating any of such provisions of this Agreement. In connection with any action or proceeding for such equitable or injunctive relief, Executive hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 1 specifically enforced against Executive, without the necessity of posting bond or other security against Executive, and consents to the entry of equitable or injunctive relief against Executive enjoining or restraining any breach or threatened breach of any of the provisions of this Section 1.
Miscellaneous.
Amendment; Waiver.    This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
Governing Law.    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.
Jurisdiction.    Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of California in the County of Marin or of the United States of America for the Northern District of California and, by execution and delivery of this Agreement, each of Executive and Parent hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Executive and Parent irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 2(f) below, such service to become effective thirty (30) days after such delivery.
Attorney’s Fees.    The prevailing party in any litigation, arbitration, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) such Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.
Notices.    All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 2(f).
if to Parent, to:
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, California 94947
Telephone: (415) 763-4520
Facsimile: (415) 884-9153
Attention: Russell A. Colombo
if to Executive, to:

Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.
Parties In Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Assignment.    This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Parent may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Parent or any of its subsidiaries or any entity with or into which Parent or any of its subsidiaries may be consolidated or merged.
Compliance.    Parent’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that Parent may have hereunder shall not be deemed to be waiver of such provision or right or any other provision or right of this Agreement.
Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EXECUTIVE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
Captions.    The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Term of Agreement; Termination.
This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
BANK OF MARIN BANCORP
By:

Name:
Russell A. Colombo

Title:
President and Chief Executive Officer

[*]
Executive

EXHIBIT C-1
Form of Agreement of Merger

EXHIBIT C-1
MERGER AGREEMENT
Merger Agreement, dated as of [*], 2021 (“Agreement”), by and between American River Bankshares (“ARB”), and Bank of Marin Bancorp (“Parent”).
WITNESSETH:
WHEREAS, ARB is a California corporation and registered bank holding company which has its principal place of business in Rancho Cordova, California; and
WHEREAS, Parent is a California corporation and registered bank holding company which has its principal place of business in Novato, California; and
WHEREAS, ARB and Parent have entered into an Agreement to Merge and Plan of Reorganization, dated as of April 16, 2021 (the “Reorganization Agreement”), pursuant to which ARB will merge with and into Parent (the “Merger”), with Parent as the surviving corporation; and
WHEREAS, the respective Boards of Directors of ARB and Parent have approved and deemed it advisable to consummate the merger provided for herein in which ARB would merge with and into Parent on the terms and conditions herein provided immediately following the effective time of the Merger.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:
1.   The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 14 below), ARB shall merge with and into Parent in accordance with the relevant provisions of the California General Corporation Law (“CGCL”). Parent shall be the surviving corporation of the Merger (the “Surviving Corporation”) and will continue its corporate existence under the CGCL. At the Effective Time, the separate existence of ARB will cease.
2.   Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the CGCL.
3.   Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Parent in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.
4.   Name; Office. The name of the Surviving Corporation shall be “Bank of Marin Bancorp.” The main office of the Surviving Corporation shall be the main office of Parent immediately prior to the Effective Time.
5.   Directors and Executive Officers. The directors and executive officers of the Surviving Corporation immediately after the Merger shall be the directors and executive officers of Parent immediately prior to the Merger, with an additional two (2) directors of ARB to be determined by the parties to be appointed as directors of Parent to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of Parent and as otherwise provided by law.
6.
Effect on Shares of Stock.

(a)
Parent. Each share of the Parent’s common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding after the Merger.

(b)
Shares of ARB. As of the Effective Time and subject to the provisions of this Agreement, each share of ARB common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive 0.575 shares of common stock, no par value, of Parent. Any shares of

ARB common stock held in the treasury of ARB or by Parent immediately prior to the Effective Time shall be retired and cancelled with no consideration.
(c)
ARB Stock Options and ARB Restricted Stock. Immediately prior to the Effective Time, ARB shall take such actions as may be necessary such that immediately prior to the Effective Time each ARB stock option, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash, without interest, from ARB equal to the product of (x) the total number of shares subject to the ARB stock option times (y) the excess, if any, of (i) the product of the Parent Average Price (as defined in the Reorganization Agreement), times the Exchange Ratio (as defined in the Reorganization Agreement), over (ii) the exercise price per share under such ARB stock option less applicable taxes required to be withheld with respect to such payment. At the Effective Time, each option to purchase a share of ARB common stock whether or not then exercisable shall terminate and be of no further effect and any rights thereunder to purchase shares of ARB common stock shall also terminate and be of no further force or effect. Any shares of ARB restricted stock that vest prior to the Effective Time will be treated as any other outstanding share of ARB common stock and shall receive the Merger Consideration (as defined in the Reorganization Agreement). Any share of ARB Restricted Stock will vest prior to or immediately upon the Effective Time and will be treated as any other outstanding shares of ARB Common Stock entitled to the Merger consideration set forth in Section 6(b) herein.

(d)
Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent common stock will be issued and any holder of shares of ARB common stock entitled to receive a fractional share of Parent Common Stock but for this Section 6(d) shall be entitled to receive a cash payment equal to the product (calculated to the nearest hundredth) obtained by multiplying (i) [$    4] times (ii) the fraction of share of Parent common stock to which such holder shall otherwise be entitled.

7.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.
8.   Governing Law. This Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.
9.   Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent and ARB at any time prior to the Effective Time.
10.   Waiver. To the fullest extent provided by law, any of the terms or conditions of this Agreement may be waived prior to the effective time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.
11.   Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.
12.   Termination. This Agreement shall terminate upon the termination of the Reorganization Agreement prior to the Effective Time in accordance with its terms. The Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by ARB and Parent.
13.   Conditions Precedent. Completion of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any and all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.
14.   Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Agreement and the appropriate Officers’ Certificates (the “Merger Filing”) are duly filed with the California

4
An amount equal to the Parent Average Price shall be inserted immediately prior execution and delivery of the Merger Agreement.

Secretary of State, or at such subsequent date or time as Parent and ARB agree and specify in the Merger Filing (the “Effective Time”).
15.   Entire Agreement. Except as otherwise set forth in this Agreement and the Reorganization Agreement, the Reorganization Agreement and this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Reorganization Agreement and the terms of this Agreement, the terms of the Reorganization Agreement shall control.
[Signature page to follow]

IN WITNESS WHEREOF, each of Parent and ARB has caused this Agreement to be executed on its behalf by its duly authorized officers.
BANK OF MARIN BANCORP
By:

Name: Russell A. Colombo
Title: President and Chief Executive Officer
By:

Name: Nancy R. Boatright
Title: Senior Vice President and Corporate Secretary
AMERICAN RIVER BANKSHARES
By:

Name: David E. Ritchie, Jr.
Title: President and Chief Executive Officer
By:

Name: Kimberly A. Box
Title: Corporate Secretary

Certificate of Approval
of
Merger Agreement
Pursuant to Section 1103 of the California Corporations Code, the undersigned, Russell A. Colombo and Nancy R. Boatright certify that:
1.
They are the President and Corporate Secretary, respectively, of Bank of Marin Bancorp, a California corporation (“Parent”).

2.
This certificate is attached to the Merger Agreement, dated April 16, 2021 (the “Agreement”), by and between American River Bankshares, a California corporation (“ARB”), and Parent, which provides for the merger of ARB with and into Parent (the “Merger”).

3.
The Agreement in the form attached was duly approved by the Board of Directors of Parent.

4.
Parent has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. Parent has [*] shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5.
The principal terms of the Agreement in the form attached were approved by the vote of the shareholders of Bank of Marin Bancorp which equaled or exceeded the vote required.

6.
The percentage vote required was more than 50% of the outstanding shares of Common Stock which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Executed in Novato, California on            , 2021.

Russell A. Colombo, President & CEO

Nancy R. Boatright, Corporate Secretary

Certificate of Approval
of
Merger Agreement
Pursuant to Section 1103 of the California Corporations Code, the undersigned, David E. Ritchie, Jr. and Kimberly A. Box certify that:
1.
They are the President and Corporate Secretary, respectively, of American River Bankshares, a California corporation (“ARB”).

2.
This certificate is attached to the Merger Agreement, dated April 16, 2021 (the “Agreement”), by and between Bank of Marin Bancorp, a California corporation (“Parent”), and ARB, which provides for the merger of ARB with and into Parent (the “Merger”).

3.
The Agreement in the form attached was duly approved by the Board of Directors of ARB.

4.
ARB has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. ARB has [*] shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5.
The principal terms of the Agreement in the form attached were approved by the vote of the shareholders of American River Bankshares which equaled or exceeded the vote required.

6.
The percentage vote required was more than 50% of the outstanding shares of Common Stock which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Executed in Rancho Cordova, California on                  , 2021.

David E. Ritchie, Jr., President & CEO

Kimberly A. Box, Corporate Secretary

EXHIBIT C-2
Form of Agreement of Merger

EXHIBIT C-2
MERGER AGREEMENT
Merger Agreement, dated as of [*], 2021 (“Agreement”), by and between American River Bank (“AR Bank”) and Bank of Marin (“Bank”).
WITNESSETH:
WHEREAS, AR Bank is a California-chartered bank and a wholly-owned subsidiary of American River Bankshares (“ARB”), which has its principal place of business in Rancho Cordova, California; and
WHEREAS, Bank is a California-chartered bank and a wholly-owned subsidiary of Bank of Marin Bancorp (“Parent”), which has its principal place of business in Novato, California; and
WHEREAS, Parent and ARB have entered into an Agreement to Merge and Plan of Reorganization, dated as of April 16, 2021 (the “Reorganization Agreement”), pursuant to which AR Bank will merge with and into Bank following the merger of ARB with and into Parent (the “Parent Merger”), with Bank as the surviving corporation (the “Merger”); and
WHEREAS, immediately prior to the Effective Time, as defined below, AR Bank shall be a wholly-owned subsidiary of Parent;
WHEREAS, the respective Boards of Directors of AR Bank and Bank have approved and deemed it advisable to consummate the merger provided for herein in which AR Bank would merge with and into Bank on the terms and conditions herein provided immediately following the effective time of the Merger.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:
1.
The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 15 below), AR Bank shall merge with and into Bank under the laws of the State of California and of the United States. Bank shall be the surviving corporation of the Merger (the “Surviving Bank”) and the separate existence of AR Bank shall cease.

2.
Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

3.
Name; Offices. The name of the Surviving Bank shall be “Bank of Marin.” The main office of the Surviving Bank shall be the main office of Bank immediately prior to the Effective Time. All branch offices of AR Bank and Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by AR Bank and Bank and applicable regulatory authorities after the date hereof.

4.
Directors and Executive Officers. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Bank immediately prior to the Merger, with an additional two (2) directors of AR Bank to be determined by the parties to be appointed as directors of Bank to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of Bank or as otherwise provided by law.

5.
Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the California General Corporation Law and the California Financial Code. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a)
all rights, franchises and interests of AR Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the

Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by AR Bank immediately prior to the Effective Time; and
(b)
the Surviving Bank shall be liable for all liabilities of AR Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of AR Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

6.
Effect on Shares of Stock.

(a)
AR Bank. As of the Effective Time, each share of AR Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of AR Bank common stock held in the treasury of AR Bank prior to the Effective Time shall be retired and cancelled.

(b)
Bank. Each share of the Bank’s common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

7.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

8.
Governing Law. This Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

9.
Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Bank and AR Bank at any time prior to the Effective Time.

10.
Waiver. To the fullest extent provided by law, any of the terms or conditions of this Agreement may be waived prior to the effective time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

11.
Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

12.
Termination. This Agreement shall terminate upon the termination of the Reorganization Agreement prior to the Effective Time in accordance with its terms. The Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by AR Bank and Bank.

13.
Conditions Precedent. The obligations of the parties under this Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of AR Bank as offices of Bank; and (iii) the consummation of the Parent Merger pursuant to the Reorganization Agreement before the Effective Time.

14.
Procurement of Approvals.AR Bank and Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Reorganization Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.
15.
Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Agreement, as certified by the California Secretary of State, is filed with the California Department of Financial Protection & Innovation — Division of Financial Institutions, or as set forth in such filing (the “Effective Time”).

16.
Entire Agreement. Except as otherwise set forth in this Agreement and the Reorganization Agreement, the Reorganization Agreement and this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Reorganization Agreement and the terms of this Agreement, the terms of the Reorganization Agreement shall control.

[Signature page to follow]

IN WITNESS WHEREOF, each of Bank and AR Bank has caused this Agreement to be executed on its behalf by its duly authorized officers.
BANK OF MARIN
By:

Name: Russell A. Colombo
Title: President and Chief Executive Officer
By:

Name: Nancy R. Boatright
Title: Senior Vice President and Corporate Secretary
AMERICAN RIVER BANK
By:

Name: David E. Ritchie, Jr.
Title: President and Chief Executive Officer
By:

Name: Kimberly A. Box
Title: Corporate Secretary

Certificate of Approval
of
Merger Agreement
Pursuant to Section 1103 of the California Corporations Code, the undersigned, Russell A. Colombo and Nancy R. Boatright certify that:
1.
They are the President and Corporate Secretary, respectively, of Bank of Marin, a California state-chartered bank (“Bank”).

2.
This certificate is attached to the Merger Agreement, dated April 16, 2021 (the “Agreement”), by and between American River Bank (“AR Bank”) and Bank which provides for the merger of AR Bank with and into Bank (the “Merger”).

3.
The Agreement in the form attached was duly approved by the Board of Directors of Bank.

4.
Bank has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. Bank has 100 shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5.
The principal terms of the Agreement in the form attached were approved by the sole shareholder of Bank.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Executed in Novato, California on            , 2021.

Russell A. Colombo, President & CEO

Nancy R. Boatright, Corporate Secretary

Certificate of Approval
of
Merger Agreement
Pursuant to Section 1103 of the California Corporations Code, the undersigned, David E. Ritchie, Jr. and Kimberly A. Box certify that:
1.
They are the President and Corporate Secretary, respectively, of American River Bank, a California state chartered bank (“AR Bank”).

2.
This certificate is attached to the Merger Agreement, dated April 16, 2021 (the “Agreement”), by and between AR Bank and Bank of Marin (“Bank”), which provides for the merger of AR Bank with and into Bank (the “Merger”).

3.
The Agreement in the form attached was duly approved by the Board of Directors of AR Bank.

4.
AR Bank has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. AR Bank has [*] shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5.
The principal terms of the Agreement in the form attached were approved by the sole shareholder of AR Bank.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Executed in Rancho Cordova, California on                  , 2021.

David E. Ritchie, Jr., President & CEO

Kimberly A. Box, Corporate Secretary

Appendix B — Opinion of Keefe, Bruyette & Woods, Inc.

April 16, 2021
The Board of Directors
Bank of Marin Bancorp
504 Redwood Boulevard, Suite 100
Novato, CA 94947
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Bank of Marin Bancorp (“Marin”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of American River Bankshares (“American River”) with and into Marin, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Marin and American River. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Marin, American River or the holder of any securities of Marin or American River, each share of common stock, no par value per share, of American River (“American River Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of American River Common Stock held by American River or Marin in a fiduciary capacity or as a result of debts previously contracted, will be converted into the right to receive 0.575 of a share of common stock, no par value per share, of Marin (“Marin Common Stock”). The ratio of 0.575 of a share of Marin Common Stock for one share of American River Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, immediately following the Merger, American River Bank, a wholly-owned subsidiary of American River, will merge with and into Bank of Marin, a wholly-owned subsidiary of Marin, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to Marin and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to an existing sales and trading relationship between (i) Marin and each of KBW and a KBW broker-dealer affiliate and (ii) American River and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Marin and American River. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Marin or American River for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Marin (the “Board”) in rendering this opinion and will receive a fee from Marin for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Marin has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, KBW has not provided investment banking or financial advisory services to Marin or American River during the past two years. We may in the future provide investment banking and financial advisory services to Marin or American River and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Marin and American River and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated April 13, 2021 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Marin; (iii) the unaudited quarterly financial statement and the Quarterly Reports for the quarter ended March 31, 2021 of Marin; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of American River; (v) the unaudited quarterly financial statements and Quarterly Reports for the fiscal quarter ended March 31, 2021 of American River; (vi) certain regulatory filings of Marin and American River and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2020; (vii) certain other interim reports and other communications of Marin and American River to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of Marin and American River furnished to us by Marin and American River or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Marin and American River; (ii) the assets and liabilities of Marin and American River; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Marin and American River with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of American River, as well as assumed long-term American River growth rates provided to us by American River management, all of which information was discussed with us by Marin management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Marin, as well as assumed long-term Marin growth rates provided to us by Marin management, all of which information was discussed with us by Marin management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Marin (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Marin management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of Marin and American River regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of Marin, upon the management of American River as to the reasonableness and achievability of the publicly available consensus “street estimates” of American River and the assumed American River long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the American River “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of American River management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied upon Marin management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Marin, the assumed Marin long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Marin (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Marin “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Marin management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Marin and American River that was provided to and discussed with us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of American River and Marin, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Marin and American River and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on Marin and American River. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Marin or American River since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Marin and American River are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Marin or American River, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Marin or American River under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of American River Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Marin, American River or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Marin that Marin has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Marin, American River, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Marin. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any related transaction to Marin, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Marin to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Marin or the Board, (iii) the fairness of the amount or nature of any compensation to any of Marin’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Marin Common Stock or relative to the Exchange Ratio, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Marin, American River or any other party to any transaction contemplated by the Agreement, (v) the actual value of Marin Common Stock to be issued in connection with the Merger, (vi) the prices, trading range or volume at which Marin Common Stock or American River Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Marin Common Stock will trade following the consummation of the Merger, (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (viii) any legal, regulatory, accounting, tax or similar matters relating to Marin, American River, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Marin Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Marin.
Very truly yours,
/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

Appendix C — Opinion of Piper Sandler & Co.

April 16, 2021
Board of Directors
American River Bankshares
3100 Zinfandel Drive, Suite 450
Rancho Cordova, CA 95670
Ladies and Gentlemen:
American River Bankshares (“American River”) and Bank of Marin Bancorp (“Marin”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which American River will merge with and into Marin with Marin as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of common stock, no par value, of American River (“American River Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of American River Common Stock as specified in the Agreement, shall become and be converted into the right to receive 0.575 of a share (the “Exchange Ratio”) of common stock, no par value, of Marin (“Marin Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of American River Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of American River that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Marin that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates for American River for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of American River; (v) publicly available mean analyst earnings per share estimates for Marin for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of Marin; (vi) the pro forma financial impact of the Merger on Marin based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Marin; (vii) the publicly reported historical price and trading activity for American River Common Stock and Marin Common Stock, including a comparison of certain stock trading information for American River Common Stock and Marin Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for American River and Marin with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of American River and its representatives the business, financial condition, results of operations and prospects of American River and held similar discussions with certain members of the senior management of Marin and its representatives regarding the business, financial condition, results of operations and prospects of Marin.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by American

River, Marin or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of American River and Marin that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of American River or Marin. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of American River or Marin. We did not make an independent evaluation of the adequacy of the allowance for loan losses of American River or Marin, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to American River or Marin. We have assumed, with your consent, that the respective allowances for loan losses for both American River and Marin are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for American River for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of American River. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Marin for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as the year ending December 31, 2022, and estimated annual asset and earnings per share growth rates for the years ending December 31, 2023 through December 31, 2025, as directed by the senior management of Marin. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Marin. With respect to the foregoing information, the respective senior managements of American River and Marin confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of American River and Marin, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in American River’s or Marin’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that American River and Marin will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on American River, Marin, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that American River has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of American River Common Stock or Marin Common Stock at any time or what the value of Marin Common Stock will be once it is actually received by the holders of American River Common Stock.
We have acted as American River’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. American River has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to American River in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to Marin in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to American River and Marin. We may also actively trade the equity and debt securities of American River and Marin for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of American River in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of American River as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of American River Common Stock and does not address the underlying business decision of American River to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for American River or the effect of any other transaction in which American River might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any American River officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of American River Common Stock from a financial point of view.
Very truly yours,
/s/ Piper Sandler & Co.

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Bank of Marin Bancorp
Bank of Marin Bancorp, as a California corporation, is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.
With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.
The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.
The bylaws of Marin provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.
In addition, Marin has entered into Indemnification Agreements with various of its officers and directors, a form of which is incorporated herein by reference to Exhibit 10.05.
Directors’ and Officers’ Liability Insurance
Marin maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Item 21.   Exhibits and Financial Statement Schedules
(a)
Exhibits

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
2.01	Agreement to Merge and Plan of Reorganization dated April 16, 2021 (included as Appendix A of the joint proxy statement/prospectus)					Filed
3.01	Articles of Incorporation, as amended					Filed
3.02	Bylaws, as amended					Filed
4.01	Rights Agreement, dated July 6, 2017	8-A12B	001-33572	4.1	July 7, 2017
4.02	Description of Capital Stock	10-K	001-33572	4.02	March 13, 2020
5.01	Opinion of Stuart | Moore | Staub					Filed
8.01	Tax Opinion of Crowe LLP					Filed
8.02	Tax Opinion of Manatt, Phelps & Phillips, LLP					Filed
10.01	Employee Stock Ownership Plan	S-8	333-218274	4.1	May 26, 2017
10.02	2017 Employee Stock Purchase Plan	S-8	333-221219	4.1	October 30, 2017
10.03	2017 Equity Plan	S-8	333-227840	4.1	June 30, 2017
10.04	2020 Director Stock Plan	S-8	333-239555	4.1	June 30, 2020
10.05	Form of Indemnification Agreement for Directors and Executive Officers dated August 9, 2007	10-Q	001-33572	10.06	November 7, 2007
10.06	Form of Employment Agreement dated January 23, 2009	8-K	001-33572	10.1	January 26, 2009
10.07	2010 Annual Individual Incentive Compensation Plan	8-K	001-33572	99.1	October 21, 2010
10.08	Salary Continuation Agreement for executive officer Russell Colombo, Chief Executive Officer, dated January 1, 2011	8-K	001-33572	10.1	January 6, 2011
10.09	Salary Continuation Agreements for executive officer Tani Girton, Chief Financial Officer, dated October 18, 2013	8-K	001-33572	10.2	November 4, 2014
10.10	Salary Continuation Agreements for executive officer Elizabeth Reizman, Chief Credit Officer, dated July 20, 2014	8-K	001-33572	10.3	November 4, 2014

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
10.11	Salary Continuation Agreement for executive officer Timothy Myers, President and Chief Operating Officer, dated May 28, 2015	8-K	001-33572	10.4	June 2, 2015
10.12	2007 Form of Change in Control Agreement	8-K	001-33572	10.1	October 31, 2007
10.13	Director Deferred Fee Plan, dated December 17, 2020	10-K	001-33572	10.13	March 15, 2021
23.01	Consent of Moss Adam LLP					Filed
23.02	Consent of Crowe LLP					Filed
23.03	Consent of Crowe LLP (as to Exhibit 8.01)					Filed
23.04	Consent of Stuart | Moore | Staub (included in Exhibit 5.01)					Filed
23.05	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.02)					Filed
24.01	Power of Attorney					Filed
99.01	Form of Proxy to be used by American River Bankshares					Filed
99.02	Form of Proxy to be used by Bank of Marin Bancorp					Filed
99.03	Consent of Piper Sandler & Co.					Filed
99.04	Consent of Keefe, Bruyette & Woods, Inc.					Filed
99.05	Consent of Nicolas C. Anderson to be named as a director					Filed
99.06	Consent of Charles D. Fite to be named as a director					Filed

(b)
Financial Statement Schedules

All schedules are omitted because the required information is not applicable or is included in the financial statements of Bank of Marin Bancorp and the related notes.
(c)
Not applicable.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(6) that every prospectus (i) that is filed pursuant to paragraph 5 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Novato, State of California, on June 11, 2021.
BANK OF MARIN BANCORP (registrant)
By:
/s/ Russell A. Colombo

Russell A. Colombo
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Bank of Marin Bancorp
Dated: June 11, 2021	/s/ Russell A. Colombo Russell A. Colombo Chief Executive Officer and Director (Principal Executive Officer)
Dated: June 11, 2021	/s/ Tani Girton Tani Girton Executive Vice President & Chief Financial Officer (Principal Financial Officer)
Dated: June 11, 2021	/s/ David A. Merck David A.Merck Vice President & Financial Reporting Manager (Principal Accounting Officer)
Dated: June 11, 2021	/s/ Brian M. Sobel Brian M. Sobel Chairman of the Board
Dated: June 11, 2021	/s/ Steven I. Barlow Steven I. Barlow
Dated: June 11, 2021	/s/ James C. Hale James C. Hale
Dated: June 11, 2021	/s/ Robert Heller Robert Heller
Dated: June 11, 2021	/s/ Norma J. Howard Norma J. Howard

Dated: June 11, 2021	/s/ Kevin R. Kennedy Kevin R. Kennedy
Dated: June 11, 2021	/s/ William H. McDevitt, Jr. William H. McDevitt, Jr.
Dated: June 11, 2021	/s/ Leslie E. Murphy Leslie E. Murphy
Dated: June 11, 2021	/s/ Sanjiv S. Sanghvi Sanjiv S. Sanghvi
Dated: June 11, 2021	/s/ Joel Sklar Joel Sklar, M.D.
Dated: June 11, 2021	/s/ Secil Tabli Watson Secil Tabli Watson